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(Amendment No.    )

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RESTAURANT BRANDS INTERNATIONAL INC.

RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP

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Restaurant Brands International Inc. 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 April 21, 2022

Dear Shareholder,

We invite you to attend Restaurant Brands International Inc.’s 2022 annual general meeting of shareholders (the “Meeting”) for the following purposes:

Elect twelve directors specifically named in the management information circular and proxy statement that accompanies this Notice of Meeting (the “proxy statement”), each to serve until the close of the 2023 annual general meeting of shareholders (the “2023 Annual Meeting”) or until his or her successor is elected or appointed.

Approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

Appoint KPMG LLP as our auditors to serve until the close of the 2023 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

Consider a shareholder proposal described in the accompanying proxy statement, if properly presented at the Meeting.

You will also be asked to transact any other business that may properly come before the Meeting. Only (1) holders of our common shares as of the close of business on the Record Date and (2) the trustee that holds our special voting share, are entitled to notice and to vote at the Meeting.

We are conducting a hybrid shareholder meeting, allowing participation both online and in person. Registered shareholders and duly appointed proxyholders can attend the Meeting in person at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1 or online at https://web.lumiagm.com/463171999 where they can participate, vote, and submit questions during the meeting’s live webcast. Non-registered (beneficial) shareholders and holders of partnership units who have not duly appointed themselves as proxyholder will be able to attend the Meeting online as guests, but guests will not be able to vote or ask questions at the Meeting.

Proxies must be received no later than 11:59 p.m. (Eastern Time) on June 13, 2022 or, if the Meeting is adjourned or postponed, no later than 8:00 a.m. (Eastern Time) on the business day immediately preceding the reconvened Meeting day. The Chair of the Meeting has the discretion to accept proxies received from shareholders after such deadline (or to waive or extend the deadline) but may not waive the deadline for holders wishing to appoint another person to represent them at the Meeting.

Please read the enclosed proxy statement to learn more about the Meeting, our director nominees, and our executive compensation and governance practices. Thank you for your participation and we look forward to the Meeting.

Sincerely,

Jill Granat

General Counsel & Corporate Secretary

IT IS IMPORTANT THAT YOU CAREFULLY

READ THE PROXY STATEMENT AND VOTE

NOTICE OF 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS (“Notice of Meeting”)

Meeting Date: June 15, 2022

Time: 8:00 a.m. (Eastern Time)

Location: 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1, Canada and via live audio webcast at https://web.lumiagm.com/463171999

Record Date: April 20, 2022

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2022 Annual General Meeting of Shareholders on or about May 4, 2022.

We are providing access to the proxy statement and annual report via the Internet using the U.S. “notice and access” system. These materials are available on the website referenced in the Notice (www.envisionreports.com/ RBI2022).

To appoint a proxyholder other than one we designate (including beneficial holders wishing to appoint themselves), holders must follow the instructions in the proxy statement, including the additional step of registering the proxyholder with our transfer agent.

Notice of Annual Meeting of Shareholders and 2022 Proxy Statement	Restaurant Brands International

Restaurant Brands International Inc.

130 King Street West, Suite 300

Toronto, Ontario, Canada M5X 1E1

April 21, 2022

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

Management Information Circular and Proxy Statement for 2022 Annual General Meeting of Shareholders

Restaurant Brands International Inc. (“RBI”) is making this management information circular and proxy statement (the “proxy statement”), including all schedules and appendices hereto, available to you in connection with the solicitation of proxies for use at the annual general meeting (the “Meeting”) of the shareholders of RBI to be held at 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 and via live audio webcast on June 15, 2022 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

Shareholders and holders of Class B exchangeable partnership units (“Partnership exchangeable units”) of Restaurant Brands International Limited Partnership (“Partnership”) will have an equal opportunity to participate at the Meeting either in person or, regardless of their geographic location, online.

Registered shareholders and duly appointed proxyholders will be able to attend, submit questions and vote at the Meeting at 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 or online at https://web.lumiagm.com/463171999. Non-registered (beneficial) shareholders and holders of Partnership exchangeable units who have not duly appointed themselves as proxyholder will be able to attend the Meeting online as guests, but guests will not be able to vote or ask questions at the Meeting.

A summary of the information shareholders and holders of Partnership exchangeable units will need to attend and vote at the Meeting online is provided in this proxy statement.

RBI is the sole general partner of Restaurant Brands International Limited Partnership (“Partnership”). RBI’s common shares trade on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the ticker symbol “QSR”. As a result, RBI is subject to the applicable governance rules and listing standards of both the NYSE and TSX. The Partnership exchangeable units trade on the TSX under the ticker symbol “QSP”. Partnership is subject to the applicable governance rules and listing standards of the TSX to the extent not satisfied by RBI. In addition, each of RBI and Partnership is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief effectively allows Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. For more discussion of this exemptive relief and the disclosure required by such relief, please see Appendix A.

We expect that the solicitation of proxies will be by mail. We have retained MacKenzie Partners, Inc. for certain advisory and solicitation services at a fee of approximately $20,000. Proxies may also be solicited personally, by telephone, e-mail, Internet, facsimile, or other means of communication by officers, employees, and agents of RBI. The cost of solicitation will be borne by RBI.

We are providing access to this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2021 (collectively the “proxy materials”) via the Internet using the U.S. “notice and access” system. On or about May 4, 2022, we expect to begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all holders of record of common shares and Partnership exchangeable units as of April 20, 2022. We will

Restaurant Brands International

also post the proxy materials on the website referenced in the Notice (www.envisionreports.com/RBI2022). In the case of beneficial owners of these securities, the Notice is being sent indirectly through such shareholders’ or unitholders’ brokers or other intermediaries. We intend to reimburse these brokers or other intermediaries for permitted fees and costs incurred by them in mailing the Notice to beneficial owners of securities.

As more fully described in the Notice, all holders of common shares and Partnership exchangeable units may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In this proxy statement, the words, “RBI”, “we”, “our”, “ours” and “us” refer to Restaurant Brands International Inc. Except as otherwise stated, the information contained herein is given as of April 21, 2022. Unless otherwise indicated, all references to “$” or “dollars” are to the currency of the United States and “Canadian dollars” or “C$” are to the currency of Canada.

The date of this proxy statement is April 21, 2022.

Restaurant Brands International

Executive Summary

EXECUTIVE SUMMARY

Company at a Glance

We are one of the largest quick service restaurant companies with approximately $35 billion in system-wide sales1 and over 29,000 restaurants in more than 100 countries as of December 31, 2021. We own four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees, and communities for decades.

At RBI, our core values are:

•	Dream Big: life is too short for small dreams

•	Ownership: you value things more when you own them

•	Meritocracy: your growth is based entirely on what you do and how you do it

•	Diversity: a wide range of voices and perspectives makes us stronger

•	Creativity/Innovation: find ways to do things differently to make them better

•	Authenticity: being a hard-working, good person

We are committed to growing the TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS® brands by leveraging these core values, employee and franchisee relationships, and our long track records of community support.

2021 Business Performance

›	Total Revenues of $5,739 million.

›	Net Income Attributable to Common Shareholders of $838 million.

	SYSTEM-WIDE SALES GROWTH[1]	COMPARABLE SALES[1]	NET RESTAURANT GROWTH[2]
TIM HORTONS®	12.5%	10.6%	6.9%
BURGER KING®	15.9%	9.3%	3.3%
POPEYES®	7.3%	(0.4)%	7.4%
FIREHOUSE SUBS®[3]	25.1%	20.9%	1.6%

›	Net Income of $1,253 million.

›	Adjusted EBITDA[4] of $2,248 million.

[1]

System-wide sales growth and comparable sales are measured on a constant currency basis, which means the results exclude the effect of foreign currency translation (“FX Impact”). For system-wide sales growth and comparable sales, we calculate the FX Impact by translating prior year results at current year monthly average exchange rates. Comparable sales refers to the percentage change in restaurant sales in one period from the same prior year period for restaurants that have been open for 13 months or longer for TH, BK and FHS and 17 months or longer for PLK. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation. System-wide sales growth and comparable sales are presented on a system-wide basis, which means they include sales at franchise restaurants and company restaurants. System-wide sales are driven by our franchise restaurants, as approximately 100% of system-wide restaurants are franchised for each of our brands. Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues are calculated based on a percentage of franchise sales.

[2]

Net restaurant growth is presented on a percentage basis, reflecting the net increase/(decrease) in restaurant count (openings, net of permanent closures) over a trailing twelve-month period, divided by restaurant count at the beginning of the trailing twelve-month period.

[3]	Firehouse Subs was acquired on December 15, 2021 and figures are shown for informational purposes, consistent with its fiscal calendar.
[4]

This is a non-GAAP financial measure. Non-GAAP measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry or otherwise. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see Appendix B of this proxy statement.

Restaurant Brands International	2022 Proxy Statement	|	Page i

Executive Summary

Shareholder Value Creation

›

Attained a Total Shareholder Return (TSR) of 480% since Burger King Worldwide, predecessor to Restaurant Brands International Inc. began trading on the NYSE in June 2012, significantly ahead of the S&P 500 Index and the S&P Restaurant Index over the same period.

Corporate Governance Highlights

✓	11 of 12 Director Nominees are independent under NYSE and TSX listing standards

✓	Separate Co-Chair and CEO roles and a Lead Independent Director, with clear oversight responsibilities

✓	Each of our Board committees is comprised solely of independent directors

✓	All directors stand for election annually

✓	Average director tenure is ~ 4 years with 2 new directors onboarded since the beginning of 2021

✓	Executive sessions of non-employee directors without management held at each regular meeting

✓	Robust Corporate Governance Guidelines

✓	Annual self-assessments for Board and Committees overseen by NCG Committee (as defined below)

✓	Majority voting policy for election of directors in uncontested elections

✓	Culturally and geographically diverse mix of directors who live on three continents, and our Board has adopted a target of 30% women directors by our 2024 annual meeting

Page ii	|	2022 Proxy Statement	Restaurant Brands International

Executive Summary

Board Highlights

As shown on the following matrix, our director nominees bring a balance of skills, qualifications, and demographic backgrounds to their oversight of our company. This matrix reflects information received from each of our directors in their responses to our annual director questionnaire. At least annually, the NCG Committee evaluates and reports to our Board on the skills, qualifications, and demographic backgrounds desirable for our Board to best advance our business strategies and serve the interests of all our stakeholders.

Senior Leadership Experience

Business Development / M&A Experience

Financial Experience

Global Experience

Human Resource / Compensation Experience

Franchise / Brand Marketing / Retail Experience

Restaurant Industry / Operations Expertise

Real Estate Experience

Corporate Social Responsibility / Governance Experience

Digital / Technology Experience

Government / Regulatory Expertise

Compensation Highlights

What We Do	What We Don’t Do

Incentives aligned with performance and ownership culture to align with shareholder interests	No change-in-control excise tax gross-ups

Performance metrics support our growth strategy	No repricing of stock options

Incentive clawback policy	No single-trigger change-in-control acceleration

Substantial stock ownership guidelines, CEO at 12x base salary	No hedging or pledging of RBI equity by officers and employees

Annual say on pay advisory vote	No termination for good reason provisions

Our incentive plans and programs reinforce our culture of ownership, ensure alignment of executives’ and shareholders’ interests, and provide for a strong link between pay and performance.

›

For 2021, 94% of our CEO’s target total direct compensation and an average of 91% of each of our other named executive officers’ target total direct compensation was performance-based and/or equity-based.

Restaurant Brands International	2022 Proxy Statement	|	Page iii

Executive Summary

›	Annual cash incentives are performance-based and are subject to achievement of our minimum financial goals for the calendar year.

›

We strive to create an ownership culture with long-term equity awards in addition to the bonus swap program which provides equity awards to those executives who are willing to invest in the company through the purchase of shares at fair market value which are matched with restricted stock units that vest over time. The program encourages retention of those shares as the matching equity awards are forfeited if the purchased shares are sold prior to vesting of the awards.

Sustainability Highlights

We believe the delicious, affordable, and convenient meals you love must also be sustainable, and in 2021, we continued to bring that vision to life. This past year we focused our efforts on climate action by setting ambitious climate targets and building a science-based emissions reduction strategy that we have confidence in achieving. We worked to increase our use of sustainable materials and reduce our guest-facing packaging overall. We furthered our efforts to provide guests with high-quality ingredients and expanded our commitment to animal welfare. We also continued our work to build diversity. Our Board oversees our sustainability efforts and receives updates at least twice a year. See “Sustainability – Restaurant Brands for Good” on page 21, for more information.

Shareholder Engagement

We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis and also monitor developments in corporate governance and sustainability. During fiscal 2021, we reached out to our top shareholders representing approximately 45% of our outstanding common shares. Fourteen shareholders representing 35% of our outstanding common shares agreed to meet with us to discuss a broad range of business strategy, executive compensation, governance, and sustainability topics. Information from these meetings was shared with our Board, which incorporated this input into its decision-making. See “Shareholder Engagement” on page 24, for more information.

Roadmap of Voting Items

Voting Item	Board Recommendation

Item 1. Election of Directors.

We are asking shareholders to vote on each director nominee to the Board. We believe that each of our director nominees possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success.

FOR

Item 2. Shareholder Advisory Vote to Approve Named Executive Officer Compensation.

We believe that compensation is an important tool to further our long-term goal of creating shareholder value. We are seeking approval of a non-binding advisory vote from our shareholders in favor of the compensation of our named executive officers as described in this proxy statement.

FOR

Item 3. Appointment of KPMG LLP as our auditors.

We are asking shareholders to vote on a proposal to appoint KPMG LLP as our independent auditors to serve until the close of the 2023 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

FOR

Item 4. Shareholder Proposal to report on business strategy in the face of labour market pressure including information on franchisee human capital management.	AGAINST

Page iv	|	2022 Proxy Statement	Restaurant Brands International

Table of Contents

Proposal 1 – Election of Directors	Page 2
Corporate Governance	Page 11
Compensation Discussion and Analysis	Page 32
Executive Compensation	Page 44
Proposal 2 – Advisory Vote on Executive Compensation	Page 54
Proposal 3 – Appointment of Independent Registered Public Accounting Firm	Page 55
Proposal 4 – Shareholder Proposal described in this proxy statement, if properly presented at the Meeting	Page 58
Security Ownership	Page 60
Questions and Answers About the Meeting and Voting	Page 63
Other Matters	Page 73
Appendix A – Summary of the Terms of the Securities of RBI and Partnership	A-1
Appendix B – GAAP to Non-GAAP Reconciliations	B-1
Appendix C – Description of Incentive Plans	C-1

BUSINESS OF MEETING

DIRECTOR NOMINEES:

12 Nominees

Elected by

majority vote

SAY ON EXECUTIVE COMPENSATION:

Support our

pay for

performance

practices

APPOINTMENT OF AUDITORS:

Recommended by Board

Approved by Shareholders

SHAREHOLDER PROPOSAL

Restaurant Brands International	2022 Proxy Statement	|	Page 1

Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our by-laws permit the Board of Directors (the “Board”) to determine the number of directors that constitute the Board, provided that the Board shall not consist of fewer than three or greater than fifteen members. In April 2022, the Board set the number of directors at twelve. In addition, our by-laws provide that at least twenty-five percent of the directors shall be resident Canadians, as required by the Canada Business Corporations Act (“CBCA”).

Our Board consists of twelve directors who provide a diverse set of perspectives, backgrounds, and experiences. We believe a board of this size and composition is appropriate and allows effective committee organization and the facilitation of efficient meetings and decision-making.

Our director nominees are: Messrs. Behring, Castro-Neves, de Limburg Stirum, Fribourg, Golden, Hedayat, Lemann, Melbourne, Prato, and Schwartz, and Mses. Khosrowshahi and Sweeney. Messrs. Hedayat, Melbourne, and Prato and Ms. Sweeney are each a resident Canadian as defined by the CBCA. Ms. Sweeney joined the Board of Directors in January 2022 after the Nominating and Corporate Governance Committee of our Board (“NCG Committee”) engaged a third-party search firm to assist in identifying, assessing, and recruiting Canadian resident Board director candidates. We instructed the search firm to seek to include diverse candidates in terms of race and gender as well as thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG Committee reviewed several candidates sourced by the third-party search firm and recommended by our directors (including Ms. Sweeney) before it recommended, and the Board approved, adding Ms. Sweeney to the Board of Directors following former director Mr. Sicupira’s decision to retire from the Board on December 31, 2021.

As we discuss under “Corporate Governance—Board Independence” on page 13 of this proxy statement, our Board conducts an evaluation of the independence of each director and has determined that all of our director nominees, except Mr. Schwartz, qualify as “independent” directors under the NYSE listing standards, the rules of the TSX and Canadian securities laws.

We believe that each of our director nominees possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our director nominees were nominated because each is of high ethical character, is highly accomplished in his or her field with superior credentials and recognition, has a sound personal and professional reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Further, it is our view that these director nominees complement each other as a group. Our director nominees appear on the following pages. Each director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes, and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Nominees For Director

Alexandre Behring
Independent Co-Chair Committees: Compensation (Chair) Nominating and Corporate Governance (Chair)

BUSINESS EXPERIENCE:

Mr. Behring has served on our Board as Chair since December 2014 and as Co-Chair since January 2019. Mr. Behring is a Founding Partner and has been Managing Partner (now Co-Managing Partner) and a Board Member of 3G Capital Partners LP, a global investment firm (“3G Capital”), since 2004. Following the acquisition of Burger King Holdings, Inc. by 3G Capital, he served on the board of Burger King Worldwide, Inc. (“BKW”) and its predecessor as chairman from October 2010 until December 2014. Mr. Behring has served as Chairman of the Kraft Heinz Company since July 2015, following Berkshire Hathaway and 3G Capital’s acquisition of H.J. Heinz Company in June 2013 and subsequent combination with Kraft Foods Group in July 2015. Since February 2022, he also serves as a director

Page 2	|	2022 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

of Hunter Douglas Group, global leader in the window coverings industry. Mr. Behring also served as a director of Anheuser-Busch InBev, a global brewer, from April 2014 until April 2019.

Previously, Mr. Behring spent ten years at GP Investimentos, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 until 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He also served as a director of ALL until December 2011. From July 2008 until May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company. Mr. Behring is 55 years old and resides in Rio de Janeiro, Brazil. At our 2021 annual meeting, he received 89% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Behring due to his experience in executive roles at private equity firms and as CEO for a large railroad and logistics company as well as his experience as Chair of the Board of RBI and its predecessor and the Kraft Heinz Company. In addition, the Board considered his knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.

João M. Castro-Neves
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Castro-Neves has served on our Board since June 2018. Mr. Castro-Neves has served as the chief executive officer of Hunter Douglas Group, a privately-held global leader in the window coverings industry, since February 2022 and also is a Partner of 3G Capital, a global investment firm. Mr. Castro-Neves was Zone President, North America, of Anheuser-Busch InBev SA/NV from January 2015 until December 2017. Mr. Castro-Neves joined Companhia de Bebidas das Americas (AMBEV), a predecessor of Anheuser-Busch InBev, in 1996 and served in positions of increasing responsibility, including Chief Financial Officer from January 2005 until December 2006 and Chief Executive Officer from January 2009 until December 2014. He has also served as CEO of Quilmes Industrial S.A., a subsidiary of AMBEV based in Argentina, from January 2007 until December 2008. Mr. Castro-Neves has served as a director of the Kraft Heinz Company since June 2019. Mr. Castro-Neves holds a degree in computer engineering from the Pontifícia Universidade Católica do Rio de Janeiro and an M.B.A. from the University of Illinois. Mr. Castro-Neves is 55 years old and resides in New York, United States. At our 2021 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Castro-Neves due to his significant experience as the Zone President, North America of Anheuser-Busch InBev SA/NV, as well as his past experience as an executive of one of the world’s largest spirits companies. In addition, the Board considered his knowledge of strategy, finance, operations, and business development.

Restaurant Brands International	2022 Proxy Statement	|	Page 3

Proposal 1 – Election of Directors

Maximilien de Limburg Stirum
Independent Nominee Committees: Audit

BUSINESS EXPERIENCE:

Mr. de Limburg Stirum has served on our Board since June 2020. Mr. de Limburg Stirum has served as the Executive Chairman of Société Familiale d’Investissements (“SFI”), an investment holding company, since May 2012 and as Chief Executive Officer and a director of Denarius S.A., a private investment advisor to SFI. Prior to that he served as Chief Investment Officer of Compagnie Nationale a Portefeuille, an investment firm, from January 1995 to December 2011. Mr. de Limburg Stirum has served as a director on a number of privately held company boards, including Tikehau Capital Advisors, an asset management company, since April 2006, EPS, a company holding a significant investment in AB InBev, since June 2013 and Synatom, a nuclear energy company, since March 2021, on which he also serves on the audit committee. He previously served as a director and audit committee member of Forest and Biomass Holding from May 2015 to December 2018, of Quick Restaurants S.A., a quick service restaurant company in Belgium and of Groupe Flo, a restaurant company in France. Mr. de Limburg Stirum is 50 years old and resides in Brussels, Belgium. At our 2021 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. de Limburg Stirum due to his experience in executive roles at private investment firms and his experience in the quick service restaurant industry. In addition, the Board considered his global leadership experience in strategy and business development, finance, and leadership development as well as his insight into corporate governance, accounting, and mergers and acquisitions, with specific geographic expertise for Europe.

Paul J. Fribourg
Independent Lead Independent Director Committees: Compensation Nominating and Corporate Governance Conflicts (Chair)

BUSINESS EXPERIENCE:

Mr. Fribourg has served on our Board since December 2014 and as lead independent director since October 2020. Previously, Mr. Fribourg served on the board of BKW and its predecessor from October 2010 until December 2014. Since July 1997, Mr. Fribourg has served as the Chairman and CEO of Continental Grain Company, an international agribusiness and investment company. Prior to taking this role, he held a variety of positions with increasing responsibility, from Merchandiser and Product Line Manager to Group President and Chief Operating Officer. Mr. Fribourg has been Lead Director of Loews Corporation, a large diversified holding company, since October 1997. Mr. Fribourg has also been a director of The Estee Lauder Companies, Inc., one of the world’s leading manufacturers and marketers of quality skin-care, make-up, fragrances and hair products, since April 2006 and serves as Chair of its Compensation Committee, Syngenta AG, a leading agriculture company and serves on its audit and governance committees, since November 2018, and Bunge Limited, an agribusiness and food company, since November 2018. He was a director of Restaurant Technologies, Inc., a manufacturer of edible oil management and distribution systems, from October 2018 to April 2020, Castleton Commodities International, a leading merchant energy company, from January 2013 until January 2021, Apollo Global Management, LLC, an alternative investment management firm, from March 2011 until November 30, 2018, Smithfield Foods, Inc., the world’s largest pork producer and processor, from May 2007 until September 2009, Power Corporation of Canada, a diversified management and holding company, from 2005

Page 4	|	2022 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

until 2008, Premium Standard Farms, Inc., a subsidiary of Smithfield Foods, Inc., from May 1998 until April 2007, and Vivendi, S.A., a French international media conglomerate, from January 2003 until June 2006. Mr. Fribourg is 68 years old and resides in New York, United States. At our 2021 annual meeting, he received 95% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Fribourg due to his experience as the CEO of an international agribusiness and investment company, as a director of RBI and its predecessors and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, corporate governance, risk assessment and leadership development.

Neil Golden
Independent Committees: Conflicts Operations and Strategy

BUSINESS EXPERIENCE:

Mr. Golden has served on our Board since June 2016. Mr. Golden served as Senior Vice President and Chief Marketing Officer for McDonald’s Corporation’s U.S. segment from November 2007 until September 2013 and retired from McDonald’s in February 2014. Prior to that, he served in positions of increasing responsibility at McDonald’s since 1989. Prior to joining McDonald’s, Mr. Golden held positions at Burger King Corporation and RC Cola Co.

Since May 2014, Mr. Golden has been a lecturer and faculty advisor with his alma mater Northwestern University. Mr. Golden has served as an advisory board member for Home Partners of America, a company that provides a lease-to-own homeownership program and services, since September 2014. In addition, since April 2015, he has served as an executive consultant to Revenue Management Solutions, a firm specializing in providing pricing guidance to the restaurant and retail categories. Mr. Golden serves on the board of Supply Logic, a firm specializing in serving multi-location brands in the optimization of a wide range of marketing and operations communications. In addition, since April 2020, Mr. Golden serves as an advisory board member for Golden Fleece Beverages, a company which blends and markets distinct teas sold in bottles by retailers across the U.S. and since March 2021 has served on the Advisory Board for Cooler Screens, an in-store retail media company. Since 2021, Mr. Golden serves as the Chairman of the Board of the Winnetka Community House. He also competed on the Men’s International Professional Tennis Tour. Mr. Golden is 60 years old and resides in Illinois, United States. At our 2021 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Golden due to his extensive experience as a senior marketing executive in the quick service restaurant industry, his experience in advisory roles in complementary industries and as a director of RBI. In addition, the Board considered his knowledge of marketing and consumer insights, strategy and business development, strategic branding and positioning and leadership development.

Restaurant Brands International	2022 Proxy Statement	|	Page 5

Proposal 1 – Election of Directors

Ali Hedayat
Independent Committees: Audit (Chair) Conflicts Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Mr. Hedayat has served on our Board since July 2016. Mr. Hedayat is the founder and has been Managing Director of Maryana Capital, a financial firm in Toronto, Ontario, Canada, since March 2015. He previously cofounded Edoma Capital in London, a capital fund, where he worked from 2010 until December 2012, and was a partner at Indus Capital, a capital fund in London, from May 2013 until March 2015. Mr. Hedayat held progressively more senior roles at the Goldman Sachs Group from 1997 to 2010, including from 2005 to 2007 as Managing Director of the European Principal Strategies group and from 2007 to 2010 as Managing Director and Co-head of the Americas Principal Strategies group. Mr. Hedayat has served on the board of DRI Healthcare Trust, a TSX traded trust with a portfolio of pharmaceutical and biotechnology investments, since June 2020 and RMM Management, a private music royalty company, since August 2020. Mr. Hedayat previously served on the board and audit committee of U.S. Geothermal Inc., a renewable energy company, from February 2017 until April 2018 and, from May 2018 through July 2019, served on the board and governance and nomination committee of Crius Energy, an independent energy retailer in the United States. Mr. Hedayat is 47 years old and resides in Ontario, Canada. At our 2021 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Hedayat because of his significant experience in investment banking and as a director of RBI. In addition, the Board considered his international experience as well as his knowledge of finance, mergers and acquisitions and corporate governance.

Golnar Khosrowshahi
Independent Committees: Compensation

BUSINESS EXPERIENCE:

Ms. Khosrowshahi has served on our Board since June 2018. Since July 2007, Ms. Khosrowshahi has been the Chief Executive Officer of Reservoir Media Management, an independent music company, that went public in 2021. Prior to that, Ms. Khosrowshahi worked in a number of different roles in advertising, design, and experiential marketing. Since May 2021, she has served as a director of Nomad Foods, a leading frozen foods company. Ms. Khosrowshahi serves and as a director on the board of the National Music Publishers Association, a trade association representing all American music publishers and their songwriting partners (since June 2015). From September 2013 to 2021, she served as a director and former board chair at Silkroad, a musical collective founded by cellist Yo-Yo Ma in 1998. She also served on the steering committee for the Asia Society’s Triennial of Asia and the ASCAP Board of Review. Ms. Khosrowshahi is 50 years old and resides in New York, United States. At our 2021 annual meeting, she received 99% votes in favor of her re-election.

QUALIFICATIONS

The Board nominated Ms. Khosrowshahi because of her experience as a CEO. In addition, the Board considered her knowledge of strategy, business development, marketing, and leadership development.

Page 6	|	2022 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Marc Lemann
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Lemann has served on our board since June 2021. Mr. Lemann is an investor and entrepreneur with a broad range of business and investment experience. Since December 2017 when he co-founded Growth Interface Fund, a long-only public equities fund, Mr. Lemann has served as a member of the general partner and director of the fund. Since February 2016, when he co-founded Go4it Capital, a venture capital firm that has invested in sports technology, digital media, health and well-being ventures globally, Mr. Lemann has served as a director. Prior to that, in October 2015, Mr. Lemann co-founded Go4it Esportes e Entretenimento S.A., a sports agency and business incubator in Brazil, and he continues to serve as a director. Since April 2020, Mr. Lemann has served as an alternate member of the board of directors of São Carlos Empreendimentos e Participações S.A., a commercial real estate investment and management company in Brazil that is publicly-held and listed on the Brazilian stock exchange. In addition, Mr. Lemann also serves on the boards of directors of various private investment holding companies and foundations. Mr. Lemann graduated from Columbia University with a Bachelor of Arts majoring in economics. Mr. Lemann is 30 years old and resides in Sao Paulo, Brazil. At our 2021 annual meeting, he received 99% votes in favor of his election.

QUALIFICATIONS

The Board nominated Mr. Lemann due to his business, investment and merger and acquisition knowledge, including his experience in digital technology, venture financing, and real estate.

Jason Melbourne
Independent Committees: Audit

BUSINESS EXPERIENCE:

Mr. Melbourne has served on our board since September 2020. Mr. Melbourne is the Global Head of Distribution at Canaccord Genuity since October 2020 and is also a member of the Global Operating Committee. He previously served as Global Head of Canadian Equities from May 2010 to October 2020 and as Principal, Sales & Trading for Genuity Capital Markets beginning in January 2005. Prior to his time at Canaccord Genuity, he was Director of Sales and Trading at CIBC World Markets from June 2001 to January 2005. Mr. Melbourne currently serves on the Board of Directors at Lay-Up, a youth basketball foundation that strives to empower youth with the confidence and life skills to become the community leaders of tomorrow since March 2018, and Huron College—University of Western Ontario since September 2021. From November 2019 to April 2021, he served on the Board of Directors of the Ontario Lottery and Gaming Corporation, an agency that develops world-class gaming entertainment in the Province of Ontario. Mr. Melbourne is 50 years old and resides in Ontario, Canada. At our 2021 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Melbourne due to his experience in executive roles at a large financial services company. In addition, the Board considered his knowledge of finance and capital markets as well as his knowledge of the Canadian market.

Restaurant Brands International	2022 Proxy Statement	|	Page 7

Proposal 1 – Election of Directors

Giovanni (John) Prato
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Prato has served on our board since June 2020. Mr. Prato has served as Deputy Chair and Executive Managing Director of TD Securities Inc. since September 2016. Prior to rejoining TD Securities, Inc. Mr. Prato served as Consul General of Canada to the United States and Head of Mission of New York City from March 2011 to July 2016. He began his career at TD Bank and TD Securities in September 1991 and served in positions of increasing responsibility including managing director. Mr. Prato has served since 2016 on the board of Chobani LLC, a privately-held yogurt manufacturer, since 2018 on the board of La Colombe Torrefaction Inc., a privately-held premium U.S. based coffee company, and since 2016 on the board of the Foreign Policy Association. He previously served on the board of St. Michael’s Hospital Foundation. Mr. Prato has earned the Chartered Financial Association designation. Mr. Prato is 56 years old and resides in Ontario, Canada. At our 2021 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Prato due to his experience in executive roles of a large financial services company and significant government service as Canadian Consul General to the United States. In addition, the Board considered his knowledge of finance, investment and corporate banking, mergers and acquisitions, strategy and business development, risk assessment, and leadership development as well as significant business and government experience operating between Canada and the United States, two key geographies for RBI.

Daniel S. Schwartz
Co-Chair Committees: None

BUSINESS EXPERIENCE:

Mr. Schwartz has served on our Board since December 2014 and as Co-Chair of our Board since January 2019. Mr. Schwartz served as the Chief Executive Officer of RBI and its predecessor BKW from June 2013 until January 2019 and as Executive Chairman from January 2019 through June 2019. Mr. Schwartz joined Burger King Holdings, Inc. the predecessor to BKW in October 2010 as Executive Vice President, Deputy Chief Financial Officer. From January 2011 until April 2013, he served as Chief Financial Officer of BKW and from April 2013 until June 2013, he served as Chief Operating Officer. Mr. Schwartz is co-Managing Partner of 3G Capital, a global investment firm. Since February 2022, he also serves as a director of privately held Hunter Douglas Group, global leader in the window coverings industry. From 2012 until February 2015, Mr. Schwartz served as a director of Carrols Restaurant Group, Inc., RBI’s largest Burger King franchisee in the United States. Mr. Schwartz is 41 years old and resides in Florida, United States. At our 2021 annual meeting, he received 99% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Schwartz because of his experience as the CEO and Executive Chairman of RBI and its predecessors. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

Page 8	|	2022 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Thecla Sweeney
Independent Committees: None

BUSINESS EXPERIENCE:

Ms. Sweeney has served on our Board since January 2022. Ms. Sweeney is currently Executive Chair and Chief Executive Officer for Motion LP, a privately-held provider of complex mobility and accessibility solutions in Canada, and Operating Partner for Birch Hill Equity Partners Management Inc., a private equity firm, both based in Toronto, Ontario. She has held the position with Motion LP since April 2018 and has been with Birch Hill since April 2004, with a number of positions of increasing responsibility prior to beginning her current Operating Partner role in November 2020. Prior to joining Birch Hill, Ms. Sweeney worked in business development for Regional Airlines Holdings Inc. and was a consultant for Bain & Company. She serves on the board of directors of Motion LP, Mastermind LP, a privately-held specialty toy retailer, since 2010 and FlexNetworks LP, a privately-held telecom business, since 2019. From 2012 to 2017, she served on the board of Sleep Country Canada, a specialty retailer of mattresses and accessories. Ms. Sweeney is 50 years old and resides in Ontario, Canada.

QUALIFICATIONS

The Board nominated Ms. Sweeney due to her experience as a CEO and as a director of multiple companies in various industries and as a consultant. In addition, the Board considered her knowledge of retail, operations, strategy and business development, and finance.

If elected, each of the aforementioned nominees has consented to serve as directors and hold office until the close of the 2023 Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

Recommendation of the Board

The Board recommends a vote “FOR” each of the director nominees.

Restaurant Brands International	2022 Proxy Statement	|	Page 9

In this section, you can read about

Governance Guidelines	Page 11
Board Leadership Structure	Page 12
Meetings	Page 13
Board Independence	Page 13
Director Term Limits and Director Tenure	Page 14
Majority Voting Policy	Page 14
Director Orientation and Continuing Education	Page 15
Annual Evaluation Process	Page 15
Board Committees	Page 15
Executive Officer Diversity	Page 20
Risk Management	Page 21
Sustainability-Restaurant Brands for Good	Page 21
Shareholder Engagement	Page 24
Communication with our Board	Page 26
Compensation Committee Interlocks and Insider Participation	Page 26
Code of Ethics/Conduct	Page 26
Related Party Transaction Policy	Page 27
Certain Relationships and Related Transactions	Page 27
Director Compensation	Page 28

CORPORATE

GOVERNANCE

MAJORITY INDEPENDENT BOARD

Elected by

majority vote

Annual performance

self-evaluations

Page 10	|	2022 Proxy Statement	Restaurant Brands International

Corporate Governance

CORPORATE GOVERNANCE

Governance Guidelines

Our Board supervises and directs the management of our business and affairs and believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders.

The Restaurant Brands International Inc. Board of Directors Governance Guidelines, as amended (the “Governance Guidelines”) provide a framework for corporate governance in accordance with applicable Canadian and U.S. securities laws, the NYSE listing standards, the TSX rules, the requirements under the CBCA and our organizational documents.

Highlights of our Governance Guidelines are described below:

›	A majority of members of the Board must be independent as defined by the NYSE and TSX listing standards and applicable Canadian and U.S. securities laws.

›

Our board strives for a balance of diverse characteristics among directors in terms of their race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The Board has set a target to have women comprise at minimum 30% of its members by our 2024 annual meeting.

›

The committees of the Board are the Audit Committee, the Compensation Committee, the NCG Committee, the Conflicts Committee and the Operations and Strategy Committee. The Board may create and maintain other committees from time to time. Committee membership assignments are determined by the Board, on recommendation of the NCG Committee, taking account of our needs, individual attributes, and other relevant factors.

›

Each director serving on the Audit Committee will be an independent director as determined in accordance with the listing standards of the NYSE and TSX and applicable securities laws and each director serving on the Conflicts Committee will be an independent director as defined under the partnership agreement.

›	Executive sessions or meetings of non-employee directors without management present will be held as part of each regularly scheduled Board meeting.

›

A director may not accept a position on the board or audit committee of any other public company without first reviewing the matter with the Chair of the Board, subject to limitations on the number of other public boards as set forth in our corporate governance guidelines.

›	Director orientation programs will be provided to new directors either prior to or within a reasonable period of time after their nomination or election to the Board.

›	The Board, with the assistance of the NCG Committee, will conduct an annual performance self-evaluation of the full Board to determine whether the Board and its committees are functioning effectively.

›	The NCG Committee oversees and evaluates the Board’s performance and its compliance with our Governance Guidelines and other corporate governance regulations and principles.

›

Each director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election, as described more fully under “—Majority Voting Policy” below.

The NCG Committee monitors compliance with the Governance Guidelines. In addition, the NCG Committee periodically reviews our Governance Guidelines, and, if appropriate, will recommend changes to the Board. The full text of our Governance Guidelines is available in the “Investors—Corporate Governance” section of our website at www.rbi.com, as well as under the RBI issuer profile on SEDAR at www.sedar.com, and is incorporated herein by reference. No other information on our website or any other website referenced in this document is incorporated into this proxy statement, and such information should not be considered part of this proxy statement. Any request for a copy of the Governance Guidelines may be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, P.O. Box 339, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary. Upon receipt of a request, a copy will be provided free of charge.

Restaurant Brands International	2022 Proxy Statement	|	Page 11

Corporate Governance

Board Leadership Structure

Our Board has an independent Co-Chair, Alexandre Behring, and a Co-Chair, Daniel Schwartz, our former Executive Chairman and Chief Executive Officer. In addition, the Board appointed Paul J. Fribourg as lead independent director in October 2020. While our Board has not developed written position descriptions for these positions or the Chairs of our committees, our Governance Guidelines and the charter of each committee sets forth the role of the relevant Chair. Specifically, the Co-Chairs of the Board are responsible for facilitating a highly functioning and effective Board, providing overall leadership, and encouraging open communications. The Chair of each committee is responsible for setting the frequency and length of the meetings, setting meeting agendas consistent with the committee’s charter, and reporting on the activities of that committee to the full Board on a periodic basis. In appointing a lead independent director, the Board stated that the position’s authority includes:

•	presiding at Board meetings at which the Co-Chairs are not present;

•	including executive sessions of independent directors;

•	serving as a liaison between the Co-Chairs and the independent directors;

•	previewing information provided to the Board and approving meeting agendas;

•	calling meetings of independent directors; and

•	being available for consultation with major shareholders.

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer as the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair, Co-Chair and CEO in any way that it deems in the best interests of RBI at a given point in time. At the present time, the positions of Co-Chairs of the Board and CEO are filled by different individuals and our CEO does not sit on the Board. Under the authority of the Board, the CEO is responsible for the general management of the business and affairs of RBI, with the objective of enhancing long-term shareholder value. We believe that the current separation of roles provides a more effective monitoring and objective evaluation of the CEO’s performance.

Our Board has not developed a written position description for our CEO. Our Board and CEO develop, on an annual basis, corporate goals and objectives and parameters within which the CEO operates our business. Our Board and CEO also establish annual performance goals to measure the CEO’s individual achievement for purposes of our annual bonus program. The Compensation Committee of the Board is also responsible for annually evaluating the CEO against these objectives. For a further discussion of the corporate goals and objectives and the measures by which our CEO is evaluated, please see our Compensation Discussion & Analysis (“CD&A”) beginning on page 32 of this proxy statement.

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Corporate Governance

Meetings

During 2021, the Board held a total of five meetings. Each incumbent director attended during 2021 at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings of each committee on which he or she served, in each case during the director’s term on the Board or such committee. The specific number of Board and committee meetings attended last year by each of our incumbent directors was as follows:

Director	Board Meetings Attended	AC Meetings Attended	CC Meetings Attended	NCG Meetings Attended	OSC Meetings Attended
Alexandre Behring	5/5		2/2	3/3
João Castro-Neves	5/5
Maximilien de Limburg Stirum	5/5	6/6
Paul J. Fribourg	5/5		2/2	3/3
Neil Golden	5/5				5/5
Ali Hedayat	5/5	6/6
Golnar Khosrowshahi	5/5	6/6	2/2
Marc Lemann*	3/3
Jason Melbourne	5/5
Giovanni (John) Prato	5/5
Daniel S. Schwartz	5/5
Carlos Alberto Sicupira	5/5		2/2	3/3
Roberto Moses Thompson Motta *	2/2

*

Mr. Thompson Motta, did not stand for election in 2021 and attended both Board meetings that occurred prior to his term ending in June 2021. Mr. Lemann joined the board in June 2021 and attended all three Board meetings held after that date. Ms. Sweeney is not included in the table above having joined the Board in January 2022.

In accordance with our Governance Guidelines, the Co-Chairs of the Board will generally determine the frequency and length of Board meetings and will set the agenda for each Board meeting, with the input of the Lead Independent Director. Board members are encouraged to suggest the inclusion of additional items on an agenda, and any director may request that an item be placed on an agenda. Board meetings are generally held pursuant to a pre-determined schedule, with additional meetings scheduled as necessary.

Mr. Behring presides over the executive sessions of the Board. In 2021, the Board met in executive session five times. Additionally, the Lead Independent Director presides over sessions of independent directors that are not affiliated with 3G Capital. One such meeting was held in 2021.

We encourage all directors to attend the annual meetings of our shareholders, and four of our directors attended the 2021 Annual Meeting.

Board Independence

It is the policy of the Board that a majority of directors must (i) be independent with no direct or indirect material relationship or business conflict with RBI and (ii) otherwise meet the definition of an “independent” director under U.S. and Canadian securities laws and listing standards of the NYSE and the TSX. Our Board has affirmatively determined that the following directors (or former directors, as applicable) have, or while a director had, no material relationship with RBI and otherwise qualify, or while a director qualified, as independent based on all of the foregoing criteria: Messrs. Behring, Castro-Neves, de Limburg Stirum, Fribourg, Hedayat, Golden, Lemann, Melbourne, and Prato, and Mses. Khosrowshahi and Sweeney.

Under the NYSE listing standards, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination.

Restaurant Brands International	2022 Proxy Statement	|	Page 13

Corporate Governance

National Instrument 58-201, or NI 58-201, provides guidance on corporate governance practices with respect to director independence, which reflect best practices established by the Canadian Securities Administrators (“CSA”), but are not intended to be prescriptive. Such best practices provide, among other things, that: (i) a company’s board of directors should have a majority of independent directors; (ii) the chair of the board should be an independent director; (iii) the board should appoint a nominating committee composed entirely of independent directors; and (iv) the board should appoint a compensation committee composed entirely of independent directors. Determinations in respect of “independence” for these purposes are similar to the requirements under the NYSE listing standards.

In conducting its evaluations of Messrs. Behring, Castro-Neves, and Schwartz, the Board considered their affiliation with 3G Capital and with 3G Restaurant Brands Holdings General Partner Ltd., which currently controls over 90% of the outstanding Partnership exchangeable units, which represents approximately 29% of the combined voting interest in the company. In conducting its evaluation of Mr. Lemann, the Board considered his father’s relationship with 3G Capital, noting that Mr. Lemann does not have any voting or other arrangement with his father or such 3G entities. In conducting its evaluation of Messrs. Behring, and Castro-Neves, the Board also considered their service on the board of directors of the Kraft Heinz Company, a supplier to restaurants for all of our brands. In conducting its evaluation of Mr. Golden, the Board considered his consulting services to Revenue Management Solutions, which provides services to our brands at market rates. In conducting its evaluation of Mr. Prato, the Board considered his service on the board of Chobani, which provides products to our brands at market rates.

Director Term Limits and Director Tenure

All directors are elected at the annual meeting of our shareholders for a term of one year. The Board does not believe it should expressly limit a director’s tenure on the Board or set an arbitrary retirement age policy. RBI values the contribution of directors who over time have developed greater insight into our company and operations and therefore provide an increasing contribution to the Board as a whole as well as the new perspectives of directors who more recently joined the Board. As an alternative to term limits or a retirement policy, prior to recommending to the Board that one or more current directors be submitted to the shareholders for re-election, the NCG Committee reviews the performance of each director potentially standing for election or re-election, and makes appropriate recommendations to the Board concerning that director’s candidacy.

Overall, the average tenure of our Board is approximately four years, with two directors joining since the beginning of 2021, five directors with less than three years tenure, four directors with three to six years tenure and three directors with more than six years tenure on our Board.

Majority Voting Policy

The Board has adopted a Majority Voting Policy as required by the rules of the TSX. The policy is included in the Governance Guidelines and provides that, in an uncontested election, a director must be elected to the Board by at least a “majority of the votes cast,” which means that the number of shares voted “FOR” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. Votes cast with respect to a director’s election include votes to withhold authority. An “uncontested election” means an election where the number of nominees for director is equal to the number of directors to be elected. In a contested election, a plurality voting standard will apply.

If a nominee for director in an uncontested election does not receive the affirmative vote of at least the majority of the votes cast, the director must immediately tender his or her resignation to the NCG Committee. The NCG Committee will consider and recommend, and the Board will determine, whether or not to accept the offer of resignation. The Board will accept the offer of resignation absent exceptional circumstances that would warrant the director continuing to serve on the Board, as determined by the Board in accordance with its fiduciary duties to RBI, and the resignation will be effective upon the Board’s acceptance. The decision of the Board shall be made within 90 days after the date of the shareholders’ meeting. Any director who tenders his or her resignation pursuant to the Majority Voting Policy shall not participate in the recommendation of the NCG Committee or the

Page 14	|	2022 Proxy Statement	Restaurant Brands International

Corporate Governance

decision of the Board with respect to his or her resignation. A press release disclosing the Board’s determination (and the reasons for rejecting the resignation, if applicable) shall promptly be issued and furnished to the SEC, the CSA and the TSX.

If the Board accepts any tendered resignation, the Board may either proceed to fill the vacancy through the appointment of a new director or determine not to fill the vacancy and instead decrease the size of the Board.

Director Orientation and Continuing Education

We provide access to appropriate orientation programs, sessions, or materials for new members of the Board for their benefit generally within a reasonable period of time after their election to the Board. We provided a day-long orientation session for the director who joined the board in 2021 and a session in early 2022 for our director who joined at the beginning of this year, both of which included written materials and presentations by various members of senior management regarding our businesses, strategic plans, and policies. We and our Board encourage, but do not require, directors to participate in outside continuing education programs.

Annual Evaluation Process

Our Board undertakes an annual evaluation process for the Board and each Committee that is overseen by the NCG Committee. This process includes feedback to determine how each Committee and the Board is functioning, including whether each contains the appropriate mix of members, skills, experience, and other characteristics. Additionally, the evaluation requests that directors specifically identify ways the Board and the Committees could improve effectiveness and functioning. The results of these assessments are reviewed by the entire Board. Additionally, the Board and the committees annually review the Corporate Governance Guidelines, committee charters and other policies for relevant updates.

Board Committees

The Board has four standing committees—the Audit Committee, the Compensation Committee, the NCG Committee, and the Operations and Strategy Committee—as well as the Conflicts Committee. Each of the existing committees operates under a written charter. These charters set forth the responsibilities of each committee and are available in the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary.

Set forth below is a description of the responsibilities of each of our current Board committees and its current membership.

Restaurant Brands International	2022 Proxy Statement	|	Page 15

Corporate Governance

Audit Committee

Audit Committee Members	Audit Committee Functions
• Ali Hedayat (Chair) • Maximilien de Limburg Stirum • Golnar Khosrowshahi (prior to change in committee composition in January 2022) • Jason Melbourne (joined Committee in January 2022)

›  Oversee the quality and integrity of our consolidated financial statements and related disclosures;

›  Oversee the qualifications, independence and performance of our independent auditor;

›  Oversee the performance of our internal audit function;

›  Oversee our systems of disclosure controls and procedures, and internal control over financial reporting;

›  Oversee our compliance with all legal and regulatory requirements and our compliance program;

›  Oversee risk assessment and risk management, including with respect to risks related to tax strategy, cash investing strategy, cybersecurity and data privacy;

›  Review and discuss with management workforce practices and risks that affect the brands and operations;

›  Review and approve the Audit Committee report that is required by the SEC to be included in our annual proxy statement; and

›  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

Directors serving on our Audit Committee may not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

The Board has determined that each member of the Audit Committee meets the independence requirements and is financially literate according to the NYSE listing standards and Canadian securities laws and that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC. In 2021, the Board determined that Mr. Hedayat is qualified as an audit committee financial expert within the meaning of SEC rules and has accounting and related financial management expertise within the meaning of the NYSE listing standards. For more information regarding the business experience of Mr. Hedayat, see his biography under “Proposal 1 – Election of Directors.” Mr. Melbourne joined the Audit Committee in January 2022 when Ms. Khosrowshahi left the Committee.

The discussion leader for executive sessions of the Audit Committee is generally Mr. Hedayat, the chair of the Audit Committee.

Compensation Committee

Compensation Committee Members	Compensation Committee Functions
• Alexandre Behring (Chair) • Paul J. Fribourg • Golnar Khosrowshahi • Carlos Alberto Sicupira (prior to retiring in December 2021)

›  Oversee and set our compensation and benefits policies generally;

›  Evaluate the performance of our CEO and the employees who report directly to the CEO (the “CEO Direct Reports”);

›  Oversee and set compensation for the CEO, the CEO Direct Reports and the members of the Board;

›  Administer equity compensation plans and stock ownership policies; and

›  Review our management succession plan.

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Corporate Governance

The Compensation Committee establishes, reviews, and approves executive compensation based on, among other factors, an evaluation of the performance of the CEO and CEO Direct Reports in light of corporate goals and objectives relevant to executive compensation, including annual performance objectives, and makes recommendations to the Board with respect to the CEO’s compensation.

The Compensation Committee annually reviews succession planning for the CEO and CEO Direct Reports. This involves reviewing potential internal candidates for each of these roles, noting those that are ready in the short term and those that require additional development. The Board provides opportunities for directors to get to know employees who have been identified as succession candidates by inviting them to make presentations to the Board. For further details on executive compensation, see the CD&A, beginning on page 32 of this proxy statement.

Non-management director compensation is determined by the Board, upon recommendation of the Compensation Committee, taking into account general and specific demands of Board and committee service, Company performance, comparisons with other organizations of similar size and complexity, competitive factors, other forms of compensation received by directors, if any, and other factors which it deems relevant, all with the intent of aligning directors’ interests with the long-term interests of our shareholders. There are currently no management directors serving on the Board. For more details on director compensation, see the discussion under the heading “—Director Compensation” below on page 28.

Pursuant to its charter, the Compensation Committee may delegate to one or more officers of RBI the authority to make grants and awards of stock rights or options to any persons other than the CEO, any CEO Direct Report, and any person covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee has delegated this authority to the CEO. In addition, as permitted under applicable law and the NYSE listing standards, the Compensation Committee may delegate its authority to one or more subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of RBI.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of executive officer compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms. During 2021, the Compensation Committee did not engage any compensation consultants.

The Board has determined that each member of the Compensation Committee (i) meets the independence requirements of the NYSE listing standards, including the heightened independence requirements specific to compensation committee members and (ii) meets the requirements of a non-employee director under the Exchange Act.

Our Board believes that the Compensation Committee charter outlines an objective process for determining executive compensation based on objective criteria such as evaluating the performance of our executive officers in light of defined performance objectives. The discussion leader for executive sessions of the Compensation Committee is generally Mr. Behring, the chair of the Committee.

Restaurant Brands International	2022 Proxy Statement	|	Page 17

Corporate Governance

Nominating and Corporate Governance Committee

NCG Committee Members	NCG Committee Functions
• Alexandre Behring (Chair) • Paul J. Fribourg • Ali Hedayat (joined Committee in January 2022) • Carlos Alberto Sicupira (prior to retiring in December 2021)

›  Identify individuals qualified to serve as members of the Board and recommend to the Board proposed nominees;

›  Advise the Board with respect to its composition, governance practices and procedures;

›  Review and monitor criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders;

›  Establish, monitor and recommend to the Board changes to the various committees and the qualifications and criteria for membership on each committee;

›  Recommend to the Board directors to serve on each standing committee and assist the Board in evaluating independence of those directors;

›  Recommend to the Board any action to be taken in connection with director resignations;

›  Oversee and evaluate the Board’s performance and our compliance with corporate governance regulations, guidelines and principles; and

›  Periodically review and recommend changes to our Governance Guidelines, articles of incorporation and by-laws as they relate to corporate governance issues.

The Board is responsible for selecting and nominating directors for election, acting on the recommendation of the NCG Committee, and giving attention to the following qualifications and criteria:

›	High personal and professional ethics, integrity, practical wisdom and mature judgment;

›	Board training or prior public company board service, and/or senior executive experience in business, government, or education;

›	Expertise and skills that are useful to RBI and complementary to the background and experience of other Board members, as determined by the Board from time-to-time;

›

Diversity and balance among directors in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, corporate environment (including different stakeholders in the quick service restaurant industry and the broader restaurant industry), accounting, finance, international, marketing, human resources, and legal services; and the target that 30% of directors are women by our 2024 Annual General Meeting;

›	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

›	Commitment to serve on the Board over a period of several years to develop knowledge about RBI and its operations and provide continuity of Board members;

›	Willingness to represent our best interests and objectively appraise management’s performance;

›	Tenure with the Board, past contributions to the Board, and/or whether advanced age may impact the expected continued capacity to serve as a director; and

›	Anticipated future needs of the Board.

The NCG Committee believes that the Board should possess a broad range of skills, knowledge, business experience, and diversity of backgrounds that provides effective oversight of our business. In connection with the

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selection of any new director nominee, the NCG Committee will assess the skills and experience of the Board, as a whole, and of each of the individual directors. The NCG Committee will then seek to identify those qualifications and experience sought in any new candidate that will maintain a balance of knowledge, experience and capabilities on the Board and produce an effective Board.

Selection of candidates is based on, first, the needs of RBI, and second, identification of persons responsive to those needs. Although we do not have a formal, written policy relating to the identification and nomination of directors who are women, Aboriginal peoples, persons with disabilities or members of visible minorities, the NCG Committee seeks a diverse group of director candidates, including diversity with respect to race and gender. The NCG Committee believes that its goal is to assemble the best Board possible that will bring to us a variety of perspectives and skills derived from high quality business and professional experience. There are no specific, minimum qualifications that must be met by each nominee; however, the NCG Committee will evaluate a candidate’s experience, integrity and judgment as well other factors deemed appropriate in adding value to the composition of the Board as set forth in the Governance Guidelines.

With regard to diversity, RBI is committed to seeking to attain a balance among directors. Specifically, any search firm retained to assist the NCG Committee in seeking new director candidates for the Board is instructed to seek to include diverse candidates in terms of race and gender as well as geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG Committee has sole authority to approve the search firm’s fees and other retention terms.

The Board has set a target of at least 30% women directors by the 2024 Annual General Meeting but has not adopted a target regarding the number of Aboriginal peoples, persons with disabilities or members of visible minorities on our Board. We generally believe that a less formulaic approach to board composition, together with a rigorous search for qualified candidates based on the above qualifications and criteria, will best serve our needs. Our Board believes it is paramount to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as circumstances dictate and the needs of the company evolve. There are currently two female directors on the Board, Mses. Khosrowshahi and Sweeney, representing 17% of our current directors and one member of our board who identifies as a member of a visible minority, Mr. Melbourne, representing 8% of our current directors. None of our directors identify as Aboriginal persons or persons with disabilities. Additionally, three of our directors identify as Latinx and two as of Middle Eastern descent.

As noted above, the Board is responsible for selecting and nominating director candidates based on the NCG Committee’s recommendation. The Board believes that its Governance Guidelines outline objective qualifications and criteria (described above) that promote its objective selection and nomination of director candidates. Potential director candidates recommended by shareholders are evaluated in the same manner as other candidates recommended to the NCG Committee. Mr. Hedayat joined the NCG Committee in January 2022 following Mr. Sicupira’s retirement from the Board in December 2021.

The discussion leader for executive sessions of the NCG Committee is generally Mr. Behring, the chair of the NCG Committee.

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Operations and Strategy Committee

Operations and Strategy Committee Members	Operations and Strategy Committee Functions
• Neil Golden

›  Meet with management periodically to discuss and review the metrics used to evaluate marketing programs, product innovation, restaurant operations and guest experience for our brands;

›  Understand the goals established by management to improve restaurant operations, promote product innovation and increase market share; and

›  Make recommendations to management on areas of improvement and provide other feedback and guidance to management on behalf of the Board.

The Operations and Strategy Committee assists the Board in overseeing the development and implementation of the menu, marketing, and restaurant operations strategies for our brands. The role of the Operations and Strategy Committee is advisory.

The Operations and Strategy Committee reviews and makes recommendations to management and the Board regarding the following:

›	menu, marketing and restaurant operations strategies and plans for our brands;

›	the digital technology created or proposed to be created for our brands;

›	the impact of industry trends, performance and strategy of key competitors; and

›	the impact of external developments and factors on our operations and marketing strategy.

Conflicts Committee

Conflicts Committee Members	Conflicts Committee Functions
• Paul Fribourg (Chair) • Neil Golden (joined Committee in January 2022) • Ali Hedayat

›  Consent to, approve and/or direct a number of actions under the partnership agreement (described in Appendix A to this proxy statement) where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.

In addition to the four standing committees, the Board of RBI, as the general partner of the Partnership, has established a Conflicts Committee which will be required to consent to, approve and/or direct a number of enumerated actions under the partnership agreement where a real or potential conflict of interest could exist or arise as between RBI, the Partnership, or holders of Partnership exchangeable units.

Each of the members of the Conflicts Committee is “independent” (as such term is defined in the partnership agreement) in accordance with the requirements of the partnership agreement.

Executive Officer Diversity

In 2021, we committed to having at least 50% of all final round candidates for any role at RBI’s four corporate offices and field teams be demonstrably diverse, including gender, race and, where permitted, sexual orientation. This commitment honors our values of diversity and of meritocracy. We do not have a requirement of a specified percentage of representation of women, Aboriginal peoples, persons with disabilities or members of visible minorities in executive officer or other positions. However, we believe including diverse candidates in the hiring process will lead to a more diverse employee population at all levels. For 2021, 74% of the applicable final round

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candidates for corporate roles were diverse, and 61% of hires through this process added to the diversity of our company. While we believe that diversity is an important consideration in determining the makeup of our executive team, it is only one of a number of factors (which include merit, talent, experience, expertise, leadership capabilities, innovative thinking, and strategic agility) that are considered in selecting the best candidates for executive positions. Of our eleven executive officers, four individuals (36%) are diverse, including two female executive officers (18%), one executive officer (9%) who identifies as a visible minority and one Latinx executive officer (9%). None of our executive officers identify as Aboriginal persons or persons with disabilities.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect RBI, including our enterprise risk management. This oversight and management is conducted primarily through the committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, operations, tax, workforce management, cybersecurity, data privacy and regulatory compliance), and enterprise risk management processes in place to identify, monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with members of our management team responsible for monitoring such risks and discusses reports on significant areas of risk identified by the enterprise risk management process at its regular meetings throughout the year. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within RBI, including with respect to risks related to sustainability and food safety.

Compensation Risks

Based on a review and analysis of our incentive plans, policies and programs, the Compensation Committee believes these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee considered the following factors as part of its review and analysis of our incentive plans and programs:

›	Rigorous oversight from the Board, Compensation Committee, CEO and senior management with discretion to award and/or reduce payouts if excessive risk is taken;

›	Linkage of individual performance targets to the strategic plan established for the CEO by the Board and cascaded through a comprehensive process;

›	Properly balanced pay mix between fixed and variable compensation;

›	Annual cash incentive plan that measures business performance through a profitability metric (Organic EBITDA growth) and includes free cash flow and overhead expense that gauge quality of performance;

›	Equity awards which align management and shareholder interests to long-term shareholder value, with awards in the form of restricted stock units and performance based restricted share units; and

›	Bonus swap program that encourages retention of shares by requiring the forfeiture of matching restricted share units if purchased shares are sold prior to vesting.

Sustainability – Restaurant Brands for Good

Our vision is that the delicious, affordable, and convenient meals you love can also be sustainable.

We believe that operating in a way that supports the well-being of the people touched by our business as well as the future of our planet is foundational to our ability to grow restaurant brands that are loved around the globe. As one of the largest restaurant companies in the world, we embrace the opportunity to advance the issue of sustainability in the food service industry together with our suppliers, franchisees, and guests.

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With over 29,000 restaurants and a global network of franchisees and suppliers, we know it is critical to align all key stakeholders within and outside of our organization to drive our sustainability priorities forward. This work begins with an effective governance structure which allows for top-down guidance and bottom-up prioritization and execution.

RBI’s Board of Directors oversees the management of ESG topics and receives an update at least twice annually from the sustainability steering committee. RBI’s sustainability steering committee includes our Chief Corporate Officer and our Executive Vice President, Supply Chain, who are jointly accountable for the sustainability framework and strategy. Our Chief Corporate Officer reports to our Chief Executive Officer, who provides oversight.

Managing sustainability is a division between corporate and brand-led initiatives. A corporate-level team tracks stakeholder expectations and trends, identifies sustainability initiatives to support the business strategy, and highlights best practices across the group. The team maintains regular contact with senior leadership, guiding them on long term social and environmental trends and the expectations of global stakeholders and engaging them to incorporate sustainability priorities as part of their business objectives. They also guide the company’s sustainability reporting and work with a number of other business lines to oversee the preparation of sustainability disclosures. Brand sustainability leaders, in partnership with their leadership teams, work together with franchisees to inform the company-wide business plan and to execute and market sustainability initiatives at the brand level.

The importance of sustainability at RBI is also reflected in metrics linked to annual employee performance incentives across our business, including, but not limited to, individuals across each brand, supply chain, nutrition, quality assurance, and marketing and communications. Additionally, senior RBI leaders share a key performance indicator to ensure at least 50% of final round interview candidates are demonstrably diverse, which is a part of their bonus criteria.

Restaurant Brands for Good is our framework for sustainable business, with a long-term focus on improving ingredients, reducing our environmental impact, sourcing responsibly and investing in people and communities. It is about serving great food that our guests and our people love and will feel good about.

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To achieve this, we focus on three key pillars as we work to make an impact in the industry and bring our sustainability vision to life:

Food Serving high quality and great tasting food every day

•  We maintain industry-leading standards for vendor quality assurance and restaurant food safety.

•  We aim to provide guests with a variety of menu options and equip them with information to make educated choices about their meals to fit their individual lifestyles.

•  BURGER KING® in the U.S. and several European markets are committed to ensuring we advertise menu items to children that meet established nutritional criteria.

•  We are committed to removing colors, flavors, and preservatives from artificial sources from branded products globally.

•  BURGER KING® in the US has banned more than 100 ingredients from artificial sources from the food menu, and is committed to offering a permanent food menu that is free of colors, flavors, and preservatives from artificial sources, wherever possible.

•  At TIM HORTONS® in Canada, we use Canadian milk, cream, butter, eggs, as well as Canadian potatoes for hash browns and wedges.

Planet Continuously reducing our environmental footprint

•  RBI has set a long-term target to achieve net-zero emissions by 2050, or sooner.

•  Compared to a 2019 base year, by 2030, RBI aims to reduce absolute Scope 1 and 2 GHG emissions by 50%, as well as Scope 3 GHG emissions intensity by 50% per metric ton of food, and per franchise restaurant. These targets were approved by the Science-Based Target initiative (SBTi) and are based on SBTi Criteria and Recommendations.

•  Our strategy to improve the sustainability of guest packaging materials includes a mix of increasing the use of renewable, recycled, or certified sources, increasing the use of recycled content, and working to reduce problematic or unnecessary plastics.

•  We will facilitate access to waste diversion including recycling, starting with recycling guest packaging in BURGER KING® and TIM HORTONS® restaurants globally, where commercially viable and requisite infrastructure exists.

•  We expect to source pork raised without the use of gestation crates for housing pregnant sows for 95% of our global pork meat requirements (based on 2020 volumes) by 2022, and in remaining markets by 2035 or sooner.

•  We are committed to using 100% cage-free eggs in North America, Western Europe, Latin America, Australia, and New Zealand by 2025, representing ~92% of our global egg requirements (based on 2020 volumes), and in remaining markets by 2030.

•  Our goal is to eliminate deforestation from priority commodities within our supply chain by 2030 or sooner.

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People & Communities Supporting communities and enhancing livelihoods

•  Our brands are committed to contributing time, talent, and funds to build up the communities they serve through their respective community initiatives and foundations: The Burger King Foundation, Tim Hortons Foundation Camps, the Popeyes Foundation, and the Firehouse Subs Public Safety Foundation.

•  Working with industry partners to research, share and scale best practices, we aim to support the success of the farmers who raise, grow, and produce our quality ingredients.

•  Our Code of Business Ethics and Conduct for employees, as well as our Code of Business Ethics and Conduct for Vendors address guidelines for working conditions.

•  In 2020, we published our Commitment to Team Members, outlining the standards we uphold across all Company-owned restaurants and we have encouraged franchisees to adopt similar policies. We also amended RBI’s Audit Committee Charter to include oversight on workforce practices at the board level.

•  We continue to actively build our culture guided by our six values: ownership, meritocracy, diversity, creativity and innovation, authenticity and dreaming big.

•  We care deeply about employee engagement and feedback. In 2021 we were recognized as a Great Place to Work because of positive reviews from employees on our culture and management.

•  We are committed to making our company more diverse particularly through our hiring, advertising, and community contributions, creating a culture of inclusiveness, and not tolerating harassment, racism, bias, or barriers to advancement.

•  Senior RBI leaders share a mandate to ensure at least 50% of final round interview candidates for restaurant support center and field team roles with RBI are demonstrably diverse. In 2021, 74% of applicable final round interviews and 61% of hires through this process added to the diversity of our company.

•  RBI achieved a score of 100% in the 2021 Corporate Equality Index, recognizing the best places to work for LGBTQ+ equality.

Additional information about the sustainability initiatives of RBI and our brands as well as our progress to date is available at rbi.com/sustainability.

Shareholder Engagement

We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis and also monitor developments in corporate governance and sustainability. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our Board as appropriate.

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This year-round effort supplements the ongoing communications between our management and shareholders through various engagement channels including direct meetings, analyst conferences and road shows.

In the latter months of 2021 and into early 2022, we continued our robust shareholder engagement program by reaching out to our top shareholders representing approximately 45% of our outstanding common shares. We ultimately engaged with shareholders representing 35% of our outstanding common shares and one proxy advisory firm. In these meetings, we discussed a broad range of business strategy, executive compensation, governance, and sustainability topics. Investors were generally satisfied with the company’s current practices and gave us constructive and positive feedback on a number of our programs and initiatives.

Key Engagement Topics

Executive compensation program	Board composition, diversity and refreshment efforts	Human capital management and diversity initiatives

Business strategy and performance	Sustainability reporting and oversight	Environmental sustainability and supply chain practices

It is our practice that members of senior management share the feedback received during these meetings with the Compensation Committee, the NCG Committee, and the full Board. In the past year, we have made a number of responsive changes as a result of our discussions with shareholders. These include setting a target to reach 30% female diversity on our Board by our 2024 annual meeting, establishing science-based targets to reduce greenhouse gas emissions 50% by 2030, publishing a plan to reach net zero greenhouse gas emissions by 2050, and increasing performance criteria in 2021 long term incentive awards.

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Communication with our Board

Shareholders and other parties interested in communicating directly with the Board, the Co-Chairs or the Lead Independent Director of the Board may do so by email to boardofdirectors@rbi.com or by writing to: Board of Directors, c/o Jill Granat, General Counsel and Corporate Secretary, Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder.

The Board has approved a process for handling correspondence received by RBI and addressed to the Co-Chairs, the Lead Independent Director or to non-management members of the Board. Under that process, the General Counsel and Corporate Secretary reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Corporate Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Corporate Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Corporate Secretary at any time.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Behring, Fribourg, or Sicupira or Ms. Khosrowshahi was, during 2021, an officer (as defined in Rule 3b-2 under the Exchange Act) or employee of RBI, or formerly an officer of RBI. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or our Board.

Code of Ethics/Conduct

›	Code of Business Ethics and Conduct for Non-Restaurant Employees. Our Board has adopted a Code of Business Ethics and Conduct applicable to all non-restaurant employees of RBI and its subsidiaries.

›

Code of Ethics for Executive Officers. Our Board has adopted a Code of Ethics applicable to our senior executives to promote the highest ethical standards in RBI’s operation of its global business and the activities of senior management. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website or on a Current Report on Form 8-K within four business days following the date of the amendment or waiver. Our senior executives certify compliance with the Code of Ethics for Executive Officers on an annual basis.

›

Code of Conduct for Directors. Our Board has adopted a Code of Conduct to acknowledge its responsibility for promoting an ethical culture through the actions of Board members and the effective oversight of our compliance programs, policies, and procedures. Our Board members certify compliance with the Code of Conduct for Directors on an annual basis.

Each of the Code of Business Ethics and Conduct for Non-Restaurant Employees, the Code of Ethics for Executive Officers and the Code of Conduct for Directors is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

Our General Counsel and Chief Ethics and Compliance Officer monitors compliance with the Codes and reports any violations to the Board. Furthermore, each of the Code of Ethics for Executive Officers and the Code of Conduct for Directors contemplates that questions or concerns under the Code, as applicable, can be brought directly to the Chair of the Board.

In addition, we have adopted the Restaurant Brands International Inc. Whistle Blowing Policy in order to provide for the receipt and treatment of complaints received by RBI with respect to violations of the Code of Business Ethics and Conduct for Non-Restaurant Employees, as well as other RBI policies and controls. According to the Whistle Blowing Policy, the General Counsel is responsible for conducting the investigation of complaints received

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and reporting to the Audit Committee. The Audit Committee is responsible for overseeing the secure reporting process and determining what action should be taken with respect to a complaint. The Restaurant Brands International Inc. Whistle Blowing Policy is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

Related Party Transaction Policy

The Board has adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and RBI or any subsidiary. However, under U.S. securities laws, RBI may not make any loan or other extension of credit to any of its directors or executive officers.

For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than five percent of any class of our voting securities, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration, or approval of any related person transaction in which the director or any of his or her immediate family members is the related person. All related person transactions will be disclosed in filings as required under applicable securities laws.

Certain Relationships and Related Transactions

Registration Rights Agreements

In connection with our initial public offering and our acquisition of Tim Hortons, we entered into registration rights agreements with several of our major shareholders. In 2012, in connection with the merger of Burger King Worldwide Holdings, Inc. with and into Justice Holdco LLC, and the transactions related thereto, BKW entered into separate registration rights agreements with 3G Special Situations Fund II, L.P. (the “3G Special Situations Fund”) and with Pershing Square, L.P. and affiliated entities (collectively, the “Pershing Shareholders”), with respect to shares of BKW common stock purchased by such shareholders in the transaction. In 2014, in connection with our acquisition of Tim Hortons, we assumed the obligations under these registration rights agreements with respect to the registration of common shares of RBI issued and issuable upon exchange of Partnership exchangeable units to these shareholders and their permitted transferees. These registration rights agreements give these shareholders and any permitted transferee the ability to require us to register RBI common shares for resale, in certain circumstances and subject to limitations, either (i) upon demand, (ii) in a shelf registration statement or (iii) by “piggybacking” on another offering that we are conducting. Pursuant to these registration rights agreements, we are required to pay all expenses of any such registration, other than transfer taxes and underwriting discounts and commissions.

Additionally, we have engaged Akin Gump Strauss Hauer & Feld LLP to assist us with government relations work for a total of $300,000 in 2021, and the team includes the sister of Sami Siddiqui, President Popeyes U.S. and Canada. We also engaged King & Spalding LLP to provide services in connection with diversity, equity and inclusion issues for a total of $200,000 in 2021, and the team includes the brother-in-law of Mr. Siddiqui. Mr. Siddiqui has no oversight or decision-making with respect to either of these engagements, both of which were approved by the Audit Committee pursuant to our Related Party Transaction Policy.

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Employee Indebtedness

None of our current or former directors or executive officers has any amount of indebtedness outstanding to us. As of March 31, 2022, the aggregate amount of indebtedness outstanding by all current and former employees of RBI and any of its subsidiaries, and their respective associates, is as follows:

Purpose	Aggregate Indebtedness (C$) to RBI or its Subsidiaries
Other	1,281,545(1)

(1)

The reported aggregate indebtedness consists of loans denominated in U.S. dollars, Euros and Singapore dollars and was converted from these currencies to the Canadian dollar equivalent using the following exchange rates published by the Bank of Canada for March 31, 2022: 1 U.S. dollar = 1.2658 Canadian dollars; 1 Euro = 1.3947 Canadian dollars; and 1 Singapore dollar = 0.9316 Canadian dollars.

Director Compensation

The Board maintains a compensation arrangement for the non-management directors of the Board. The Board compensation arrangement is comprised of the following:

›

Initial Equity Grant. Under our director compensation program, each non-management director is entitled to receive a one-time grant of stock options when first appointed to the Board. For 2021, this amount was at a notional value of $1,000,000 and it remains the same for 2022. In April 2021, the Board approved a one-time grant of stock options with a grant date of June 25, 2021 and a notional value of $1,000,000 for Mr. Lemann, subject to his election at the Meeting. In December 2021, the Board approved a one-time grant of stock options with a grant date of February 25, 2022 and a notional value of $1,000,000 for Ms. Sweeney. These options vest on the fifth anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to partial vesting upon termination without cause or for death or disability.

›

Retainer Fees. For 2021, non-management directors other than the Co-Chairs and Vice-Chair were entitled to receive an annual retainer of $50,000, the Co-Chairs were entitled to receive an annual retainer of $100,000 each and the Lead Independent Director was entitled to receive an annual retainer of $70,000. Each non-management member of the Audit Committee, Compensation Committee and NCG Committee was entitled to receive an annual committee fee of $10,000, and each non-management member of the Operations and Strategy Committee was entitled to receive an annual committee fee of $75,000. The retainer component of the director compensation arrangement is the same for 2022.

Non-management directors have the opportunity to elect to defer their annual retainer and committee fees and, in lieu of the cash fees, to receive a grant of restricted share units (RSUs) with a value of two times the forgone fees. The RSUs are fully vested at the time of grant and will be settled upon termination of board service.

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The following table summarizes compensation paid to each of our non-management directors during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total 2021 Director Compensation ($)
Alexandre Behring	—	240,000		240,000
João Castro-Neves	—	100,000		100,000
Maximilien de Limburg Stirum	—	120,000		120,000
Paul J. Fribourg	—	180,000		180,000
Neil Golden	—	250,000		250,000
Ali Hedayat	—	120,000		120,000
Golnar Khosrowshahi	—	140,000		140,000
Marc Lemann(4)		54,167	155,884	210,051
Jason Melbourne	—	100,000		100,000
Giovanni (John) Prato	—	100,000		100,000
Daniel Schwartz	—	200,000		200,000
Carlos Alberto Sicupira	—	140,000		140,000
Roberto Moses Thompson Motta(5)	22,877			22,877

(1)

All of our directors elected to defer their retainer and committee fees for 2021 and to receive restricted share units (RSUs) in lieu of cash with a value of two times the forgone fees. All of the directors made this election prior to December 31, 2020 or within 30 days of joining the Board in 2021. The RSUs were granted on December 30, 2021 based on the $60.39 closing price of a common share of RBI on the date prior to the grant date, December 29, 2021, and were fully vested on the grant date. The number of RSUs granted to each of the directors was determined based on the amount of the director’s retainer and committee fees, if applicable, divided by $60.39, multiplied by two.

(2)

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2021 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding these awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2021, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC and on SEDAR at www.sedar.com.

(3)

The amounts in the “Options” column reflect the aggregate grant date fair value of the one-time option grants made on June 25, 2021 to Mr. Lemann following his election to the Board computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the option awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2021, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC and on SEDAR at www.sedar.com.

(4)	The amount of the retainer for Mr. Lemann is prorated from the date he joined our Board through year end.

(5)	Mr. Thompson Motta completed his term on June 15, 2021. Amounts represent the pro rata portion of director retainer and committee fees.

Director Stock Ownership Guidelines. In April 2021, the Board adopted stock ownership guidelines for non-employee directors to codify our practice of encouraging ownership by members of the Board. Under these guidelines, each non-employee director is required to own RBI equity with a market value of five times the annual base cash retainer within five years of the director’s election to the Board. RSUs count as shares owned for purposes of the stock ownership requirements. All of our non-employee directors who were serving for more than one year as of December 31, 2021 either met or were on track to meet this requirement.

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The table below sets forth the aggregate number of RSUs, all of which are earned, and unexercised stock options held by each non-management director as of December 31, 2021. The total value is calculated based on the closing price of RBI common shares on the NYSE of $60.68 and excludes the value of stock options.

Name	RSUs (#)	Options (#)	Shares (#)	LP Units (#)	Total Non-Option Value ($)
Alexandre Behring(1)	125,012	—	148,000	—	16,566,368
João Castro-Neves	5,885	16,622	—	—	357,102
Maximilien de Limburg Stirum	3,074	17,934	—	—	186,530
Paul J. Fribourg(2)	65,559	—	114,862	—	10,947,946
Neil Golden	23,844	21,381	—	—	1,446,854
Ali Hedayat	10,512	21,381	2,500	—	789,568
Golnar Khosrowshahi	7,642	16,622	5,670	—	807,772
Marc Lemann(3)	896	15,358	15,000		964,569
Jason Melbourne	2,101	18,860	—	—	127,489
Giovanni (John) Prato	2,560	17,934	3,000	—	337,381
Daniel Schwartz(4)	6,477	—	1,382,207	137,996	92,638,919
Carlos Alberto Sicupira	66,106		76,536	150,000	17,757,516
Roberto Moses Thompson Motta(5)	—		22,000	—	1,334,960

(1)	As of December 31, 2021, 121,038 of the RSUs were held by ABH Investments Holdings Limited, of which Mr. Behring is the director and sole equity owner.

(2)

Includes 90,000 shares held by Mr. Fribourg’s grantor retained annuity trust and 24,862 shares held by a family trust of which Mr. Fribourg is a trustee but excludes shares held by a corporation of which he is the Chairman and CEO.

(3)	As of December 31, 2021, the 15,000 shares were held by Maai Ltd., of which Mr. Lemann is the sole owner.

(4)

As of December 31, 2021, 1,549 RSUs, 527,635 of the shares and restricted stock awards (which are also included under the shares column), and 14,296 of the Partnership units are held by Miami Restaurant Holdings, LLC, Mr. Schwartz retains all voting and dispositive power over these securities, and 854,570 of the shares and 123,700 of the Partnership units are held by Ameco Food Holdings LLC, and Mr. Schwartz retains all voting and dispositive power over these securities. He holds an additional 4,928 RSUs directly.

(5)	Mr. Thompson Motta was no longer a member of the Board on December 31, 2021. Amounts include 22,000 shares held by Mr. Thompson Motta’s spouse.

Page 30	|	2022 Proxy Statement	Restaurant Brands International

In this section, you can read about

Compensation Discussion & Analysis	Page 32
Compensation Committee Report	Page 43
2021 Summary Compensation Table	Page 44
2021 All Other Compensation Table	Page 45
2021 Grants of Plan-Based Awards Table	Page 46
2021 Outstanding Equity Awards at Fiscal Year-End Table	Page 47
2021 Option Exercises and Stock Vested Table	Page 49
Potential Payments Upon Termination or Change in Control Table	Page 49
CEO Pay Ratio	Page 53
Proposal 2 – Advisory Vote on Executive Compensation	Page 54

EXECUTIVE

COMPENSATION

COMPENSATION

DISCUSSION AND

ANALYSIS

Compensation

Committee Report

EXECUTIVE

COMPENSATION

TABLES

PROPOSAL 2

Advisory “say on

pay vote” on executive compensation

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

This Compensation Discussion and Analysis (“CD&A”), outlines our compensation philosophy and objectives and describes our executive pay programs for 2021 and the compensation of our 2021 named executive officers, whom we refer to as our NEOs:

›	Jose E. Cil, our CEO;

›	Matthew Dunnigan, our Chief Financial Officer or “CFO”;

›	Joshua Kobza, our Chief Operating Officer or “COO”;

›	David Shear, our President, International; and

›	Thomas Curtis, IV, our President, Burger King, United States and Canada (“BK”)

Unless otherwise specified, all dollar amounts set forth in this CD&A are in U.S. dollars.

Mr. Curtis joined BK as Chief Operating Officer in May 2021 and was named President in August 2021.

Summary of 2021 Compensation Decisions

The Compensation Committee took a number of steps this past year to align the compensation of our executives to the changing market dynamics and to retain and motivate executives to achieve long-term value for our shareholders. The actions taken included:

›

Rebalancing Base Salary and Target Bonus: In December 2020, the Compensation Committee determined that our base salaries were generally lower than the market while annual bonus levels were generally above market. Based on this analysis, the Compensation Committee determined to rebalance the mix between base salary and bonus to remain competitive. Generally, these changes led to a similar target total cash compensation for 2021 compared to 2020.

›

Annual Bonus Program: The Compensation Committee updated the annual bonus program to decrease the amount of compensation tied to individual metrics from 50% of target in 2019 to 25% of target for 2021 and to align incentives to achieve a mix of profitability and growth. The remainder of the target bonus is based on metrics for comparable sales achievement and net restaurant growth which together total 35% of the award and organic Adjusted EBITDA which represents the remaining 40% of the award. Each of these metrics may now be earned from a threshold of 50% to a maximum of 200%. For Messrs. Cil, Dunnigan and Kobza, targets are based on consolidated results of all brands, while for Messrs. Shear and Curtis, targets are based on results of the respective brands in the regions they oversee.

›

Bonus Swap Program: Consistent with our prior practice, we offered NEOs (and other executives) the opportunity to use either 25% or 50% of their net bonus to purchase RBI common shares, which would be matched with restricted stock units (“RSUs”). For the 2021 bonus paid in 2022, the amount of the match was increased, which for our NEOs resulted in an increase from a 2.0x match to a 2.25x match on the gross bonus for a 50% election and from a 1.0x match to a 1.125x match on the gross bonus for a 25% election. Consistent with the program for the 2020 bonus, the matching RSUs vest ratably over four years, subject to retention of the purchased shares.

›

Long-term Incentives: For 2021 grants, the Compensation Committee determined to move to smaller, shorter vesting, more consistent equity awards. In determining the 2021 grants, the Compensation Committee considered the limited visibility due to the uncertainties related to the effects of COVID-19 on the business in 2021 and shareholder feedback that long-term incentives should include a healthy mix of performance-based awards. As a result, in January 2021 the Compensation Committee approved long-term incentive awards to NEOs comprising a mix of performance share units (“PSUs”) that cliff vest on the third anniversary of grant and RSUs that vest ratably over three years. The PSUs will be earned based on the relative total shareholder return of RBI shares on the NYSE compared to the performance of the S&P 500 for the period from December 2020 to December 2023.

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Compensation Discussion and Analysis

Pay for Performance Compensation Philosophy

Our compensation philosophy is rooted in our values of ownership and meritocracy and aims to foster long-term value creation for our shareholders by:

›	attracting and retaining top talent around the globe;

›	connecting executive outcomes to company performance;

›	tying wealth creation to significant, long-term equity ownership; and

›	mitigating compensation-related retention risk.

As described in further detail below, consistent with these goals, our compensation programs are designed to complement each other to provide a clear link between what we pay our NEOs and RBI’s performance over both short- and long-term periods.

Our NEO compensation package for 2021 reflects this commitment. For 2021, 94% of our CEO’s target total direct compensation and an average of 91% of our other NEOs’ target total direct compensation was performance-based or equity-based.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is responsible for establishing and overseeing our compensation philosophy and for setting our executive compensation and benefits policies and programs generally. In formulating our executive compensation packages, the Compensation Committee does not benchmark to a particular industry or group of companies, but it draws information from general industry experience and compensation survey data.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also reviews the results of the prior year’s shareholder advisory vote, including the fact that over 98% of the votes cast were voted in favor of RBI’s executive compensation at the 2021 annual meeting of shareholders. The Compensation Committee intends to annually review the results of the advisory vote and will consider this feedback as well as the feedback obtained from shareholder engagement as it completes its annual review of each pay element and the total compensation packages of our NEOs.

Role of Executives in Establishing Compensation

Annually, the CEO proposes the financial metrics and threshold, target and maximum performance levels for the Annual Bonus Program, subject to Board approval. The CEO also proposes the individual performance goals that

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Compensation Discussion and Analysis

will determine Individual Achievement under our Annual Bonus Program. These individual performance goals are then approved by the Board for the CEO and by the Compensation Committee for the CEO Direct Reports, including the other NEOs. The Compensation Committee evaluates the performance of the CEO, determines the CEO’s final Individual Achievement, and recommends to the full Board for approval the bonus payout of the CEO. The Compensation Committee approves the final Individual Achievement and bonus payout for each of the other NEOs based on the CEO’s recommendation. In addition, our CEO provides the Compensation Committee with recommendations regarding base salary and annual target bonus levels for the upcoming year and the aggregate total long-term incentive value that each other NEO should receive.

Elements of Compensation Program

Our compensation program is based on a pay-for-performance philosophy. The following provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to RBI’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2021 compensation program for executive officers, including NEOs.

Element	Description	Primary Objective

Base Salary	• Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience	• Provide a competitive compensation package

Annual Cash Incentive (Annual Bonus Program)

•  Annual cash incentive with target award amounts for each executive officer

•  Actual cash payouts are linked to achievement of annual business (75%) and individual (25%) performance targets, and can range from 0% - 175% of target

• Connect outcome to company performance (short-term) • Performance incentive • Motivate and reward

Matching RSUs (tied to Bonus Swap)	• Awarded pursuant to our bonus swap program. • RSUs granted in 2022 for the 2021 bonus vest ratably over four years	• Connect outcome to performance (long-term) • Alignment with shareholders • Further ownership culture • Retention incentive

LTI - Performance Share Units (PSUs)

•  Awarded to senior leaders, top performers, or key hires on a discretionary basis

•  Three-year performance period

•  Payouts are linked to relative total shareholder return range from 0%-200%

•  PSUs cliff vest after a three-year period

• Connect outcome to performance (long-term) • Reward business performance • Alignment with shareholders • Further ownership culture • Performance incentive • Retention incentive

LTI - Restricted Share Units (RSUs)	• Awarded to senior leaders, top performers, or key hires on a discretionary basis • RSUs vest ratably over three or four years	• Connect outcome to performance (long-term) • Alignment with shareholders • Further ownership culture • Performance incentive • Retention incentive

Page 34	|	2022 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

Base Salaries

Objectives and Considerations. Base salary is the “fixed” element of executive compensation at RBI. We provide a base salary to recognize the skills, competencies, experience, and individual performance that the CEO and each CEO Direct Report brings to his or her position. In addition, because our executive officers operate as a team, the Compensation Committee also considers internal pay equity in establishing the base salary of the CEO Direct Reports. The Compensation Committee annually reviews the base salary of the CEO and each CEO Direct Report. We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally performance-based and dependent on the NEO’s success and achievement in his or her role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his or her base salary. Therefore, as NEOs earn performance-based salary increases, their annual incentive award opportunities also increase proportionately.

2021 Actions. In December 2020, the Compensation Committee reviewed the elements of compensation and determined that base salaries were generally not competitive with market while bonus levels were generally above market. Based on this analysis, the Compensation Committee determined to rebalance the mix between base salary and bonus to remain competitive. Generally, the changes led to a similar target total cash compensation. The changes approved for the NEOs were as follows:

Name	2020 Salary ($)	2020 Target Bonus	Total Target 2020 Cash Comp ($)	2021 Salary ($)	2021 Target Bonus	Total Target 2021 Cash Comp ($)
José Cil	800,000	300%	3,200,000	950,000	230%	3,135,000
Matthew Dunnigan	550,000	150%	1,375,000	600,000	130%	1,380,000
Joshua Kobza	650,000	250%	2,275,000	800,000	185%	2,280,000
David Shear	500,000	150%	1,250,000	600,000	130%	1,380,000

When Mr. Curtis was appointed as President, Burger King, United States and Canada in August 2021, the Compensation Committee approved increasing his salary to $525,000, based on his increased responsibilities and internal equity considerations.

Annual Bonus Program – Cash Incentive

Objectives and Considerations. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and achieve their individual performance goals. Annual cash incentives are only paid if we achieve our minimum financial goals for the calendar year.

Target Bonus. The annual target bonus for each participating employee is expressed as a percentage of base salary as of September 30th of the performance year. Target bonuses are set based on the employee’s level, experience, responsibilities, internal equity considerations, and prior year’s performance. Due to the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of base salary is greater than that of the other NEOs.

2021 Actions. As described above, the Compensation Committee rebalanced the target bonuses for 2021 in connection with increases in base salary. When Mr. Curtis joined us as Chief Operating Officer of Burger King, he was awarded a sign-on bonus of $100,000 and his target bonus was 100% which would be for the full 12 months. In connection with his appointment as President, Burger King, United States and Canada in August 2021, the Compensation Committee approved increasing his target bonus to 120%, based on his increased responsibilities and internal equity considerations.

Plan Design

Most corporate employees, including our NEOs, are eligible to receive an annual performance-based cash bonus based on (1) business performance and (2) their individual performance.

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Compensation Discussion and Analysis

The formula for determining an eligible employee’s annual cash bonus under the 2021 Annual Bonus Program (the “bonus payout” or “payout”) is:

In all cases, the actual bonus payout is subject to:

›	attainment of threshold performance of 50% of Adjusted EBITDA and individual achievement,

›	a reduction of up to 30% if RBI does not meet its minimum free cash flow target,

›	a reduction if certain expense targets or compliance requirements are not met, and

›

an upward or downward adjustment of up to 20% based on a qualitative evaluation of RBI’s performance and the executive’s performance, as recommended by the CEO and approved by the Compensation Committee.

Achievement – The plan design was centered on achievement based 75% on business achievement and 25% on individual achievement. The metrics for business achievement selected by the Compensation Committee and the Board were net restaurant growth (“NRG”), comparable sales and organic Adjusted EBITDA growth. The following table describes the weighting of these metrics for each NEO:

	Consolidated Adjusted EBITDA	Business Adjusted EBITDA	NRG	Comparable Sales
José Cil	40%	—	15%	20%
Matthew Dunnigan	40%	—	15%	20%
Joshua Kobza	40%	—	15%	20%
David Shear	20%	20%	20%	15%
Thomas Curtis	20%	15%	10%	30%

For 2021, the Board and the Compensation Committee also established the threshold, target, and maximum performance levels based on amounts that reflected the following growth:

	Adjusted EBITDA growth* (%)			NRG (%)			Comparable Sales (%)
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
RBI	9.5	15.3	21.8	2.8	5.1	6.3	4.1	8.2	12.3
International	24.7	31.5	38.7	5.2	9.5	11.8	5.3	9.4	13.5
BK US&C	3.3	8.9	14.9	0.7	1.4	2.0	2.4	6.5	10.6

*	calculated based on internal budgeted foreign exchange rates and excludes Tim Hortons advertising fund contribution of $45 million

For 2021, the payout threshold for each metric was set at 50% of the target performance payout, while the maximum was set at 200% of the target performance payout. If consolidated RBI organic Adjusted EBITDA is less than the threshold, there would be no payout.

Individual Achievement is measured based on a participant’s overall achievement of his or her individual performance goals. At the beginning of the year, a participant is assigned multiple quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs” and each KPI is assigned a weighting. The Board approves the KPIs for the CEO and the Compensation Committee approves the KPIs for the CEO Direct Reports. These KPIs are generally measurable in nature and are established to correspond to relevant business goals depending on the role, such as NRG pipeline for 2022, digital sales, recruiting diversity, franchisee profitability, earnings per share and guest satisfaction levels. None of the individual KPIs is material to understanding the bonus program or how annual cash incentive amounts were determined in 2021.

Page 36	|	2022 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

At the end of each year, the Chair of the Compensation Committee evaluates the individual performance of the CEO, and the CEO evaluates the individual performance of the CEO Direct Reports, including the other NEOs. Each KPI is expressed as a percentage of completion and is assigned a corresponding weight (with 100% being full completion of each KPI and reflective of the maximum award applicable to each KPI). Individual Achievement represents the sum of the percentage completion of each KPI after the appropriate weight has been applied to each. If a participant achieves less than half of the aggregate KPIs for his or her Individual Achievement, then he or she will not receive a bonus payout for that year even if the business achievement target is met or exceeded.

Actual 2021 Bonus Plan Awards.

Name	Base Salary Rate at 9/30 ($)	Bonus Target (%)	Consolidated Adjusted EBITDA (%)	Bus. Adjusted EBITDA (%)	NRG (%)	Comparable Sales (%)	Individual KPIs (%)	Actual Bonus ($)
José Cil	950,000	230	121.6	—	86.9	96.7	90	2,262,134
Matthew Dunnigan	600,000	130	121.6	—	86.9	96.7	80	788,035
Joshua Kobza	800,000	185	121.6	—	86.9	96.7	88	1,524,846
David Shear	600,000	130	121.6	152.7	91.4	189.3	79	946,127
Thomas Curtis(1)	525,000	120	121.6	90.5	51.0	78.7	59	455,597

(1)

Mr. Curtis’ bonus amount is pro-rated with 2/3 based on his original 100% bonus target and 1/3 based on the 120% revised bonus target he received when he was promoted to President of Burger King, United States and Canada in August 2021.

Annual Bonus Program – Bonus Swap RSUs

Objectives and Considerations. As part of our commitment to fostering our ownership focus and mentality, RBI provides its executives with an opportunity to invest a portion of their annual cash bonus into RBI common shares (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching RSUs (we refer to these RSUs as “Bonus Matching RSUs”).

2021 Bonus Swap Program. Under the 2021 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% (the “Swap Election Percentage”) of their calculated net bonus for 2021 (after deducting an amount based on a theoretical tax rate of 40%) to purchase Investment Shares. The number of Investment Shares purchased was calculated by multiplying the theoretical net bonus and the Swap Election Percentage and then dividing by the closing price on the trading day prior to the date of purchase reported on the TSX (denominated in Canadian dollars) for Canadian participants or on the NYSE (denominated in U.S. dollars) for all other participants. Each of our NEOs elected a Swap Election Percentage of 50%.

Employees who elected to purchase Investment Shares also received Bonus Matching RSUs, based on their Swap Election Percentage and their level within the organization. For each participating NEO, the Bonus Matching RSUs were calculated as follows:

Gross Bonus	X	Swap Election (50%)	X	RSU multiplier (2.25x)	/	NYSE Closing Price ($56.05)	=	# Bonus Matching RSUs

The closing price reported is determined on the trading day prior to the grant date. Both the purchase date of the Investment Shares and the grant date for the Bonus Matching RSUs were the same as the bonus payment date under the 2021 Annual Bonus Program, which was February 25, 2022.

Dividend equivalents accrue on the Bonus Matching RSUs in additional RSUs having a fair market value as of the applicable dividend payment date equal to the value of the dividend that would have been distributed if a Bonus

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Compensation Discussion and Analysis

Matching RSU was an issued and outstanding common share (the “Dividend Equivalents”). The Dividend Equivalents are subject to the same terms and conditions as the Bonus Matching RSUs to which they relate and will be settled on the relevant settlement date of the Bonus Matching RSUs.

For the Bonus Matching RSUs issued in 2022 for the 2021 bonus payout, the Bonus Matching RSUs will vest ratably on December 31 of 2022, 2023, 2024 and 2025, subject to the retention of the Investment Shares. All of the unvested Bonus Matching RSUs will be forfeited if an NEO’s service to RBI is terminated for any reason other than termination without cause within 12 months of a change of control. The Compensation Committee approved the grants of Bonus Matching RSUs to the participants in the 2021 Bonus Swap Program in December 2021.

The following table sets forth, for each NEO, the number of Bonus Matching RSUs issued to such NEO on February 25, 2022:

NEO	2021 Bonus Matching RSUs (#)
José Cil	45,404
Matthew Dunnigan	15,816
Joshua Kobza	30,605
David Shear	18,990
Thomas Curtis	9,144

These Bonus Matching RSUs will be reported in the 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table.

2020 Bonus Swap Program. The terms of the 2020 Bonus Swap Program are similar to the 2021 Bonus Swap Program, except the RSU multiplier for NEOs at the 50% level was 2.0x. Mr. Curtis was not employed by us in 2020 and did not participate in the program. The amounts set forth below reflect the Bonus Matching RSUs issued to each NEO on February 19, 2021:

NEO	2020 Bonus Matching RSUs (#)
José Cil	27,864
Matthew Dunnigan	9,966
Joshua Kobza	19,591
David Shear	10,701

Additional information regarding these Bonus Matching RSUs is provided in the 2021 Summary Compensation Table, the 2021 Grants of Plan-Based Awards Table and the 2021 Outstanding Equity Awards at Fiscal Year-End Table.

Long-term Incentive Grants

Consistent with our values of ownership and meritocracy, our Compensation Committee believes equity-based compensation should be an important component of our compensation structure. In addition to the opportunity to participate in the ownership of RBI through the Annual Bonus Swap Program, for 2021 we provided equity awards to executives both in the form of PSUs and RSUs.

Prior to 2021, discretionary long-term incentive awards were not granted annually. As a result, awards tended to be larger than if they were granted on a consistent basis and were tied to a single set of targets granted over several years rather than rolling targets as would have applied had annual awards been made. In reviewing our compensation philosophy with respect to equity compensation, and in consideration of the limited visibility due to the uncertainties related to the effects of COVID-19 on the business in 2021 and the feedback from our proactive shareholder engagement in late 2020, this year the Compensation Committee determined to move to smaller, shorter vested, more consistent equity awards. In keeping with our principle of meritocracy, the Compensation Committee has maintained discretion with respect to the size of awards within the applicable compensation levels.

Page 38	|	2022 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

On January 19, 2021, the Compensation Committee approved long-term incentive awards to the NEOs with a grant date of February 19, 2021, comprising a mix of PSUs that cliff vest on February 19, 2024, and RSUs that vest ratably on December 31 of 2021, 2022 and 2023. The performance measure for purposes of determining the number of PSUs earned is the relative total shareholder return of RBI shares on the NYSE compared to the performance of the S&P 500 for the period from December 31, 2020 to December 31, 2023. The Compensation Committee established a target performance level at the 50th percentile, a performance threshold at or above which 50% of target is earned and below which no shares are earned at the 25th percentile, a performance level to earn 150% of the target at the 75th percentile and a maximum performance level at the 90th percentile at or above which 200% of the target is earned. In addition, if an executive’s service to RBI is terminated (other than due to death or disability) prior to February 19, 2023, he or she will forfeit the entire award.

The grants to the NEOs were as follows:

Name	# of PSUs	# of RSUs
José Cil	100,500	49,500
Matthew Dunnigan	33,500	16,500
Joshua Kobza	83,750	41,250
David Shear	33,500	16,500
Thomas Curtis	30,000	30,000

Additionally, Mr. Curtis received a grant of 15,000 RSUs in June 2021 after joining the company as the Chief Operating Officer of BK. After being promoted to President of BK, U.S. and Canada, Mr. Curtis was granted 15,000 PSUs in September 2021. In December 2021, the Compensation Committee determined to increase Mr. Curtis’ equity by granting him an additional 15,000 RSUs and 15,000 PSUs with the same performance criteria as described above.

Additional information regarding these awards is provided in the 2021 Summary Compensation Table, the 2021 Grants of Plan-Based Awards Table and the 2021 Outstanding Equity Awards at Fiscal Year-End Table.

In light of the extraordinary impact of COVID on the business and its financial results for the performance period covered by the 2019 and 2020 grants of PSUs, the Compensation Committee had adjusted the performance criteria for these awards to vest based on the consolidated Adjusted EBITDA (50%), NRG (20%) and Comparable Sales (30%) targets for 2021 as described above for the annual bonus plan. As amended, these awards were subject to a maximum vesting of 100% of target, reduced from a maximum amount of 120% or 200%. In early 2022, the Compensation Committee determined that since the combined achievement exceeded 100%, based on the terms of the amended awards they were earned at 100% of the target amount.

Stock Incentive Plans

Any equity-based awards described in this section are subject to the terms of the relevant stock incentive plans pursuant to which they have been issued. Our stock incentive plans are described in Appendix C to this proxy statement.

Benefits and Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provide the following executive benefit programs to our NEOs and other executives:

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs is limited to the lesser of $1.3 million or 2.75 times base salary.

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Compensation Discussion and Analysis

Executive Health Plan

Mr. Shear received medical coverage for 2021 via an international benefits policy. Under this program, we pay the premiums for this insurance coverage, which pays 100% of most of the medical and dental expenses of Mr. Shear. Further details are provided in the 2021 All Other Compensation Table.

Other Benefits

We also maintain a comprehensive benefits program consisting of retirement income and health and welfare plans, which are available to the NEOs on the same basis as all other full-time employees. The objective of the program is to provide full-time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability, or illness, which may interrupt the eligible employee’s employment or income received as an active employee. Our health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. We also provide a 401(k) plan that is available to all eligible full-time U.S. employees. The 401(k) plan includes a matching feature of up to four percent of the employee’s base salary, subject to IRS limits.

RBI provides tax support in the form of tax equalization and tax preparation services to each of the NEOs for business reasons. We also pay for annual comprehensive physicals for employees at the level of vice president and above. Additionally, we offer, at our cost, long term disability insurance of up to 50% of eligible earnings, not to exceed $5,000 per month. From time to time, RBI provides other limited perquisite benefits. Further details are provided in the 2021 All Other Compensation Table.

Clawback and Anti-Hedging Policies

The Compensation Committee maintains a clawback policy which requires RBI to seek to recoup incentive awards made to RBI’s executive officers if the financial results on which such awards were based are subsequently restated within a two-year period and the executive officer’s intentional misconduct contributed to the restatement. Our Amended and Restated 2014 Omnibus Incentive Plan provides that any awards granted under the plan on or after January 1, 2017 are subject to recoupment pursuant to the clawback policy and applicable law. In addition, our stock option, PSU and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to RBI.

Our insider trading policy limits the timing and types of transactions in RBI securities by executive officers, directors, and employees, including our NEOs. Among other restrictions, the policy prohibits short selling, hedging, margin accounts, and pledging transactions by RBI employees, including the NEOs, other than broker assisted exercise or settlement of equity awards. Non-employee directors are prohibited from short-selling RBI securities and transacting in puts or calls on RBI securities and also must comply with pre-clearance procedures for any other hedging, margin account or pledge transactions.

Stock Ownership Guidelines

To further align the interests of RBI’s executive officers with those of its stockholders and ensure a long-term perspective, the Compensation Committee adopted minimum stock ownership guidelines for executive officers in January 2017. In December 2020, the Compensation Committee adopted revised guidelines, effective January 2021, that increase both the minimum ownership level and the number of executives subject to the policy to promote our ownership values and further align these executives with long-term shareholder.

The minimum ownerships levels are as follows:

Position	New Guidelines Multiple of Base Salary	2017 Guidelines Multiple of Base Salary
CEO	12x Base Salary	5x Base Salary
Pay Band 9 & 10 (Executive Vice President and C-Suite)	6x Base Salary	3x Base Salary
Pay Band 8 (Senior Vice President)	4x Base Salary
Pay Band 7 (Vice President)	2x Base Salary

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Compensation Discussion and Analysis

Executives have five years from the adoption date of the policy or from their initial promotion into an eligible position to achieve the required ownership levels. Executive officers that were subject to the 2017 policy, must meet the 2017 requirements in the original time frame and then meet the new requirements within five years from January 2021. The Compensation Committee may allow exceptions to these guidelines in the event of hardship or other extraordinary circumstances.

These guidelines provide that (1) outstanding RBI common shares and Partnership exchangeable units directly owned, (2) outstanding RBI common shares and Partnership exchangeable units held by an executive’s spouse or dependent children or by a trust held for the benefit of the executive’s spouse and/or children where executive and/or spouse is trustee or investment advisor, (3) RSUs held by executive, net of assumed 45% tax rate, (4) earned but unvested PSUs held by executive, net of assumed 45% tax rate, and (5) vested options (calculated on after-tax net proceeds, assuming a 45% tax rate) may be included in determining whether an officer has met the minimum ownership requirement.

As of March 31, 2022, the total value of equity held by Mr. Cil, our Chief Executive Officer, in accordance with the policy was $86.4 million, or 87.3 times his base salary rate, consisting of $4,941,109 after tax RSUs, $26,650,150 after tax earned PSUs, $3,405,218 after tax option value, $45,201,231 common shares held by Mr. Cil or trusts for the benefit of his family members, and $6,175,210 Partnership units, based on the closing price of our common shares on the NYSE that day of $58.39.

Employment Agreements

During 2021, RBI and two of its subsidiaries (Burger King Corporation or a subsidiary thereof and The TDL Group Corp.) had employment agreements (the “Tri-Party Employment Agreements”) in place with each of Messrs. Cil, Dunnigan and Kobza due to the fact that these executives allocate their working hours among RBI and the subsidiaries. Pursuant to the Tri-Party Employment Agreements, each company is responsible for paying that portion of the executive’s salary and annual bonus based on the percentage of the executive’s working hours allocated to such company. Each Tri-Party Employment Agreement sets forth the base salary and the target bonus (as a percentage of base salary) of the executive (as described above). The Tri-Party Employment Agreements also provide that (i) each of the executives is tax equalized to the U.S. to help ensure that the executive does not gain or lose financially due to the different tax and social security implications or consequences of the executive’s employment with the three companies and (ii) that RBI will pay for tax preparation services for such executive. Either the company or the executive may terminate the employment relationship at any time. If a company terminates the employment of an executive under its respective employment agreement without cause or due to the executive’s death or disability, the provisions of RBI’s policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, including, if applicable, RBI’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply. This severance will be paid to the executives by the respective companies based on the same allocation applied to base compensation. If an executive is terminated by one company, his or her employment with the other companies will also terminate.

In December 2020, Mr. Shear entered into a letter agreement with several of our foreign subsidiaries regarding his salary, bonus and benefits. In 2021, he entered into a tax equalization agreement with respect to compensation while he is employed in Switzerland, so that his tax responsibility will be based on employment in the US. In August 2021, Mr. Curtis and BK entered into a letter agreement regarding his salary, bonus and benefits.

Non-Competition and Confidentiality

Each of the NEOs has agreed in his or her employment agreement or in a non-compete, non-solicitation and confidentiality agreement (i) not to compete with us during the term of his or her employment and for one year after the termination of employment, (ii) not to solicit our employees or franchisees during the term of his or her employment and for one year after termination, and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance (if applicable) or other benefits to him or her.

Restaurant Brands International	2022 Proxy Statement	|	Page 41

Compensation Discussion and Analysis

Actions Regarding 2022 Compensation

In addition to the decisions discussed above, the Compensation Committee met in December 2021 to review compensation philosophy and set compensation for 2022.

Changes in Base Salary. In December 2021, the Compensation Committee reviewed the elements of compensation and determined to adjust base salaries to address inflation and competitiveness. The changes approved for the NEOs were as follows:

Name	2021 Salary ($)	2022 Salary ($)
José Cil	950,000	990,000
Matthew Dunnigan	600,000	650,000
Joshua Kobza	800,000	840,000
David Shear	600,000	700,000
Thomas Curtis	525,000	550,000

2022 Annual Incentive Plan. In December 2021, the Compensation Committee reviewed the annual incentive plan and determined to increase the bonus targets for Mr. Shear from 130% to 140% and for Mr. Curtis from 120% to 130% to reflect the scope of their responsibilities and for internal equity considerations, respectively. Additionally, the Compensation Committee recalibrated the weighting of NRG and comparable sales for certain business units and decreased from 50% to 25% the aggregate achievement of individual performance criteria required to be eligible for an incentive payment. The requirement to meet the threshold consolidated RBI organic Adjusted EBITDA in order to be eligible for an incentive payment remains 50% achievement.

2022 Long Term Incentive Grants.

For 2022, the Compensation Committee determined to grant all discretionary equity in the form of PSUs in order to align incentives with our business priorities and based on feedback from shareholder engagement. The performance metrics for the PSUs are based on three-year targets for organic Adjusted EBITDA (weighted 50%), NRG (weighted 20%) and comparable sales (weighted 30%), in each case on a consolidated basis. The PSUs can be earned based on these components at 50% for threshold performance and at 150% for maximum performance. Additionally, the number of PSUs earned is subject to a multiplier based on the relative total shareholder return of our common shares on the NYSE compared to the performance of the S&P 500 for the period from December 31, 2021 to December 31, 2024. The Compensation Committee established this multiplier to be 50% below the 25th percentile, 100% between the 40th and 60th percentile and 150% at or above the 75th percentile, with linear interpolation between these multipliers. This allows the final payout to range from 25% for threshold performance to 225% at maximum performance.

The grants to the NEOs were as follows:

Name	# of PSUs
José Cil	149,452.00
Matthew Dunnigan	49,817.00
Joshua Kobza	124,543.00
David Shear	59,780.00
Thomas Curtis	39,853.00

Additional information regarding these awards will be provided in the 2022 Grants of Plan-Based Awards Table and the 2022 Outstanding Equity Awards at Fiscal Year-End Table.

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Compensation Discussion and Analysis

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

COMPENSATION COMMITTEE Alexandre Behring, Chair Paul Fribourg Golnar Khosrowshahi April 21, 2022

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Executive Compensation

EXECUTIVE COMPENSATION

The following tables provide information on the compensation of our NEOs for our 2021 fiscal year. Our NEOs include the individual who served as our CEO during 2021, the individual who served as CFO during 2021 and our three other most highly compensated officers who were serving as executive officers at the end of 2021.

2021 Summary Compensation Table

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
José Cil*	2021	920,577	—	10,769,665	—	2,262,134	16,412	13,968,789
CEO and Former	2020	553,370	—	17,716,706	—	1,687,200	97,140	20,054,416
President, Burger King	2019	776,923	—	18,736,254	—	1,139,221	59,342	20,711,741

Matthew Dunnigan	2021	590,192	—	3,630,941	—	788,035	10,401	5,019,570
CFO	2020	529,533	—	3,805,199	518,000	603,488	10,852	5,467,072
	2019	464,615	—	6,895,875	—	489,755	23,319	7,873,564

Joshua Kobza	2021	770,577	—	8,754,985	—	1,524,846	759,664	11,810,072
COO	2020	677,120	—	14,220,511	—	1,186,250	59,195	16,143,077
	2019	644,231	—	15,430,767	—	958,568	60,016	17,093,581

David Shear(1)	2021	622,142	—	3,675,466	—	946,127	728,928	5,972,642
President, International

Thomas Curtis IV(2)	2021	322,981	100,000	3,710,250	—	455,597	267,270	4,856,098
President, Burger King
U.S. and Canada

*	Mr. Cil elected to forgo 50% of his salary for the six months ended September 30, 2020.
(1)

Unless otherwise stated, amounts paid to Mr. Shear in Swiss francs were converted to U.S. dollars based on the exchange rate published in Bloomberg on December 31, 2021, as follows: 1 U.S. dollars = 0.91224 Swiss francs.

(2)	Mr. Curtis joined BK and became Chief Operating Officer of Burger King Americas in May 2021 and then was promoted to President, Burger King, U.S. and Canada in August 2021.
(3)

Amounts shown in this column include the aggregate grant date fair value of Bonus Matching Restricted Share Units (“Bonus Matching RSUs”) granted in calendar years 2021, 2020, and 2019 under the Bonus Swap Program to the NEOs for 2020, 2019, and 2018 and computed in accordance with FASB ASC Topic 718. Under the Bonus Swap Program for such years, the Bonus Matching RSUs for the participating NEOs were calculated by (1) multiplying an NEO’s gross bonus by the Swap Election Percentage of 50%, (2) multiplying this amount by two, and (3) dividing the total by the closing price of an RBI common share on the trading day preceding the grant date. Additionally, for 2021 amounts in this column include the aggregate grant date fair value of discretionary restricted stock units (“RSUs”) computed in accordance with FASB ASC Topic 718. Our NEOs have not actually received this compensation nor do these amounts reflect the actual value that will be recognized by the NEO. For additional information on the valuation assumptions regarding the stock awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2021, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

(4)

For Messrs. Cil, Dunnigan, Kobza, Shear and Curtis, $6,085,275, $2,208,425, $5,071,063, $2,2028,425, and $1,828,800, respectively, of this amount represents the aggregate grant date fair value of PSUs granted in calendar year 2021 based on the grant date. The aggregate grant date fair value of the PSUs was computed based on the probable outcome of the performance target as of the grant date and 100% achievement of the performance target. The value of the PSUs at the grant date assuming the highest level of performance achieved (earned at 200% of target) would be $12,170,550, $4,056,850, $10,142,125, $4,056,850, and $3,657,600 for Messrs. Cil, Dunnigan, Kobza, Shear and Curtis, respectively. For Messrs. Cil, Dunnigan, Kobza, Shear and Curtis, $4,684,390, $1,602,516, $3,683,923, $1,647,021, and $1,881,450, respectively, of this amount represents the aggregate grant date fair value of RSUs granted in calendar year 2021 based on the grant date. The dividend equivalents are converted to shares if and to the extent the underlying PSUs or RSUs vest. Actual amounts will be based on the RBI share price on the settlement date.

(5)

The amounts reported in this column reflect compensation earned for 2021 performance under our Annual Bonus Program. We make payments under this program in the first quarter of the calendar year following the calendar year in which the bonus was earned after finalization of our audited financial statements. As discussed above under “Compensation Discussion and Analysis—Bonus Swap Program”, in February 2022, each of the NEOs elected to swap 50% of their calculated net non-equity incentive plan compensation (the maximum permitted pursuant to the program) to purchase RBI common shares. The amounts of 2021 non-equity compensation forgone and used to purchase RBI common shares in February 2022 were as follows: Mr. Cil—$678,640; Mr. Dunnigan—$236,411; Mr. Kobza—$457,454; Mr. Shear—$274,377; and Mr. Curtis—$136,679 and were calculated on an after-tax basis assuming a 40% tax rate.

(6)	Details of the amounts set forth in this column related to 2021 are included in the 2021 All Other Compensation Table.

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Executive Compensation

2021 All Other Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the 2021 Summary Compensation Table.

Named Executive Officer	Year	Company Contribution to Retirement and 401(k) Plans ($)(1)	Tax Equalization ($)(2)	Expatriate Benefits/ Relocation ($)(3)	Other ($)(4)	Total ($)
José Cil	2021	11,600	—	—	4,812	16,412
Matthew Dunnigan	2021	—	8,871	—	1,530	10,401
Joshua Kobza	2021	11,600	745,383	—	2,681	759,664
David Shear	2021	93,741	358,151	265,823	11,212	728,928
Thomas Curtis	2021	—	—	263,749	3,521	267,270

(1)	These amounts represent the Company’s match to the retirement plan of each respective NEO.
(2)

Pursuant to the Tri-Party Employment Agreements with Messrs. Cil, Dunnigan, and Kobza, we tax equalize each executive’s compensation to the U.S., including with respect to vesting of equity awards. See discussion of Tri-Party Employment Agreements in the CD&A above. Pursuant to the expatriate benefits provided to Mr. Shear, we have agreed to tax equalize his Swiss cash compensation to U.S. income tax rates. Amounts above reflect gross payments made to non-U.S. tax authorities and are not net of refunds received by RBI with respect to prior year over withheld payments for Mr. Cil—$2,257 and Mr. Kobza—$389.

(3)	Includes expatriate benefits for Mr. Shear and costs for Mr. Curtis related to his relocation to Miami, Florida.
(4)

Includes the cost of premiums for the Executive Life Insurance Program for each NEO, the imputed value of tax preparation costs of $500 for Messrs. Cil, Dunnigan, Kobza Shear and, and the cost of an executive physical for Messrs. Cil and Kobza. For Mr. Shear this also includes employer paid sickness and accident insurance and monthly transportation and personal health allowances.

Restaurant Brands International	2022 Proxy Statement	|	Page 45

Executive Compensation

2021 Grants of Plan-Based Awards Table

The following table provides information about cash (non-equity) and equity compensation awarded to our NEOs in 2021, including: (1) the range of possible cash payouts under our 2021 Annual Bonus Program; (2) the grant date and approval date of equity awards; (3) the number of Bonus Matching RSUs awarded in February 2021 in connection with the 2020 Annual Bonus Program; and (4) the grant date fair value of the Bonus Matching RSUs and PSUs awarded during 2021 as described above in Notes 3, 4 and 5 to the 2021 Summary Compensation Table, respectively. The Bonus Matching RSUs are discussed in greater detail in the CD&A above.

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold ($)(1)(2)	Target ($)(1)(2)	Maximum ($)(1)(2)			Threshold (#)	Target (#)	Maximum (#)
José Cil	1,092,500	2,185,000	3,823,750	02/19/21	01/19/21				77,364	4,684,390
				02/19/21	01/19/21	50,250	100,500	201,000		6,085,275

Matthew Dunnigan	390,000	780,000	1,365,000	02/19/21	01/19/21				26,466	1,602,516
				02/19/21	01/19/21	16,750	33,500	67,000		2,028,425

Joshua Kobza	740,000	1,480,000	2,590,000	02/19/21	01/19/21				60,841	3,683,923
				02/19/21	01/19/21	41,875	83,750	167,500		5,071,063

David Shear	390,000	780,000	1,365,000	02/19/21	01/19/21				27,201	1,647,021
				02/19/21	01/19/21	16,750	33,500	67,000		2,028,425

Thomas Curtis	315,000	630,000	1,102,500	06/10/21	06/10/21				15,000	1,015,800
				09/01/21	08/21/21	7,500	15,000	30,000		963,150
				12/15/21	12/13/21				15,000	865,650
				12/15/21	12/13/21	7,500	15,000	30,000		865,650

(1)

Amounts shown in these columns were calculated using each NEO’s base salary as of September 30, 2021 (Mr. Cil—$950,000; Mr. Dunnigan—$600,000; Mr. Kobza—$800,000; Mr. Shear—$600,000; and Mr. Curtis—$525,000).

(2)

Threshold amounts reflect amounts payable under our 2021 Annual Bonus Program assuming that Business Achievement was 50% and Individual Achievement was 50%. Target amounts assume that the Business Achievement was 100% and Individual Achievement was 100%. Maximum amounts assume that the Business Achievement was 200% and Individual Achievement was 100%. Amounts do not take into consideration the percentage that the bonus could be negatively adjusted under the Free Cash Flow Adjustment (up to 30%) or the impact of CEO or Compensation Committee discretion. A full discussion of our 2021 Annual Bonus Program is included in the CD&A above.

(3)	The threshold, target and maximum amounts reflect the maximum number of shares awarded assuming that 50%, 100% and 200% of the performance target is achieved.
(4)	See Note 3 to the 2021 Summary Compensation Table and Note 10 to the 2021 Outstanding Equity Awards at Fiscal Year-End Table for more information.

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Executive Compensation

2021 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
Named Executive Officer	Grant Date		Securities Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(21)	Market Value of Shares or Units of Stock that Have Not Vested ($)(22)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(21)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(22)
José Cil	03/06/15	(1)	35,967	—	42.26	03/05/25	—	—	—	—
	03/06/15	(2)	166,667	—	42.26	03/05/25	—	—	—	—
	02/26/16	(3)	118,237	—	33.67	02/25/26	—	—	—	—
	02/23/18	(4)	—	—	—	—	18,058	1,095,772	—	—
	02/23/18	(5)	—	—	—	—	252,435	15,317,730	—	—
	02/22/19	(6)	—	—	—	—	15,813	959,534	—	—
	02/22/19	(7)	—	—	—	—	302,763	18,371,637	—	—
	02/21/20	(8)	—	—	—	—	18,364	1,114,336	—	—
	02/21/20	(9)	—	—	—	—	267,231	16,215,595	—	—
	02/19/21	(10)	—	—	—	—	21,422	1,299,899	—	—
	02/19/21	(11)	—	—	—	—	33,828	2,052,671
	02/19/21	(12)	—	—	—	—	—	—	103,021	6,251,323

Matthew Dunnigan	03/06/15	(2)	30,000	—	42.26	03/05/25	—	—	—	—
	02/24/17	(13)	—	40,000	55.55	02/23/27	—	—	—	—
	05/05/17	(14)	—	40,000	56.92	05/04/27	—	—	—	—
	02/23/18	(4)	—	—	—	—	2,212	134,231	—	—
	02/23/18	(15)	—	100,000	58.44	02/22/28	—	—	—	—
	02/22/19	(6)	—	—	—	—	7,156	434,239	—	—
	02/22/19	(7)	—	—	—	—	110,096	6,680,595	—	—
	02/21/20	(8)	—	—	—	—	7,894	479,009	—	—
	02/21/20	(9)	—	—	—	—	53,446	3,243,119	—	—
	02/21/20	(16)	—	50,000	66.31	02/20/30	—	—	—	—
	02/19/21	(10)	—	—	—	—	7,662	464,900	—	—
	02/19/21	(11)					11,276	684,222
	02/19/21	(12)	—	—	—	—	—	—	34,340	2,083,774

Joshua Kobza	03/06/15	(1)	35,494	—	42.26	03/05/25	—	—	—	—
	03/06/15	(2)	300,000	—	42.26	03/05/25	—	—	—	—
	05/05/17	(14)	—	200,000	56.92	05/04/27	—	—	—	—
	02/23/18	(4)	—	—	—	—	19,441	1,179,675	—	—
	02/22/19	(6)	—	—	—	—	14,657	889,388	—	—
	02/22/19	(7)	—	—	—	—	247,715	15,031,340	—	—
	02/21/20	(8)	—	—	—	—	15,451	937,586	—	—
	02/21/20	(9)	—	—	—	—	213,785	12,972,476	—	—
	02/19/21	(10)	—	—	—	—	15,062	913,938	—	—
	02/19/21	(11)					28,190	1,710,563
	02/19/21	(12)	—	—	—	—	—	—	85,851	5,209,436

David Shear	03/06/15	(1)	2,811		42.26	03/05/25	—	—	—	—
	03/06/15	(2)	166,667		42.26	03/05/25	—	—	—	—
	02/24/17	(13)	—	100,000	55.55	02/23/27	—	—	—	—
	02/23/18	(4)	—	—	—	—	8,875	585,510	—	—
	02/23/18	(15)	—	40,000	58.44	02/22/28	—	—	—	—
	02/22/19	(6)	—	—	—	—	9,317	565,379	—	—
	02/22/19	(7)	—	—	—	—	55,048	3,340,298	—	—
	02/21/20	(8)	—	—	—	—	6,448	391,250	—	—
	02/21/20	(16)	—	25,000	66.31	02/20/30	—	—	—	—
	02/21/20	(9)	—	—	—	—	26,723	1,621,559	—	—
	02/14/20	(16)	—	—	—	—	20,681	1,254,937	—	—
	02/19/21	(10)	—	—	—	—	8,227	499,233	—	—
	02/19/21	(11)					11,276	684,222
	02/19/21	(12)	—	—	—	—	—	—	34,340	2,083,774

Thomas	06/10/21	(17)	—	—	—	—	11,440	694,156	—	—
Curtis	09/01/21	(18)	—	—	—	—	—	—	15,128	917,987
	12/15/21	(19)	—	—	—	—	15,000	910,200	—	—
	12/15/21	(19)	—	—	—	—	—	—	15,000	910,200

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Executive Compensation

(1)	Reflects Bonus Matching Options issued on March 6, 2015 in connection with the 2014 Bonus Swap Program.
(2)	Reflects discretionary stock options granted to the executive.
(3)	Reflects discretionary stock options granted to the executive. These stock options vested on February 26, 2021.
(4)

Reflects Bonus Matching RSUs issued on February 23, 2018 in connection with the 2017 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2022.

(5)

The shares reported in this row represent shares issuable under the PSU award granted on February 23, 2018 to Mr. Cil that will cliff vest on February 23, 2023. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during the three-year performance period from 2016-2018. In January 2019, the Compensation Committee determined RBI’s achievement was 101% of the performance goal for the PSUs.

(6)

Reflects Bonus Matching RSUs issued on February 22, 2019 in connection with the 2018 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2023.

(7)

The shares reported in this row represent shares issuable under the PSU award granted on February 22, 2019 that cliff vest on February 22, 2024. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020.

(8)

Reflects Bonus Matching RSUs issued on February 21, 2020 in connection with the 2019 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2024.

(9)

The shares reported in this row represent shares issuable under the PSU award granted on February 21, 2020 that cliff vest on February 21, 2025. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020.

(10)

Reflects Bonus Matching RSUs issued on February 19, 2021 in connection with the 2020 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if any of the Investment Shares in connection with which they were issued are sold prior to vesting. The Bonus Matching RSUs vest ratably on December 31, 2021, 2022, 2023 and 2024.

(11)	Reflects discretionary RSUs granted to the executive that vest ratably over three years on December 31 of 2021, 2022 and 2023.
(12)

The shares reported in this row represent shares issuable under the PSU award granted on February 19, 2021 that cliff vest on February 19, 2024. The PSUs represent the right to receive a variable number of shares based on RBI’s actual performance on a relative total shareholder return from December 2020 to December 2023.

(13)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 24, 2022.
(14)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on May 5, 2022.
(15)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 23, 2023.
(16)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 21, 2025.
(17)	(Reflects discretionary RSUs granted to the executive that vest ratably over four years on December 31 of 2021, 2022, 2023 and 2024.
(18)	Reflects discretionary RSUs granted to the executive that vest ratably over three years on December 31 of 2022, 2023 and 2024.
(19)

The shares reported in this row represent shares issuable under the PSU award granted on September 1, 2021 that cliff vest on September 1, 2024. The PSUs represent the right to receive a variable number of shares based on RBI’s actual performance on a relative total shareholder return from December 2020 to December 2023.

(20)

The shares reported in this row represent shares issuable under the PSU award granted on December 15, 2021 that cliff vest on December 15, 2024. The PSUs represent the right to receive a variable number of shares based on RBI’s actual performance on a relative total shareholder return from December 2020 to December 2023.

(21)

Includes dividend equivalents as of December 31, 2020 on (i) unvested RSUs and (ii) on unvested PSUs. Dividend equivalents are accrued (in the form of additional units) on the RSUs and PSUs during the vesting period. The dividend equivalents are converted to shares if and when the underlying RSUs or PSUs vest.

(22)	Amounts reflect the market value of the RSUs or PSUs based on the closing price of an RBI common share on December 31, 2021 of $60.68, multiplied by the number of RSUs or PSUs.

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Executive Compensation

2021 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise Date ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
José Cil	6,763	(3)	249,132	43,265	2,625,320
Matthew Dunnigan	—		—	80,186	4,865,694
Joshua Kobza	—		—	444,819	26,991,598
David Shear	—		—	87,746	5,234,455
Thomas Curtis	—		—	3,813	231,385

(1)

The value realized on exercise of options is calculated by multiplying the number of shares exercised times the difference between the fair market value of a common share at the time of exercise and the exercise price of the options.

(2)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing price of our shares on the date the stock awards vested.
(3)	Mr. Cil exercised the options and (i) sold 6,300 of the shares acquired and paid the option exercise price and covered tax withholding obligations and (ii) held 463 of the shares acquired.

Potential Payments Upon Termination or Change in Control Table

The table below sets forth the potential payments that would be due to our named executive officers if they had been terminated on December 31, 2021. We do not provide for any specific payments upon the occurrence of only a change in control.

Messrs. Cil, Dunnigan, Kobza, Shear and Curtis

The amounts Messrs. Cil, Dunnigan, Kobza, Shear and Curtis would have been entitled to receive upon termination of employment on December 31, 2021 due to (1) death or disability, (2) without cause or (3) without cause after a Change in Control would have been governed by:

›	the terms of their respective employment agreements, which are described earlier under the heading “Compensation Discussion and Analysis – Employment Agreements”;

›

the Restaurant Brands International Inc. U.S. Severance Pay Plan (the “RBI Severance Plan”), while Mr. Shear is resident in Switzerland, we expect that we would pay severance consistent with this plan;

›	the 2021 Annual Bonus Program, as amended; and

›	the terms of their respective outstanding equity grants under our 2014 Omnibus Plan.

None of the employment agreements with our NEOs provide for any termination payments if the employee terminates his or her employment for “good reason”.

Programs

RBI Severance Pay Plan. – Pursuant to the RBI Severance Plan adopted on October 21, 2016 and updated on November 1, 2016, eligible employees whose employment is involuntarily terminated due to reductions in staff, position elimination, facility closing, closure of a business unit or organizational changes or restructuring are entitled to two weeks of severance for every year worked, with an eight-week minimum and capped at eight months for employees at the level of vice president and above. In addition, employees are entitled to receive continued group medical, dental and vision coverage at the active employee rate for the longer of three months or the employee’s severance pay period, subject to certain conditions. The employee’s right to receive these benefits is subject to his or her execution of a general release of claims in favor of his or her employer and entry into other separation documents.

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Executive Compensation

Equity Award Agreements

All of the equity awards provide that subject to terms and conditions imposed by the Compensation Committee in accordance with the 2014 Omnibus Plan, the awards will vest in full upon a termination Without Cause within 12 months following a Change in Control, as defined in the 2014 Omnibus Plan.

Bonus Matching Restricted Share Units – Pursuant to the award agreements governing the issuances of our Bonus Matching RSUs granted beginning in 2021, all unvested Bonus Matching RSUs will be forfeited if the employee’s employment is terminated. Pursuant to the award agreements governing the issuances of our Bonus Matching RSUs granted prior to 2021, if the employee’s employment is terminated prior to the second December 31 following the grant date (e.g. December 31, 2022 for the Bonus Matching RSUs granted in February 2020) for any reason other than death or disability, all of the Bonus Matching RSUs will be forfeited. If the employee’s employment is terminated on or after such date but prior to the vesting date either (1) “Without Cause” or (2) by reason of the employee’s Retirement (each as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 40% on the second December 31 following the grant date, 60% on third December 31 following the grant date, 80% on the fourth December 31 following the grant date and 100% the fifth December 31 following the grant date. If the employee’s employment is terminated by reason of the employee’s Disability (as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 20% on each December 31 following the grant date. If the employee’s employment is terminated by reason of the employee’s death, the Bonus Matching RSUs shall be deemed to have been vested 20% on the first December 31 following the grant date, 40% on the second December 31 following the grant date and 100% on the third December 31 following the grant date.

Stock Options – Pursuant to the award agreements governing the issuances of stock options, if an employee is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the award agreement), the employee (or such other person who is entitled to exercise the option) shall be vested in the number of common shares as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date. If the employment is terminated by reason of the employee’s death, then the employee’s beneficiary shall be vested in the number of common shares as if the common shares subject to the option vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. In any such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

Performance Share Units – Pursuant to the 2018 PSU award agreements with Mr. Cil, if the executive’s employment is terminated for any reason (other than death or disability) on or after February 23, 2021 (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s Retirement (each as defined in the award agreement), the PSUs shall be deemed to have been vested 50% on February 23, 2021 and 100% on February 23, 2023. If his employment is terminated by reason of his disability, the PSUs shall be deemed vested 20% on each of the first through fifth anniversary of the grant date. If his employment is terminated by reason of death, the PSUs shall be deemed to have been vested 20% on February 23, 2019, 40% on February 23, 2020 and 100% on February 23, 2021.

Pursuant to the amended 2019 PSU and 2020 PSU award agreements with the NEOs, if the executive’s employment is terminated for any reason (other than death or disability) prior to the third anniversary of the award, he will forfeit the entire award. If his employment is terminated on or after the third anniversary of the grant date (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s “Retirement” (each as defined in the award agreement), the PSUs shall be deemed to have been vested 50% on third anniversary of the grant date and 100% on the fifth anniversary of the grant date. If his employment is terminated by reason of his disability, the PSUs shall be deemed vested 20% on each of the first through fifth anniversary of the grant date. If his or her employment is terminated by reason of death, the PSUs shall be deemed to have been vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date.

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Executive Compensation

Pursuant to the 2021 PSU award agreements with each of the NEOs, if the executive’s employment is terminated for any reason (other than death or disability) prior to the second anniversary of the award, he will forfeit the entire award. If his employment is terminated on or after the second anniversary of the grant date (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s Retirement (each as defined in the award agreement), the PSUs shall be deemed to have been vested 67% on the second anniversary of the grant date. If his employment is terminated by reason of his death or disability, the PSUs shall be deemed vested one-third on each of the first through third anniversary of the grant date.

Executive Name	Death ($)		Disability ($)		Termination without Cause ($)		Termination without Cause After Change in Control ($)
José Cil
Salary	—		—		633,333	(1)	633,333	(1)
Bonus	2,262,134	(2)	2,262,134	(2)	2,262,134	(2)	2,262,134	(2)
Option Valuation	—	(3)	—	(4)	—	(4)	—	(5)
Stock Units	28,410,545	(6)(8)	21,680,485	(6)(8)	9,556,938	(7)	62,678,503	(9)
Value of Benefits Continuation	—		—		10,392	(1)	10,392	(1)

Total	30,672,679		23,942,619		12,462,797		65,584,363
Matthew Dunnigan
Salary	—		—		161,538	(1)	161,538	(1)
Bonus	788,035	(2)	788,035	(2)	788,035	(2)	788,035	(2)
Option Valuation	579,600	(3)	418,880	(4)	418,880	(4)	579,600	(5)
Stock Units	4,080,935	(6)(8)	3,880,394	(6)(8)	559,532	(7)	14,204,091	(9)
Value of Benefits Continuation	—		—		4,547	(1)	4,547	(1)

Total	5,448,570		5,087,309		1,932,532		15,737,811
Joshua Kobza
Salary	—		—		276,923	(1)	276,923	(1)
Bonus	1,524,846	(2)	1,524,846	(2)	1,524,846	(2)	1,524,846	(2)
Option Valuation	752,000	(3)	601,600	(4)	601,600	(4)	752,000	(5)
Stock Units	11,051,129	(6)(8)	10,459,438	(6)(8)	1,852,407	(7)	38,844,399	(9)
Value of Benefits Continuation	—		—		3,856	(1)	3,856	(1)

Total	13,327,975		12,585,884		4,259,632		41,402,023
David Shear
Salary	—		—		230,769	(1)	230,769	(1)
Bonus	946,127	(2)	946,127	(2)	946,127	(2)	946,127	(2)
Option Valuation	602,600	(3)	464,160	(4)	464,160	(4)	602,600	(5)
Stock Units	3,171,807	(6)(8)	2,837,954	(6)(8)	926,535	(7)	10,979,167	(9)
Value of Benefits Continuation	—		—		1,990	(1)	1,990	(1)

Total	4,720,534		4,248,241		2,569,581		12,760,652
Thomas Curtis
Salary	—		—		80,769	(1)	80,769	(1)
Bonus	455,597	(2)	455,597	(2)	455,597	(2)	455,597	(2)
Option Valuation	—		—		—	(4)	—	(5)
Stock Units	—		—		—	(7)	3,432,543	(9)
Value of Benefits Continuation	—		—		2,598	(1)	2,598	(1)

Total	455,597		455,597		538,964		3,971,508

(1)

Because the employment agreements with our NEOs provide that severance will be determined under the provisions of the policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, these amounts are determined under the RBI Severance Plan. The severance payment for Mr. Cil is 8 months of base pay, the severance payment for Mr. Dunnigan is 14 weeks of base pay, the severance payment for Mr. Kobza is 18 weeks of base pay, the severance payment for Mr. Shear is 20 weeks of base pay and the severance payment for Mr. Curtis is 8 weeks of base pay.

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Executive Compensation

(2)

Based upon amounts actually paid under the 2021 Annual Bonus Program as amended. In addition, pursuant to their employment agreements and our policy, we will make appropriate tax equalization payments on these non-equity incentive compensation amounts to the appropriate authority on behalf of Messrs. Cil, Dunnigan, Kobza and Shear. These amounts are not included in the amounts shown.

(3)

In the case of termination for death, the options will vest 20%, 40% and 100% on the first, second and third anniversaries of the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $60.68, the closing price of a common share as reported on the NYSE on December 31, 2021, and the exercise price of the options.

(4)

In the case of termination Without Cause or for Disability, options will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $60.68, the closing price of a common share as reported on the NYSE on December 31, 2021, and the exercise price of the options. If the exercise price exceeds $60.68, no value is assigned.

(5)

In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding options would vest. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $60.68, the closing price of a common share as reported on the NYSE on December 31, 2021, and the exercise price of the options. If the exercise price exceeds $60.68, no value is assigned.

(6)

In the case of termination for death, Bonus Matching RSUs will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, as set forth in the applicable award agreements. In the case of termination for Disability, Bonus Matching RSUs will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the fair market value of $60.68 per share, which is the closing price of a common share as reported on the NYSE on December 31, 2021.

(7)

In the case of termination Without Cause, Bonus Matching RSUs granted to prior to 2021 will vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth December 31 following the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the fair market value of $60.68 per share, which is the closing price of a common share as reported on the NYSE on December 31, 2021.

(8)

In the case of termination by reason of his Disability, the PSUs granted to each NEO prior to 2021 will vest in five equal installments, and for 2021 PSUs in three equal installments, as set forth in the applicable award agreement. In the case of termination by reason of death, the PSUs granted prior to 2021 will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, and for the 2021 PSUs, will vest in three equal installments, as set forth in the applicable award agreement. The amounts that vest will be based on earned units unless the performance period has not yet vested, in which case the target amount will vest. Amounts reflect the fair market value of $60.68 per share, which is the closing price of a common share as reported on the NYSE on December 31, 2021.

(9)	In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding Bonus Matching RSUs, RSUs and PSUs would vest.

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CEO Pay Ratio

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding our CEO) and the annual total compensation of our CEO, Mr. Cil.

As of December 31, 2021, our employee population consisted of approximately 5,700 individuals working in locations around the world, including full-time and part-time employees. We selected December 1, 2021 as the determination date for identifying the median employee.

To identify the median employee based on our employee population as of December 1, 2021, we calculated the amount of annual total cash compensation paid to all of our employees (other than our CEO). We calculated annual cash compensation using a reasonable estimate of the hours worked during 2021 for hourly employees and the actual salary and cash bonus paid for our salaried employees. We annualized pay for those who commenced work during 2021. We did not make any cost-of-living or other adjustments in identifying the median employee. As permitted under applicable guidance, we did not include any of the approximately 900 employees of the Firehouse Subs entities that we acquired on December 15, 2021 in this determination.

For 2021, we calculated the 2021 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $47,483.21.

Utilizing the same executive compensation rules and based on the amount reported in the “Total” Column of our 2021 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO was $13,968,789 (including $6,085,275 arising from the grant date fair value of a performance based restricted stock unit award). The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 294 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

This pay ratio disclosure is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor RBI’s management uses the pay ratio measure in making any compensation decisions.

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Proposal 2

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on a non-binding advisory basis, the 2021 compensation to our named executive officers as described in the “Executive Compensation” section of this proxy statement beginning on page 31. Under the TSX rules, this non-binding advisory approval of the 2021 compensation provided to named executive officers is optional. At the 2021 annual general meeting of shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers.

Shareholders are urged to read the CD&A section as well as the 2021 Summary Compensation Table and related compensation tables and narratives. We believe that compensation is an important tool to further our long-term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance and meritocratic principles, which incorporate our achievement of specific financial goals as well as achievement by employees of individual performance goals. As discussed in detail in the CD&A, our compensation programs are designed to foster long-term value creation for our shareholders by:

›	attracting and retaining top talent;

›	connecting executive outcomes to company performance;

›	placing a significant portion of compensation at risk if performance goals are not achieved;

›	promoting our core value of ownership by aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders through sizable, long-term equity ownership; and

›	mitigating compensation-related retention risk.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Restaurant Brands International Inc. APPROVE, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Restaurant Brands International Inc.’s Management Information Circular and Proxy Statement for the 2022 Annual General Meeting of Shareholders.”

This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “For” than “Against”. While this vote is advisory and non-binding, our Board of Directors and Compensation Committee will review the voting results and consider shareholder feedback in their continuing evaluation of our compensation program.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

Page 54	|	2022 Proxy Statement	Restaurant Brands International

Proposal 3

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, negotiating and setting the compensation, retention, and oversight of RBI’s independent registered public accounting firm. To execute this responsibility, the Audit Committee annually reviews KPMG’s qualifications, performance, independence, and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

›	Recent and historical audit performance, including the results of a management survey concerning KPMG’s service;

›	The relevant experience, expertise and capabilities of KPMG and the audit engagement team in relation to the nature and complexity of our business;

›	A review of the firm’s independence and internal quality controls;

›

Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (“PCAOB”);

›	The appropriateness of KPMG’s fees for audit and non-audit services; and

›

The length of time that KPMG has served as our independent registered public accounting firm, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

The Audit Committee has selected, and the Board has ratified the selection of, KPMG to audit our 2022 consolidated financial statements and our internal control over financial reporting and to serve until the close of the 2023 Annual Meeting. KPMG served as the independent auditors of BKW and its predecessors from 1989 until December 12, 2014 and provided to BKW other audit-related and non-audit services. Since December 12, 2014, KPMG has served as our independent registered public accounting firm and has provided other audit-related and non-audit services to us as shown below. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to RBI. For lead audit and audit quality control reviewing partners, the maximum number of consecutive years of service in those roles is five years. The process for selection of RBI’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of RBI and our shareholders, and we are asking our shareholders to vote on a proposal to appoint KPMG as our independent auditors to serve until the close of the 2023 Annual Meeting.

We expect one or more representatives of KPMG to be present at the Meeting. The representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

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Proposal 3

The following table presents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements and the audit of RBI’s internal control over financial reporting (“ICOFR”) for 2021 and 2020. In addition, the table presents fees billed for audit-related services, tax services (which includes tax compliance and tax consulting services) and all other services rendered by KPMG to RBI for 2021 and 2020.

	2021	2020
	($ in thousands)	($ in thousands)
Audit fees(1)	$6,542	$ 6,109
Audit-related fees(2)	215	221
Tax fees
Tax compliance fees(3)	—	598
Tax consulting fees(4)	381	525

Total tax fees	$ 381	$1,123
All other fees(5)	697	—

Total fees	$7,835	$7,543

(1)

Audit fees primarily consist of fees for the audit of the consolidated financial statements, ICOFR and the review of the interim condensed consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations, as well as for the preparation and review of documents relating to our debt offerings, including the preparation of comfort letters.

(2)	Audit-related fees are primarily the fees for financial statement audits of marketing funds and accounting consultations related to the evaluation of certain transactions.
(3)	Tax compliance fees primarily consist of fees for tax compliance services.
(4)	Tax consulting fees primarily consist of fees for tax planning and advice.
(5)	All other fees are fees for services other than those in the above categories.

Pursuant to our written charter, our Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. Consistent with the policies and procedures of our written charter, our Audit Committee approved all of the services rendered in 2020 and 2021. The Audit Committee has adopted a pre-approval policy under which the Audit Committee delegated to its chair the authority to approve services of up to $500,000 per engagement, subject to approval and ratification by the full Audit Committee at its next scheduled meeting.

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Proposal 3

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of RBI on behalf of the Board. Management has primary responsibility for RBI’s consolidated financial statements, financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of RBI’s consolidated financial statements in accordance with the standards of the PCAOB (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors (subject to approval of the full Board) and monitor and oversee the accounting and financial reporting processes of RBI, including RBI’s internal control over financial reporting, and the audits of the consolidated financial statements of RBI.

During the course of 2021 and the first quarter of 2022, the Audit Committee regularly met and held discussions with management and KPMG, the independent registered public accounting firm. In the discussions related to RBI’s audited consolidated financial statements for fiscal 2021, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s annual report on internal control over financial reporting and the results of KPMG’s testing and the evaluation of RBI’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with KPMG those matters required to be discussed by the independent auditors with the Audit Committee under PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG the firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believes that the services provided by KPMG for 2021 were compatible with, and did not impair, its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for fiscal year 2021 for filing with the SEC and on SEDAR and www.sedar.com.

This report has been furnished by the members of the Audit Committee:

Ali Hedayat, Chair

Maximilien de Limburg Stirum

Jason Melbourne

April 21, 2022

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board

The Board recommends a vote “FOR” the appointment of KPMG as our independent registered public accounting firm to serve until the close of the 2023 Annual Meeting.

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Proposal 4

PROPOSAL 4 – SHAREHOLDER PROPOSAL TO REPORT ON BUSINESS STRATEGY IN THE FACE OF LABOUR MARKET PRESSURE, INCLUDING INFORMATION ON FRANCHISEE HUMAN CAPITAL MANAGEMENT

RBI has been advised that two shareholders, the names and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to our Corporate Secretary at our executive offices, intend to submit the following proposal at the Meeting:

Supporting Statement:

As countries recover from the Covid-19 pandemic, Canada and America’s labour-force participation rates remain particularly low. In 2021, national statistics agencies recorded historic numbers of job vacancies – in October, that number reached 11 million in the U.S. and exceeded 1 million in November in Canada. Research shows that “quits” are at a record high as workers have more confidence in their job prospects and transition from unemployment to employment has been particularly low. This phenomenon is often referred as the “Great Resignation”.

A study from the bank RBC anticipates “labour shortages to become even more extensive” in the future. However, experts say that employment conditions, including low wages and benefits, are key factors driving the increase of job vacancies. A report from Mercer reveals that “frontline workers, low wage, minority and lower-level employees are more likely to be looking to leave – at rates significantly higher than historical norms”.

Accommodation and food services are the sectors recording the largest increase of job openings. This trend is particularly concerning as the average turnover rate in the fast food industry has reached 150% in the U.S. The retention challenges the sector faces may adversely impact customer satisfaction, operational efficiency and restaurant profitability. Research indicates a high employee turnover rate may increase labour expenses as “it can cost an employer approximately one-third the amount of an employee’s yearly earnings just to replace a lost worker”.

RBI has a recruitment and retention problem. Company emails leaked to the press in November 2021 revealed that several Tim Hortons restaurants are facing a “hiring crisis”.

Jose Cil, CEO of the Company acknowledged that attracting and retaining great talent for its restaurants represent a “big priority for [    ] franchisees all around North America”. However, in contrast with many employers that decided to improve wages and benefits to attract and retain a skilled workforce, RBI has not explained how its business strategy enables franchisors to compete effectively in a constricted labour market.

Franchisors’ inability to establish competitive working conditions and successfully attract and retain an operational workforce may threaten their ability to achieve their productivity goals and financial objectives, and negatively impact shareholders’ long-term value. Therefore, it is critical for shareholders to understand how RBI intends to support franchisors – which operate 95% of the Company’s branded operations – in navigating the uncertainties of the shifting labour market through the adoption of competitive employment standards, including wages and benefits.

RESOLVED: That shareholders of Restaurant Brands International (“RBI”) ask the board of directors to analyze and report on how its business strategy will be resilient in the face of increasing labour market pressure while sustaining shareholders’ financial return and long-term value. The report should, at minimum, (1) explain how the Company’s strategy, programs and incentives enable franchisees to adopt competitive employment standards, including wages and benefits and (2) demonstrate the effectiveness of its strategy through the disclosure of aggregated human capital performance indicators and information.

Page 58	|	2022 Proxy Statement	Restaurant Brands International

Proposal 4

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

As one of the world’s largest and fastest-growing quick service restaurant companies, we are committed to acting responsibly and holding ourselves accountable to doing business aligned with our values. With approximately 29,000 restaurants in more than 100 countries, our restaurant brands operate in many jurisdictions and markets around the world

As a franchisor, we partner with restaurant operators – franchisees and owners – to manage restaurant operations. Most of our brands’ restaurants are owned and operated by franchisees, who are independent business owners. Under the terms of their franchise agreements and in accordance with applicable laws, franchisees are solely responsible for all employment matters at their restaurants, including setting policies related to benefits and wages.

We focus our efforts on providing our franchisees with support and resources that enable them to adopt competitive employment practices and to adapt in a changing labour market – all while creating meaningful connections with their local communities, employees, and guests. Indeed, the ability of our franchisees to operate in a manner that reflects the realities of their business and their local community is a hallmark upon which each of our brands were built.

We firmly believe that our franchisees recognize the extent to which their team members are their restaurants’ greatest assets, and that they appreciate the need to offer a valuable workplace experience to attract and retain talent to ensure a great guest experience. In support of their efforts, our brands have developed and will continue to develop a wide range of tools and resources that franchisees can choose to use as they look to hire and retain restaurant employees, including recruitment toolkits, access to compensation benchmarking data, and frameworks for incentive programs.

Furthermore, we were proud to share our Commitment to Our Team Members, which outlines a common foundation of workplace policies that are upheld at our company-owned restaurants. The document makes clear that, in the spirit of the values that our brands represent, our franchisees are encouraged to adopt policies and to operate their businesses in a manner that is consistent with our Commitment. Where appropriate, we will continue to share learnings from our company-owned restaurants with franchisees, and to share best practices among franchisees, to enhance and enforce the strength of our brands.

We also continue to support franchisees in their efforts to foster the learning and development of their team members, including mandatory operations and brand-based training, optional learning on other select topics, where applicable, and through scholarship opportunities.

Additionally, at select brands, we have family funds available to assist with urgent needs of employees and/or their immediate family members who may be victims of natural disasters or other emergency hardships.

In addition to human capital-related disclosures in our Annual Report on Form 10-K, we promote investor transparency by providing additional information regarding our commitment to people and communities on the Sustainability section of our website. Year after year, RBI continues to build on its public disclosures and reporting, including performing benchmarking to identify best practices among peers.

We have also formalized oversight of workplace practices and risks at the board level by including such oversight in our Audit Committee Charter. The Audit Committee reviews and discusses with management key workforce practices and risks that may affect our brands and business operations, at least twice a year.

We do not believe that a dedicated report would provide additionally meaningful information to shareholders and therefore it would be an inefficient use of resources.

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Security Ownership

SECURITY OWNERSHIP

This table shows ownership information for (i) any person or company known by our directors and executive officers to beneficially own, or control or direct, directly or indirectly, more than 5% of our common shares or more than 5% of the Partnership exchangeable units, (ii) each of our directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table on page 44 and (iv) all directors and executive officers as a group. This information is presented as of March 31, 2022. The percentage ownership under the columns entitled “Common Shares” and “Partnership Exchangeable Units” specifies the percentage of the applicable class represented by the number of common shares or Partnership exchangeable units so owned, controlled or directed and is based upon 308,684,403 common shares, and 143,467,558 Partnership exchangeable units outstanding as of the close of business on March 31, 2022. The percentage of “Total Voting Power” is calculated assuming that the holders of all of the Partnership exchangeable units properly provide voting instructions.

Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act.

Except as indicated in the footnotes to this table, to the best of our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all common shares or Partnership exchangeable units shown as beneficially owned by them. Except as otherwise indicated, the address of each individual or entity named in this table is c/o Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1.

Voting Securities Beneficially Owned

Name of Beneficial Owner	Common Shares (#)		% of Class of Common Shares	Partnership Exchangeable Units (#)		% of Class of Partnership Exchangeable Units	Total Shares Beneficially Owned (#)	Total Voting Power (%)
3G Funds(1)	—		—	132,662,485		92.5%	132,662,485	29.3%
Capital World Investors(2)	37,760,159		12.2%	—		—	37,760,159	8.4%
Pershing Square Funds(3)	25,119,016		8.1%	3,942,553		2.7%	29,061,569	6.4%
EdgePoint Investment Group Inc.(4)	15,784,671		5.1%	—		—	15,784,671	3.5%
Named Executive Officers, Directors and Nominees:
Alexandre Behring	273,012	(5)	*	—		—	273,012	†
João M. Castro-Neves	5,885	(6)	*	—		—	5,885	†
Maximilien de Limburg Stirum	3,074	(7)	*	—		—	3,074	†
Paul J. Fribourg	256,099	(8)	*	—		—	256,099	†
Neil Golden	45,225	(9)	*	—		—	45,225	†
Ali G. Hedayat	34,393	(10)	*	—		—	34,393	†
Golnar Khosrowshahi	13,312	(11)	*	—		—	13,312	†
Marc Lemann	15,896	(12)	*	—		—	15,896	†
Jason Melbourne	2,101	(13)	*	—		—	2,101	†
Giovanni (John) Prato	5,560	(14)	*	—		—	5,560	†
Daniel S. Schwartz	1,388,684	(15)	*	137,996	(16)	*	1,526,680	†
Thecla Sweeney	650		*	—		—	650	†
José E. Cil	1,094,997	(17)	*	105,758		*	1,200,755	†
Matthew Dunnigan	166,449	(18)	*	—		—	166,449	†
Joshua Kobza	883,557	(19)	*	5,413		*	888,970	†
Thomas Curtis IV	4,860		*	—		—	4,860	†
David Shear	426,745	(20)	*	—		—	429,290	†
All executive officers and directors as a group (23 persons)	5,854,188	(21)	1.3%	314,206		*	6,168,394	†

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Security Ownership

*	Represents beneficial ownership of less than one percent (1%) of the class of outstanding common shares or Partnership exchangeable units, as applicable.
†	Represents beneficial ownership of less than one percent (1%) of the combined voting power of the outstanding common shares and Partnership exchangeable units.
(1)

According to the Schedule 13D (Amendment No. 15) filed on August 25, 2021 by 3G Restaurant Brands Holdings General Partner Ltd., a Cayman Islands exempted company (“3G RBH GP”) and 3G Restaurant Brands Holdings LP, a Cayman Islands limited partnership (“3G RBH”, and together with 3G RBH GP, the “3G Funds”), the 3G Funds own an aggregate of 132,662,485 Partnership exchangeable units with voting rights in respect of the common shares on a one vote per unit basis. Each of the 3G Funds shares voting and investment power with respect to all 132,662,485 Partnership exchangeable units. The principal business address of the 3G Funds is c/o 3G Capital, Inc., 600 Third Avenue 37th Floor, New York, New York 10016.

(2)

According to the Schedule 13G (Amendment No. 5) filed on February 11, 2022 by Capital World Investors (“Capital World”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, and division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K. and Capital Group Private Client Services, Inc. Of the 37,760,159 common shares beneficially owned, Capital World has (a) sole voting power with respect to 37,680,409 common shares, and (b) sole investment power with respect to all 37,760,159 common shares. According to the Schedule 13G, Capital World’s divisions of each of the investment management entities collectively provide investment management services under the name Capital World Investors. The principal business address of Capital World is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(3)

According to a Schedule 13D (Amendment No. 1) filed on June 2, 2020 by Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), PS Management GP, LLC, a Delaware limited liability company (“PS Management”), and William A. Ackman, a citizen of the United States of America. Pershing Square advises the accounts of Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”) and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PS and International, the “Pershing Square Funds”). PS Management serves as the general partner of Pershing Square. Mr. Ackman is the Chief Executive Officer of Pershing Square and the managing member of PS Management. Of the total amount beneficially owned, each of Pershing Square, PS Management and Mr. Ackman shares voting and investment power with respect to 25,119,016 common shares and 381,005 Partnership exchangeable units, and Mr. Ackman has sole voting and investment power with respect to 3,561,548 Partnership exchangeable units. The principal business address of Pershing Square is 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

(4)

According to the Schedule 13G filed on February 11, 2022 by EdgePoint Investment Group Inc. (“EdgePoint”), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Of the 15,784,671 common shares beneficially owned, EdgePoint has (a) sole voting and investment power with respect to 12,658,021 common shares, and (b) shared voting and investment power with respect to 3,126,650 common shares. According to the Schedule 13G, EdgePoint acts as investment manager to, and exercises investment discretion with respect to the common shares directly owned by, a number of private investment funds and mutual fund trusts. The principal business address of EdgePoint is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

(5)

This amount includes (i) 125,012 RSUs that settle upon termination of board service, which are held by ABH Investments Holdings Limited (“ABH Investments”) and (ii) 148,000 common shares held by ABH Investments. Mr. Behring is the director and sole equity owner of ABH Investments. Mr. Behring disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(6)	This amount represents RSUs that settle upon termination of board service.
(7)	This amount represents RSUs that settle upon termination of board service.
(8)

This amount includes (i) 65,559 RSUs that settle upon termination of board service, (ii) 75,678 common shares held by a corporation of which Mr. Fribourg is the Chairman and CEO, (iii) 90,000 common shares held by Mr. Fribourg’s grantor retained annuity trust and (iv) 24,862 common shares held by a family trust of which Mr. Fribourg is a trustee and his lineal descendants are the beneficiaries. Mr. Fribourg disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(9)	This amount includes (i) 23,844 RSUs that settle upon termination of board service and (ii) 21,381 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2022.
(10)	This amount includes (i) 10,512 RSUs that settle upon termination of board service and (ii) 21,381 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2022.
(11)	This amount includes 7,642 RSUs that settle upon termination of board service.
(12)

This amount includes (i) 896 RSUs that settle upon termination of board service and (ii) 15,000 common shares held by Maai Ltd., of which the Mr. Lemann is the sole owner. Mr. Lemann disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(13)	This amount represents RSUs that settle upon termination of board service.
(14)	This amount includes 2,560 RSUs that settle upon termination of board service.
(15)

This amount includes (i) 6,477 RSUs that settle upon termination of board service, 1,549 of which are held by Miami Restaurant Holdings LLC (“MRH”), (ii) 210,100 common shares and 317,535 restricted shares held by MRH, and (iii) 854,570 common shares held by Ameco Food Holdings LLC (“Ameco”). Mr. Schwartz holds all voting and dispositive power over the securities held by Ameco and MRH. Mr. Schwartz disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(16)	This amount includes (i) 14,296 Partnership exchangeable units held by MRH and (ii) 123,700 Partnership exchangeable units held by Ameco.
(17)

This amount includes (i) 46,500 common shares held by an irrevocable life insurance trust for the benefit of Mr. Cil’s children and other family members, of which Mr. Cil’s family member is the trustee, (ii) 45,620 common shares held by a revocable trust, of which Mr. Cil is the settlor and trustee for the benefit of Mr. Cil and his spouse and children, (iii) 140,300 common shares held by an irrevocable family trust for the benefit of Mr. Cil’s spouse and children, over which Mr. Cil retains investment control, (iv) 13,750 common shares held by a

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Security Ownership

revocable trust, of which Mr. Cil’s spouse is the settlor and trustee for the benefit of Mr. Cil and his spouse and children, (v) 189,750 common shares held by an irrevocable family trust for the benefit of Mr. Cil and his children, over which Mr. Cil retains investment control, (vi) an aggregate of 134,820 common shares held by three grantor retained annuity trusts, of which Mr. Cil is the trustee and annuitant and (vii) 320,871 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2022.
(18)	This amount includes 110,000 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2022.
(19)	This amount includes 535,494 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2022.
(20)	This amount includes 269,478 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2022.
(21)

Includes in the aggregate (i) 253,562 RSUs that settle upon the termination of board service by respective board members and (ii) 1,734,882 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2022.

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Questions and Answers About the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

ABOUT THIS PROXY STATEMENT

For the 2022 Annual General Meeting of Shareholders to be held on June 15, 2022

This proxy statement is provided in connection with RBI soliciting proxies for use at the Meeting of the shareholders of RBI to be held in person and online on June 15, 2022 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2022 Annual General Meeting of Shareholders (the “Notice”) on or about May 4, 2022. The proxy materials are available at www.envisionreports.com/RBI2022.

HYBRID MEETING FORMAT

We are conducting a hybrid shareholder meeting, allowing participation both online and in person. Registered shareholders and duly appointed proxyholders can attend the meeting in person at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1 or online at https://web.lumiagm.com/463171999 where they can participate, vote, or submit questions during the meeting’s live webcast. Non-registered (beneficial) shareholders and holders of partnership units who have not duly appointed themselves as proxyholder will be able to attend the Meeting online as guests, but guests will not be able to vote or ask questions at the Meeting.

After the Meeting, we will post answers to all properly submitted questions on our investor relations website (www.rbi.com) along with a recording of the Meeting webcast.

A summary of the information shareholders will need to attend and vote at the Meeting is provided below.

GENERAL VOTING INFORMATION

Who may vote at the Meeting?

There are two classes of voting shares eligible to vote at the Meeting:

›	our common shares; and

›	our special voting share.

You may vote if you were the record holder or beneficial owner of shares of either of these two classes as of the close of business on April 20, 2022 (the “Record Date”).

If you are a record holder or beneficial owner of Partnership exchangeable units as of the close of business on the Record Date, you are entitled to vote indirectly through the special voting share which is held by Computershare Trust Company of Canada (the “Trustee”, “Computershare” or the “Transfer Agent”), pursuant to a voting trust agreement, dated December 12, 2014, among RBI, Partnership and the Trustee (the “voting trust agreement”). See “—What are my voting rights if I hold Partnership exchangeable units” for more information about the voting rights associated with Partnership exchangeable units. Holders of common shares vote together as a single class with the holder of the special voting share, except as otherwise provided by law.

How many votes are eligible to be cast at the Meeting?

A total of 452,481,116 votes are eligible to be cast at the Meeting. As of the close of business on the Record Date, we had outstanding 309,020,330 common shares and one special voting share. The Trustee, as holder of the special voting share, may vote up to the number of Partnership exchangeable units outstanding (and not held by RBI and its subsidiaries) as of the close of business on the Record Date, or 143,460,786 votes.

What are my voting rights if I hold common shares?

Each common share is entitled to one vote.

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Questions and Answers About the Meeting and Voting

What are my voting rights if I hold Partnership exchangeable units?

If you are a record holder of Partnership exchangeable units, you may vote indirectly by sending voting instructions to the Trustee who holds the special voting share and may vote the number of Partnership exchangeable units outstanding as of the close of business on the Record Date for which it has received voting instructions from the holders thereof in accordance with those instructions. If the Trustee does not receive such instructions, those voting rights will not be exercised. However, a record holder of Partnership exchangeable units may obtain a proxy from the Trustee entitling the holder or its designee to attend and vote online at the Meeting, as described below. A record holder of Partnership exchangeable units is entitled to give voting instructions to the Trustee (or obtain a proxy, as applicable) for a number of votes equal to the number of Partnership exchangeable units that the holder held as of the close of business on the Record Date. See “—Attending the Virtual Meeting?” below for instructions on attending and voting online at the Meeting and the attached Appendix A for further details as to the voting rights associated with the Partnership exchangeable units.

How many votes must be present to hold the Meeting?

Two persons holding or representing by proxy at least a majority of the votes eligible to be cast at the Meeting, or 226,240,559 votes, will constitute a quorum. Common shares and the special voting share represented in person at the Meeting or by proxy, including such shares which withhold or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. If we do not have a quorum, we will adjourn the Meeting and reconvene the Meeting at a later date. At any such reconvened Meeting, two persons holding or representing by proxy at least twenty-five percent of the votes eligible to be cast at the Meeting will constitute a quorum.

What is the difference between a shareholder of record and a beneficial owner?

If your common shares are registered directly in your name with the Transfer Agent, you are considered a “registered shareholder” and the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee, or other intermediary, you are considered the “beneficial owner” of shares held in “street name”.

I am a shareholder of record of common shares – How do I vote?

If you are a shareholder of record of common shares as of the close of business on the Record Date, you may vote in person or online at the Meeting (as described below) or you may vote by proxy prior to the Meeting. There are three ways to vote prior to the Meeting:

1.

Internet Voting: You may vote by logging on to www.envisionreports.com/RBI2022 and clicking on Cast your Vote. If you requested proxy materials by mail, you may also vote by utilizing the website noted on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

2.

Telephone Voting: You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the Notice or proxy card. You may not appoint a person as proxy holder other than the management nominees named in the Notice or proxy card if you vote by telephone. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

3.

Return Your Proxy Card by Mail: If you requested proxy materials by mail, you may vote by completing, signing, and returning the proxy card in the postage-paid envelope provided with the proxy materials. The proxy holders will vote your shares according to your directions.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by 11:59 p.m. (Eastern Time) on June 13, 2022. If the Meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting.

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Questions and Answers About the Meeting and Voting

What if I hold my common shares in “street name”?

Holders in “street name”, or beneficial owners, of common shares, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials and vote online. You should follow the voting instructions of your broker or other intermediary. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

I am a holder of record of Partnership exchangeable units – How do I vote?

If you are a record holder of Partnership exchangeable units on the Record Date, you are entitled to instruct the Trustee as to the exercise of the voting rights attached to the special voting share for each Partnership exchangeable unit that you owned of record as of the Record Date.

You may instruct the Trustee as to the exercise of your votes by following the instructions in the Notice or by logging on to www.envisionreports.com/RBI2022 and clicking on “Cast your Vote”. Please follow the website prompts that allow you to exercise your votes and confirm that your instructions have been properly recorded.

Alternatively, if you have requested the proxy materials by mail, you may direct the Trustee as to the exercise of your votes by completing, signing, and returning the voting instruction form (the “voting instruction”) in the postage-paid envelope provided with the voting materials.

You may also instruct the Trustee to give a proxy to a designee of your selection (which may be you, if you intend on attending the Meeting as described below) to either exercise those votes in accordance with your instructions or to attend the Meeting and exercise those votes online, as proxy of the Trustee.

The Trustee must receive your voting instruction, including any proxy request in that instruction, by 11:59 p.m. (Eastern Time) on June 13, 2022. A voting instruction received after this time will not be binding on the Trustee. If the Meeting is adjourned or postponed, your voting instruction must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting. Further details on how to instruct the Trustee to vote, or to obtain a proxy from the Trustee, are included in the voting instruction.

What if I hold my Partnership exchangeable units in “street name”?

Holders in “street name”, or beneficial owners, of Partnership exchangeable units, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials online and how to vote. You should follow the voting instructions of your broker or other intermediary. If you provide specific voting instructions by mail, or the Internet, your broker or nominee will instruct the Trustee as you have directed. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

What am I voting on and how does the Board recommend that I vote?

You will be voting on the following four proposals at the Meeting. Our Board’s recommendation for each of these proposals is set forth below:

Voting Item	Board Recommendation
Item 1. Election of eleven directors specifically named in this proxy statement, each to serve until the close of the 2023 Annual Meeting or until his or her successor is elected or appointed.	FOR each director nominee
Item 2. Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (the “say-on-pay vote”).	FOR
Item 3. Appoint KPMG LLP (“KPMG”) as our auditors to serve until the close of the 2023 Annual Meeting and authorize our directors to fix the auditors’ remuneration.	FOR
Item 4. Shareholder Proposal to report on business strategy in the face of labour market pressure including information on franchisee human capital management.	AGAINST

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Questions and Answers About the Meeting and Voting

We will also consider any other business properly brought before the Meeting.

What vote is required to approve each proposal?

Holders of common shares and the special voting share will vote together as a single class for each proposal.

Proposal	Vote required to approve the proposal
Election of directors	Majority of the votes cast.*

Say-on-pay vote	This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “for” than “against”.

Appointment of KPMG as our auditors and authorization to fix the auditors’ remuneration	Majority of the votes cast.*

Shareholder proposal on labour market pressure	This is a non-binding shareholder proposal. Our Board will consider this proposal to have been approved if the proposal receives more votes cast “for” than “against”.

*

Votes cast is described below under “—What are my voting options with respect to each of the proposals?” See the section below under the heading “Corporate Governance – Majority Voting Policy” for a description of the application of our majority voting policy with respect to the election of directors.

What is the effect of the say-on-pay advisory vote on Proposal 2?

Although the advisory say-on-pay vote on Proposal 2 is non-binding, our Board of Directors and the Compensation Committee will review the results of the vote and take them into account in making decisions concerning executive compensation and the frequency of such advisory votes.

What are my voting options with respect to each of the proposals?

Proposal	Voting Options	Impact of Vote
Proposal 1	For each nominee, you may vote “For” or “Withhold” your vote.	“For” votes will be cast accordingly. “Withhold” votes will not be counted as a vote cast for electing such nominee but will be considered in applying the majority voting policy.*

Proposal 2	For this proposal, you may vote “For”, “Against” or “Withhold” your vote.	“For” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

Proposal 3	For this proposal, you may vote “For” the appointment of the proposed auditors or “Withhold” your vote.	“For” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

Proposal 4	For this proposal, you may vote “For”, “Against” or “Withhold” your vote.	“For” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

*

As described below in “Corporate Governance – Majority Voting Policy”, pursuant to this policy, a “Withhold” vote is considered a vote cast for purposes of the election of a director nominee and therefore will be equivalent to a vote “Against” the nominee.

You will not have the option of voting to “Abstain” with respect to (i) Proposal 1, the election of directors, or (ii) Proposal 3, the appointment of the auditors. As Proposal 2 and Proposal 4, are advisory votes, we have

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Questions and Answers About the Meeting and Voting

provided the option to vote “Withhold”, as well as “For” or “Against” and, therefore, your “Withhold” vote for these two matters will be the equivalent of an abstention and will not impact whether either of such proposals is approved. “Withhold” votes will be counted for purposes of determining a quorum.

Will my securities be voted if I do not return my proxy or provide my voting instruction?

No. If you do not attend and vote your common shares at the Meeting or vote by proxy, your shares will not be voted. If you are the holder of record of Partnership exchangeable units and do not provide your voting instructions to the Trustee, the Trustee will not exercise the voting rights in respect of your Partnership exchangeable units. However, a record holder of Partnership exchangeable units may instruct the Trustee to give a proxy to the holder or its designee entitling the holder or that designee to attend and vote at the Meeting so long as the holder takes the additional step to register the proxyholder with Computershare to attend online. See “—Can I vote online at the virtual Meeting?” below.

What if I provide my proxy or give my voting instruction without making any selections or if I vote or provide voting instructions on only some, but not all, of the proposals?

If your proxy or voting instruction does not mark selections or marks some but not all proposals, then:

›

Shareholders of Record – Common Shares. Your shares will be voted by the persons named in the proxy (the “proxy holders”) in accordance with (i) your instructions, if any, and (ii) the recommendations of the Board of Directors as set forth in this proxy statement for any proposals for which you did not vote.

›

Beneficial Owners – Common Shares. As required under the Canada Business Corporations Act (“CBCA”), your vote will be counted for purposes of determining a quorum and for the proposal(s) on which you voted, but will be considered a “broker non-vote” with respect to the proposal(s) on which you did not vote. These broker non-votes will have no impact on any proposal, as the standard for each of our proposals is based on “votes cast.”

›

Holders of Record and Beneficial Owners – Partnership Exchangeable Units. The votes in respect of your Partnership exchangeable units will be counted for purposes of determining a quorum and for the proposal(s) for which you provided instructions but will not be considered a “vote cast” with respect to the proposal(s) for which you did not provide instructions. These non-votes will have no impact on any proposal, as the standard for each of the proposals is based on “votes cast.”

What if other matters are presented for consideration at the Meeting?

As of the date of this proxy statement, our management is not aware of any matters that will be presented for consideration at the Meeting other than those matters identified in the Notice of Meeting, nor does our management know of any amendments or variations of any of the matters identified in the Notice of Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting, or if any of the matters identified in the Notice of Meeting are amended or varied, and such new matter, amendment or variation calls for a vote of shareholders, validly completed proxies (including any proxies given at the instruction of a holder of Partnership exchangeable units) will be voted in respect of such new matter, amendment or variation in accordance with the judgment of the proxy holders pursuant to the discretionary authority conferred upon them by the enclosed form of proxy or voting instruction, as applicable.

Can I vote online or in person at the Meeting?

Common shares that are registered directly in your name may be voted online or in person at the Meeting. In addition, you have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting, either online or in person. To do so, insert the name of your chosen proxy in the space provided on the form of proxy. If you hold common shares in street name and you wish to vote those shares online at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds your shares to obtain the necessary proxy. After obtaining a proxy, you must register the proxyholder with Computershare for the proxyholder to attend the Meeting online or in person and vote. See “Attending the Virtual Meeting”.

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Questions and Answers About the Meeting and Voting

If you are a holder of record of Partnership exchangeable units, you may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting and personally exercise (as proxy of the Trustee) the votes attached to the special voting share that you would otherwise be entitled to instruct the Trustee to vote. If you hold Partnership exchangeable units in street name and you wish to vote those units at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds those units and follow their instructions to obtain the necessary proxy. After obtaining a proxy, in order for the proxyholder to attend the Meeting online and vote you must register the proxyholder with Computershare. See “Attending the Virtual Meeting” below.

Can I change my mind after I deliver my proxy or submit my voting instruction?

Yes. If you are a shareholder of record of common shares, you may change your vote or revoke your proxy by:

›

submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy at any time up to 11:59 p.m. (Eastern Time) on June 13, 2022, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed;

›

delivering new written instructions to us at 130 King Street West, Suite 300, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary, or to our Transfer Agent at its address specified below, in each case at any time up to 11:59 p.m. (Eastern Time) on June 13, 2022, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

›	any other means permitted by law.

Any written instructions must be executed by the shareholder or the shareholder’s authorized attorney or, if the shareholder is a corporation, under its corporate seal or by a duly authorized officer.

If you hold your common shares in street name, and wish to change your vote or proxy nominee, you should consult your broker or nominee with respect to submitting new voting instructions. Intermediaries may set deadlines for the receipt of revocation notices that are further in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form.

If you are a holder of record of Partnership exchangeable units, you may revoke or amend your voting instruction by:

›

submitting a new voting instruction via the Internet after the date of your earlier submitted voting instruction at any time up to 11:59 p.m. (Eastern Time) on June 13, 2022, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

›

delivering new written instructions to the Trustee at its address specified below at any time up to 11:59 p.m. (Eastern Time) on June 13, 2022, or by 8:00 a.m. on the last business day before the day of the Meeting if the meeting is adjourned or postponed.

If you hold your Partnership exchangeable units in street name, you should consult your broker or nominee with respect to revoking or amending your prior voting instructions.

If you log in to the Meeting online using your Control Number and accept the terms and conditions, you will be revoking any and all previously submitted proxies and will be provided the opportunity to vote online by ballot. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you will be able to attend the Meeting as a guest. See “Attending the Virtual Meeting” below.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card it means that you have multiple accounts with brokers or other nominees or with the Transfer Agent, through which you hold common shares or Partnership exchangeable units. Please vote or provide voting instructions for all of the common shares or Partnership exchangeable units you

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Questions and Answers About the Meeting and Voting

own. We encourage you to register all of these securities in the same name and address. You may do this by contacting your broker or other nominee or the Transfer Agent. The Transfer Agent may be reached through the following methods:

By Mail: Computershare Trust Company of Canada 100 University Ave, 8th Floor Toronto, Ontario, M5J 2Y1	By Telephone: (800) 564-6253 (toll free North America) (514) 982-7555 (international direct dial)

By Email: service@computershare.com	By Internet: www.computershare.com/service

ATTENDING THE MEETING

How can I attend and vote at the Meeting?

Registered shareholders and duly appointed proxyholders, including non-registered shareholders and holders of Partnership exchangeable units who have duly appointed themselves as proxyholder, can attend the Meeting in person at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1 (see “What do I need to bring to attend the Meeting in person?” below) or online at https://web.lumiagm.com/463171999.

•	Registered shareholders and duly appointed proxyholders can participate in the Meeting online by clicking “I have a login” and entering a Username and Password before the start of the meeting.

•	Registered shareholders – The 15-digit control number located on the form of proxy or in the email notification you received is the Username. The Password to the Meeting is “restaurants2022”.

•	Duly appointed proxyholders – Computershare will provide the proxyholder with a Username after the voting deadline has passed. The Password to the Meeting is “restaurants2022”.

•

Voting at the Meeting will only be available for Registered shareholders and duly appointed proxyholders. Beneficial shareholders and holders of Partnership exchangeable units who have not appointed themselves proxyholder may attend the Meeting online as a guest by clicking “I am a guest” and completing the online form.

Shareholders who wish to appoint a third-party proxyholder to represent them at the online Meeting must submit their proxy or voting instruction form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a shareholder has submitted their proxy/voting instruction form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving a Username to participate in the Meeting online. To register a proxyholder, shareholders MUST visit http://www.computershare.com/ RBI for common shareholders and http://www.computershare.com/ RBILP for holders of Partnership exchangeable units by 11:59 p.m. on June 13, 2022 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a Username via email.

It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences.

In order to participate online, shareholders must have a valid 15-digit control number and proxyholders must have received an email from Computershare containing a Username.

You should allow ample time to check-in to the Meeting online. Online check-in will begin one hour prior to the Meeting on June 15, 2022, at 7:00 a.m. (Eastern time). The Meeting will begin promptly at 8:00 a.m. (Eastern time) on June 15, 2022, unless otherwise adjourned or postponed. You should allow ample time for the online check-in procedures. For any technical difficulties experienced during the check-in process or during the Meeting, please click the support button provided on the website. For best results attendees should use the latest version of their internet browser.

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Questions and Answers About the Meeting and Voting

How can I appoint a third party as my proxyholder?

•

Registered shareholders who wish to appoint someone other than the named management proxyholders as their proxyholder to attend the Meeting as their proxy and vote their shares MUST submit their form of proxy appointing that person as proxyholder, AND, to attend the meeting online, register that proxyholder online, as described below. Registering your proxyholder is an additional step that must be completed AFTER you have submitted your form of proxy or voting instruction form. Failure to register your proxyholder will result in the proxyholder not receiving a Username, which is used as their online sign-in credentials and is required for them to vote online at the Meeting. If a third party is attending the Meeting in person, you DO NOT need to register their appointment as your proxyholder.

•

Step 1 – Submit your form of proxy: To appoint someone as proxyholder other than the management proxyholders, insert that person’s name in the blank space provided in the form of proxy and follow the instructions for submitting such form of proxy. This must be completed before registering the proxyholder, which is an additional step to be completed once you have submitted your form of proxy that is necessary for the proxyholder to participate online.

•

Step 2 – Register your proxyholder: To register a third-party proxyholder, registered shareholders must visit http://www.computershare.com/RBI by 11:59 p.m. (Eastern Time) on June 13, 2022 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to vote or ask questions at the online Meeting. They will only be able to attend the Meeting online as a guest or attend the Meeting in person.

•

Registered holders of Partnership exchangeable units may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting, either virtually or in person, and personally exercise (as proxy of the Trustee) the votes attached to the special voting shares that you (as registered holder of Partnership exchangeable units) would otherwise be entitled to instruct the Trustee to vote on your behalf. To attend online, once a proxy is obtained from the Trustee, a registered holder of Partnership exchangeable units must then submit their completed form of proxy as instructed AND register any appointed proxyholder online. Registering your proxyholder is an additional step that must be completed AFTER you have submitted your proxy to the Trustee. Failure to register your proxyholder will result in the proxyholder not receiving a Username, which is used as their online sign-in credentials and is required for them to vote at the online Meeting. If the proxyholder is attending the meeting in person, you DO NOT need to register the appointment.

•

Step 1 – Submit your voting instruction form: To appoint someone (including yourself or a third-party) as proxyholder other than the management proxyholders, insert that person’s name in the blank space provided in the voting instruction form provided by the Trustee and then follow the instructions for submitting such voting instruction form. This must be completed before registering the proxyholder, which is an additional step to be completed once you have submitted your voting instruction form.

•

Step 2 – Register your proxyholder: To register a proxyholder, registered holders of Partnership exchangeable units must visit http://www.computershare.com/RBILP by 11:59 p.m. (Eastern Time) on June 13, 2022 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to vote or ask questions at the Meeting. They will only be able to attend the Meeting online as a guest or attend in person.

Holders of common shares or Partnership exchangeable units in street name and you wish to vote those securities in person or online at the Meeting (or have another person attend and vote on your behalf), must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend the Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank, or other nominee. To then register to attend and vote at the Meeting, you must submit a copy of your legal proxy to Computershare.

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Questions and Answers About the Meeting and Voting

Requests for registration should be directed by email to uslegalproxy@computershare.com or to:

Computershare

100 University Avenue

8th Floor

Toronto, Ontario

M5J 2Y1.

Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than the voting deadline of 11:59 p.m. (Eastern Time) on June 13, 2022 or, if the Meeting is adjourned or postponed, by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting. While the Chair of the Meeting has the discretion to accept proxies received after such deadline (or waive or extend the deadline), the Chair will not be able to extend or waive the proxy cut-off time for shareholders wishing to appoint another person to represent them at the Meeting virtually, including in respect of beneficial shareholders or holders of Partnership exchangeable units who wish to appoint themselves as proxyholder.

What do I need to bring to attend the Meeting in person?

If you are a record holder or beneficial owner of common shares:

›	You will need a valid picture identification.

›	You will need proof of ownership of common shares. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

›	If you are a registered holder of common shares, your Notice or proxy card will be your admission ticket.

›

If your common shares are held in the name of a bank, broker or other shareholder of record and you have obtained a legal proxy from the registered shareholder giving you the right to attend and vote at the Meeting, you will need the proxy to be admitted to the Meeting.

If you are a registered holder or beneficial owner of Partnership exchangeable units:

›	You will need a valid picture identification.

›

If you have obtained a legal proxy from the Trustee giving you the right to attend and vote at the Meeting, you will need proof of ownership to be admitted to the Meeting. You should follow the instructions provided by the Trustee to obtain such proof of ownership.

IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN COMMON SHARES OR PARTNERSHIP EXCHANGEABLE UNITS OR ARE A LEGAL PROXYHOLDER, YOU MAY NOT BE ADMITTED INTO THE IN PERSON MEETING.

MORE INFORMATION

Where can I find voting results of the Meeting?

In accordance with TSX rules, following the Meeting we will promptly issue a press release disclosing the detailed voting results for the election of each director. In addition, promptly following the Meeting, but not more than four business days thereafter, we will announce the results for the proposals voted upon at the Meeting and publish final detailed voting results for each matter voted upon in a report filed on www.sedar.com and in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”).

I am a holder of Partnership exchangeable units. Why am I receiving proxy solicitation materials that relate solely to RBI?

RBI is the sole general partner of Partnership and manages all of Partnership’s operations and activities in accordance with the partnership agreement of Partnership. The Partnership exchangeable units are intended to

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Questions and Answers About the Meeting and Voting

provide voting rights with respect to RBI that are equivalent to the corresponding rights afforded to holders of common shares. In addition to making provision for these voting rights, the voting trust agreement requires that each record holder of Partnership exchangeable units be provided a copy of the notice of each meeting at which the holders of common shares are entitled to vote. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting. Accordingly, you will not receive notice of, or an information circular or proxy in respect of, an annual meeting of Partnership.

For more information, a summary of certain terms of the Partnership exchangeable units, including further details as to the voting rights associated with the Partnership exchangeable units, is included in Appendix A to this proxy statement.

Who should I contact with other questions?

If you have additional questions about this proxy statement or the Meeting, please contact Investor Relations by e-mail at investor@rbi.com.

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Other Matters

OTHER MATTERS

Shareholder Proposals for the 2023 Annual Meeting

RBI is subject to both the rules of the SEC under the Exchange Act and the provisions of the CBCA with respect to shareholder proposals. As indicated under the CBCA and in the rules of the SEC under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the proxy statement as compliance with applicable law is a prerequisite for inclusion.

A shareholder proposal submitted pursuant to the rules of the SEC under the Exchange Act for inclusion in the proxy statement distributed to shareholders prior to the 2023 Annual Meeting (other than in respect of the nomination of directors) must be received by us no later than January 4, 2023 and must comply with the requirements of Rule 14a-8 of the Exchange Act.

The CBCA permits certain eligible shareholders to submit shareholder proposals (including proposals in respect of director nominations) to RBI, which proposals may be included in RBI’s proxy materials. To be considered for inclusion in the proxy materials for the 2023 Annual Meeting, any such shareholder proposal under the CBCA must be received by us no later than January 23, 2023. Upon receipt of a proposal in compliance with the requirements of the CBCA and which has not been refused by RBI in accordance with the CBCA, RBI will set out such proposal in the proxy statement distributed to shareholders prior to the 2023 Annual Meeting.

Written requests for inclusion of a shareholder proposal pursuant to the rules of the SEC under the Exchange Act or pursuant to the CBCA should be addressed to: Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. The proposal should be sent to the attention of the Corporate Secretary.

Nominations for directors not made in accordance with the shareholder proposal requirements of the CBCA will be considered by RBI’s NCG Committee in accordance with the requirements of our by-laws. In accordance with our by-laws, shareholder nominations for candidates for election as directors must be delivered to the Corporate Secretary no earlier than February 15, 2023 and no later than March 17, 2023, provided that in the event that the 2023 Annual Meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the Meeting, notice must be delivered to the Corporate Secretary not later than the tenth day following the day on which the first public announcement of the date of the 2023 Annual Meeting is made.

A notice providing a director nomination must include, among other things, (i) the name, age, business and residential address, principal occupation or employment, and country of residence of the person who the shareholder proposes to nominate, as well as the class or series and number of shares in our capital that person owns of record or beneficially or that person controls or directs and any other information regarding the nominee required to be disclosed in a proxy statement pursuant to applicable securities laws, and (ii) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote or direct the voting of any shares of RBI and any other information regarding the nominating shareholder required to be disclosed in a proxy statement pursuant to applicable securities laws. Shareholders should refer to Section 9 of our by-laws for more details relating to the requirements for such notice.

Shareholders wishing to put forward a proposal or nominate a director for election should carefully review the relevant provisions of the Exchange Act, the CBCA, and our by-laws. The chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

List of Shareholders Entitled to Vote at the Meeting

The names of holders of record entitled to vote at the Meeting will be available at our corporate office prior to the Meeting.

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Other Matters

Expenses Relating to this Proxy Solicitation

We will bear the cost of preparing, assembling, and delivering the proxy material and of reimbursing brokers, nominees, fiduciaries, and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our stock. We have retained MacKenzie Partners, Inc. for certain advisory and solicitation services at a fee of approximately $20,000. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Available Information

We maintain an internet website at www.rbi.com. Copies of the committee charters of each of the Audit Committee, Compensation Committee, NCG Committee, Operations and Strategy Committee and Conflicts Committee, together with certain other corporate governance materials, including our Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Code of Conduct for Directors, can be found under the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary at the address below. Our internet website and information contained therein or incorporated therein is not intended to be incorporated in this proxy statement.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. Copies of these documents and this proxy statement may be obtained on SEDAR at www.sedar.com or free of charge, through the “Investors—Investor Information” section of our website at www.rbi.com. A request for such copies should be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, Attention: Corporate Secretary. A copy of any exhibit to the 2022 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to the Corporate Secretary. Financial information relating to RBI is included in the Audited Consolidated Financial Statements for the fiscal year ended December 31, 2022, and the Management’s Discussion & Analysis related thereto contained in RBI’s Annual Report on Form 10-K for the year ended December 31, 2021. Additional information relating to RBI may be found on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the proxy statement and the annual report or the Notice, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver separate copies, or one copy (if you currently receive separate copies), of either the proxy materials or the Notice, as applicable, to you if you request them. You can notify us by sending a written request to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, or by contacting our Transfer Agent at (800) 564-6253 (toll free North America) or (514) 982-7555 (international direct dial).

Approval by Directors

The contents of this proxy statement and the delivery thereof to the shareholders have been approved by the Board of RBI.

By Order of the Board of Directors Jill Granat General Counsel & Corporate Secretary April 21, 2022

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Appendix A

APPENDIX A

SUMMARY OF TERMS OF THE SECURITIES OF RBI AND PARTNERSHIP

As discussed above, each of RBI and Restaurant Brands International Limited Partnership (“Partnership”) is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief exempts Partnership from the continuous disclosure requirements of National Instrument 51-102 – Continuous Disclosure Obligations, effectively allowing Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. Among these conditions is a requirement that Partnership concurrently send to all holders of the Partnership exchangeable units all disclosure materials that RBI sends to its shareholders and a requirement that Partnership separately report all material changes in respect of Partnership that are not also material changes in respect of RBI. This exemptive relief is also conditioned upon RBI including certain disclosures in its proxy solicitation materials. These disclosures are included throughout this proxy statement, including in this Appendix A.

The following summary addresses certain disclosure conditions to the exemptive relief that the Partnership received from the Canadian securities regulatory authorities. This summary is not complete and is qualified in its entirety by the complete text of the Amended and Restated Limited Partnership Agreement, dated December 11, 2014, between RBI, 8997896 Canada Inc. and each person who is admitted as a Limited Partner in accordance with the terms of the agreement (the “partnership agreement”), the Voting Trust Agreement (the “voting trust agreement”), dated December 12, 2014, between RBI, the Partnership and Computershare Trust Company of Canada (the “trustee”), and RBI’s Articles of Incorporation, as amended, copies of which are available on SEDAR at www.sedar.com and at www.sec.gov.

RBI hereby gives notice to all limited partners of the partnership that its address for the purpose of service has changed to 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1.

The Partnership

Management: The General Partner

RBI is the sole general partner of Partnership (the “General Partner”) and manages all of Partnership’s operations and activities in accordance with the partnership agreement. Subject to the terms of the partnership agreement and the Ontario Limited Partnerships Act, the General Partner has the full and exclusive right, power, and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Partnership. The partnership agreement provides that, where the General Partner is granted discretion under the partnership agreement in managing Partnership’s operations and activities, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, Partnership, and will not be subject to any other standards imposed by the partnership agreement, any other agreement, the Ontario Limited Partnerships Act or any other law. Despite the foregoing, the General Partner will only be able to take certain actions (as set forth in the partnership agreement) if the same are approved, consented to, or directed by the Conflicts Committee.

Capital Structure of Partnership

The capital of Partnership consists of three classes of units: the common units, the preferred units, and the Partnership exchangeable units. The interest of General Partner is represented by common units and preferred units. The interests of the limited partners are represented by the Partnership exchangeable units.

A-1

Appendix A

The Partnership Exchangeable Units

Summary of Economic and Voting Rights

The Partnership exchangeable units are intended to provide economic rights that are substantially equivalent, and voting rights with respect to RBI that are equivalent, to the corresponding rights afforded to holders of our common shares. Under the terms of the partnership agreement, the rights, privileges, restrictions, and conditions attaching to the Partnership exchangeable units include the following:

›

The Partnership exchangeable units are exchangeable at any time, at the option of the holder (the “exchange right”), on a one-for-one basis for common shares of RBI (the “exchanged shares”), subject to our right as the general partner (subject to the approval of the Conflicts Committee in certain circumstances) to determine to settle any such exchange for a cash payment in lieu of our common shares. If we elect to make a cash payment in lieu of issuing common shares, the amount of the cash payment will be the weighted average trading price of the common shares on the NYSE for the 20 consecutive trading days ending on the last business day prior to the exchange date (the “exchangeable units cash amount”). Written notice of the determination of the form of consideration shall be given to the holder of the Partnership exchangeable units exercising the exchange right no later than ten business days prior to the exchange date.

›

If a dividend or distribution has been declared and is payable in respect of a RBI common share, Partnership will make a distribution in respect of each Partnership exchangeable unit in an amount equal to the dividend or distribution in respect of a common share. The record date and payment date for distributions on the Partnership exchangeable units will be the same as the relevant record date and payment date for the dividends or distributions on our common shares.

›

If we issue any common shares in the form of a dividend or distribution on the RBI common shares, Partnership will issue to each holder of Partnership exchangeable units, in respect of each exchangeable unit held by such holder, a number of Partnership exchangeable units equal to the number of common shares issued in respect of each common share.

›

If we issue or distribute rights, options, or warrants or other securities or assets of RBI to all or substantially all of the holders of our common shares, Partnership is required to make a corresponding distribution to holders of the Partnership exchangeable units.

›	No subdivision or combination of our outstanding common shares is permitted unless a corresponding subdivision or combination of Partnership exchangeable units is made.

›

We and our board of directors are prohibited from proposing or recommending an offer for our common shares or for the Partnership exchangeable units unless the holders of the Partnership exchangeable units and the holders of RBI common shares are entitled to participate to the same extent and on equitably equivalent basis.

›

Upon a dissolution and liquidation of Partnership, if Partnership exchangeable units remain outstanding and have not been exchanged for our common shares, then the distribution of the assets of Partnership between holders of our common shares and holders of Partnership exchangeable units will be made on a pro rata basis based on the numbers of common shares and Partnership exchangeable units outstanding. Assets distributable to holders of Partnership exchangeable units will be distributed directly to such holders. Assets distributable in respect of our common shares will be distributed to us. Prior to this pro rata distribution, Partnership is required to pay to us sufficient amounts to fund our expenses or other obligations (to the extent related to our role as the general partner or our business and affairs that are conducted through Partnership or its subsidiaries) to ensure that any property and cash distributed to us in respect of the RBI common shares will be available for distribution to holders of RBI common shares in an amount per share equal to distributions in respect of each Partnership exchangeable unit. The terms of the Partnership exchangeable units do not provide for an automatic exchange of Partnership exchangeable units into RBI common shares upon a dissolution or liquidation of Partnership or RBI.

›

Approval of holders of the Partnership exchangeable units is required for an action (such as an amendment to the Partnership agreement) that would affect the economic rights of an exchangeable unit relative to a RBI common share.

A-2

Appendix A

›

The holders of Partnership exchangeable units are indirectly entitled to vote in respect of matters on which holders of our common shares are entitled to vote, including in respect of the election of our directors, through a special voting share of RBI. The special voting share is held by a trustee, entitling the trustee to that number of votes on matters on which holders of RBI common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding. The trustee is required to cast such votes in accordance with voting instructions provided by holders of Partnership exchangeable units. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of an exchangeable unit as to voting, will not exercise those votes. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting.

A more detailed description of certain economic, voting, and other rights, privileges, restrictions, and conditions attaching to the Partnership exchangeable units follows below. For more details, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.

Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights with Respect to RBI

Voting Rights with Respect to RBI

Under the voting trust agreement, RBI has issued one special voting share to the trustee for the benefit of the holders of Partnership exchangeable units (other than RBI and its subsidiaries). The special voting share has the number of votes, which may be cast by the trustee at any meeting at which the holders of RBI common shares are entitled to vote or in respect of any written consent sought by RBI from holders of RBI common shares, equal to the then outstanding number of Partnership exchangeable units (other than Partnership exchangeable units held by RBI and its subsidiaries). Each holder of a Partnership exchangeable unit (other than RBI and its subsidiaries) on the record date for any meeting or shareholder consent at which holders of RBI common shares are entitled to vote is entitled to instruct the trustee to exercise the votes attached to the special voting share for each Partnership exchangeable unit held by the exchangeable unitholder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of a Partnership exchangeable unit as to voting, will not exercise those votes. A holder of Partnership exchangeable units may, upon instructing the trustee, obtain a proxy from the trustee entitling such holder to vote directly at the meeting the votes attached to the special voting share to which the holder of Partnership exchangeable units is entitled.

Notwithstanding the foregoing, in the event that under applicable law any matter requires the approval of the holder of record or the special voting share, voting separately as a class, the trustee will, in respect of such vote, exercise all voting rights: (i) in favor of the relevant matter where the result of the vote of the RBI common shares and the special voting share, voting together as a single class on such matter, was the approval of such matter; and (ii) against the relevant matter where the result of such combined vote was against the relevant matter, provided that in the event of a vote on a proposal to amend the articles of RBI to: (x) effect an exchange, reclassification or cancellation of the special voting share, or (y) add, change or remove the rights, privileges, restrictions or conditions attached to the special voting share, in either case, where the special voting share is permitted or required by applicable law to vote separately as a single class, the trustee will exercise all voting rights for or against such proposed amendment based on whether it has been instructed to cast a majority of the votes for or against such proposed amendment.

The voting trust agreement provides that the trustee will mail or cause to be mailed (or otherwise communicate) to the holders of Partnership exchangeable units the notice of each meeting at which the holders of RBI common shares are entitled to vote, together with the related materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting share, on the same day as RBI mails (or otherwise communicates) the notice and materials to the holders of RBI common shares.

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Appendix A

Statutory Rights with Respect to RBI

Wherever and to the extent that the CBCA confers a prescribed statutory right on a holder of voting shares, RBI has agreed that the holders of Partnership exchangeable units (other than RBI and its subsidiaries) are entitled to the benefit of such statutory rights through the trustee, as the holder of record of the special voting share. The prescribed statutory rights set out in the voting trust agreement include rights provided for in sections 21, 103(5), 137, 138(4), 143, 144, 175, 211, 214, 229, 239 and 241 of the CBCA. Upon the written request of a holder of Partnership exchangeable units delivered to the trustee, provided that certain conditions are satisfied, RBI and the trustee will cooperate to facilitate the exercise of such statutory rights on behalf of such holder so entitled to instruct the trustee as to the exercise thereof, such exercise of the statutory right to be treated, to the maximum extent possible, on the basis that such holder was the registered owner of the RBI common shares receivable upon the exchange of the Partnership exchangeable units owned of record by such holder.

Offers for Units or Shares

The partnership agreement contains provisions to the effect that if a take-over bid is made for all of the outstanding Partnership exchangeable units and not less than 90% of the Partnership exchangeable units (other than units of Partnership held at the date of the take-over bid by or on behalf of the offeror or its associates or associates) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Partnership exchangeable units held by unitholders who did not accept the offer on the terms offered by the offeror. The partnership agreement further provides that for so long as Partnership exchangeable units remain outstanding, (i) RBI will not propose or recommend a formal bid for RBI’s common shares, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of Partnership exchangeable units are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of RBI’s common shares, and (ii) RBI will not propose or recommend a formal bid for Partnership exchangeable units, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of RBI’s common shares are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of Partnership exchangeable units. Canadian securities regulatory authorities may intervene in the public interest (either on application by an interested party or by staff of a Canadian securities regulatory authority) to prevent an offer to holders of common shares of RBI or Partnership exchangeable units being made or completed where such offer is abusive of the holders of one of those security classes that are not subject to that offer.

Description of RBI Share Capital

The authorized share capital of RBI consists of (i) an unlimited number of RBI common shares, (ii) one special voting share, and (iii) 68,530,939 RBI preferred shares, each of which was redeemed for cancellation and may not be reissued. The following is a summary of the material rights, privileges, restrictions, and conditions that attach to RBI’s common shares and special voting share.

RBI Common Shares

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the holders of RBI common shares are entitled to receive notice of and to attend all meetings of the shareholders of RBI and will vote together as a single class with the RBI preferred shares and the special voting share. The holders of RBI common shares are entitled to one vote per RBI common share.

Dividend and Liquidation Entitlements

The holders of RBI common shares are entitled to receive dividends, as and when declared by the board of directors of RBI, in such amounts and in such form as the board of directors of RBI may from time to time determine, subject to the preferential rights of the RBI preferred shares and any other shares ranking prior to the RBI common shares. All dividends declared on the RBI common shares will be declared and paid in equal amounts per share. No dividends will be declared or paid on the RBI common shares except as permitted by the terms of the RBI preferred shares.

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Appendix A

In the event of the dissolution, liquidation or winding-up of RBI, the holders of RBI common shares shall be entitled to receive the remaining property and assets of RBI after satisfaction of all liabilities and obligations to creditors of RBI, after satisfaction of the RBI preferred share liquidation preference and subject to the preferential rights of any other shares ranking prior to the RBI common shares.

Special Voting Share

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the special voting share shall entitle the holder thereof to vote on all matters submitted to a vote of the holders of RBI common shares at any shareholders meeting of RBI and to exercise the right to consent to any matter for which the written consent of the holders of RBI common shares is sought, and will, with respect to any shareholders meeting or written consent, vote together as a single class with the RBI common shares. The holder of the special voting share shall not be entitled to vote separately as a class on a proposal to amend the articles of amendment of RBI to: (i) increase or decrease the maximum number of special voting shares that RBI is authorized to issue, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the special voting share; or (ii) create a new class of shares equal or superior to the special voting share. The holder of the special voting share shall be entitled to attend all shareholder meetings of RBI which the holders of RBI common shares are entitled to attend, and shall be entitled to receive copies of all notices and other materials sent by RBI to its holders of RBI common shares relating to such meetings and any consents sought from the holders of common shares.

The holder of the special voting share is entitled to that number of votes equal to the number of votes which would attach to the RBI common shares receivable by the holders of Partnership exchangeable units upon the exchange of all Partnership exchangeable units outstanding from time to time (other than the Partnership exchangeable units held by RBI and its subsidiaries), determined as of the record date for the determination of shareholders entitled to vote on the applicable matter or, if no record date is established, the date such vote is taken. See “The Partnership Exchangeable Units—Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights With Respect to RBI” above.

Dividend and Liquidation Entitlements

The holder of the special voting share is not entitled to receive dividends and has no entitlements with respect to the property or assets of RBI in the event of the dissolution, liquidation or winding-up of RBI.

Redemption Right

At such time as there are no Partnership exchangeable units outstanding, the special voting share shall automatically be redeemed and cancelled for $1 to be paid to the holder thereof.

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Appendix B

APPENDIX B

GAAP TO NON-GAAP RECONCILIATIONS

Below, we define the non-GAAP financial measures used in this proxy statement, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry.

Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before interest expense, net, (gain) loss on early extinguishment of debt, income tax (benefit) expense, and depreciation and amortization and is used by management to measure operating performance of the business.

Adjusted EBITDA is defined as EBITDA excluding (i) the non-cash impact of share-based compensation and non-cash incentive compensation expense, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net, and (iv) income or expense from non-recurring projects and non-operating activities. For the periods referenced, this included non-recurring fees and expenses incurred in connection with the Firehouse Subs acquisition consisting of professional fees and compensation related expenses as well as costs from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including services related to significant tax reform legislation, regulations and related restructuring initiatives. Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to re-occur in the foreseeable future and the varied timing, size and nature of these projects may cause volatility in our results unrelated to the performance of our core business that does not reflect trends of our core operations. Adjusted EBITDA is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items that management believes are not relevant to management’s assessment of our operating performance. Adjusted EBITDA, as defined above, also represents our measure of segment income for each of our four operating segments.

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Appendix B

	Twelve Months Ended December 31
(in US$ millions)	2021	2020
Segment income:
TH	$997	$823
BK	1,021	823
PLK	228	218
FHS	2	—

Adjusted EBITDA	2,248	1,864
Share-based compensation and non-cash incentive compensation expense(1)	102	84
FHS Transaction costs(2)	18	—
Corporate restructuring and tax advisory fees(3)	16	16
Impact of equity method investments(4)	25	48
Other operating expenses (income), net	7	105

EBITDA	2,080	1,611
Depreciation and amortization	201	189

Income from operations	1,879	1,422
Interest expense, net	505	508
Loss on early extinguishment of debt	11	98
Income tax (benefit) expense(5)	110	66

Net income	$1,253	$750

Organic Growth in Combined Adjusted EBITDA

Revenue growth and Adjusted EBITDA growth, on an organic basis, are non-GAAP measures that exclude the impact of foreign currency exchange rate (“FX”) movements. Management believes that organic growth is an important metric for measuring the operating performance of the business as it helps identify underlying business trends, without distortion from the effects of FX movements. We calculate the impact of FX movements by translating prior year results at current year monthly average exchange rates.

	Actual		2021 vs. 2020		FHS Impact	Impact of FX Movements	Organic Growth
(in US$ millions)	2021	2020	$	%	$	$	$	%
Revenue
TH	$3,342	$2,810	$532	18.9%	$—	$163	$369	12.4%
BK	$1,813	$1,602	$211	13.2%	$—	$13	$198	12.2%
PLK	$579	$556	$23	4.2%	$—	$—	$23	4.1%
FHS	$5	$—	$5	NM	$5	$—	$—	—%

Total Revenues	$5,739	$4,968	$771	15.5%	$5	$176	$590	11.5%

Adjusted EBITDA
TH	$997	$823	$174	21.1%	$—	$47	$127	14.6%
BK	$1,021	$823	$198	24.1%	$—	$8	$190	22.9%
PLK	$228	$218	$10	4.4%	$—	$—	$10	4.3%
FHS	$2	$—	$2	NM %	$2	$—	$—	—%

Adjusted EBITDA	$2,248	$1,864	$384	20.6%	$2	$55	$327	17.1%

Note: Percentage changes may not recalculate due to rounding.

NM – not meaningful

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Appendix B

Footnotes to Reconciliation Tables

(1)

Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2020 and 2021 cash bonus, respectively.

(2)

In connection with the acquisition of Firehouse Subs, we incurred certain non-recurring general and administrative expenses during 2021 primarily consisting of professional fees and compensation related expenses.

(3)

Costs arising primarily from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including services related to significant tax reform legislation, regulations and related restructuring initiatives.

(4)

Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in segment income.

(5)

The effective tax rate for 2021 included a net decrease in tax reserves of $101 million related primarily to expiring statute of limitations for certain prior tax years which decreased the effective tax rate by 7.4%. The effective tax rate for 2020 reflects a $105 million increase in deferred tax assets, consisting of $64 million related to the analysis of final guidance related to the Tax Act received during 2020 and $41 million due to Swiss tax reform transition relief. This increase in deferred tax assets reduced the effective tax rate by 12.9% during 2020.

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Appendix C

APPENDIX C

DESCRIPTION OF INCENTIVE PLANS

Equity Compensation Plan Information

The following table presents information regarding equity awards outstanding under our compensation plans as of December 31, 2021 (amounts in thousands):

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	12,866	$54.80	10,123
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	12,866	54.80	10,123

(1)	The weighted average exercise price does not take into account the common shares issuable upon outstanding RSUs vesting, which have no exercise price.

Burn Rate

	2019	2020	2021
Number of Securities Issued under the 2014 Omnibus Plan (amounts in millions)	3.4	3.3	2.0
Burn Rate	0.7%	0.7%	0.4%

The total number of RBI common shares that can be issued from treasury under our equity compensation plans is as follows:

•

the 2011 Omnibus Plan pursuant to which 126,402 common shares are issuable, representing 0.04% of the issued and outstanding shares of RBI as of March 31, 2022 (0.03% on a fully exchanged basis, assuming that 100% of the outstanding Partnership exchangeable units are exchanged for RBI common shares);

•	the 2012 Omnibus Plan pursuant to which 154,529 common shares are issuable, representing 0.05% of the issued and outstanding shares of RBI as of March 31, 2022 (0.03% on a fully exchanged basis); and

•

the 2014 Omnibus Plan pursuant to which 12,744,443 common shares are issuable pursuant to awards currently outstanding and an additional 8,973,301 are issuable, together representing 7.0% of the issued and outstanding shares of RBI as of March 31, 2022 (4.8% on a fully exchanged basis).

Accordingly, an aggregate of 21,998,674 common shares are currently issuable under all security based compensation arrangements, representing 7.1% of the issued and outstanding shares of RBI as of the Record Date (4.9% on a fully exchanged basis).

The total number of equity awards outstanding which will result in common shares being issued and the percentage such common shares represent of RBI’s currently outstanding capital for our prior plans and the 2014 Omnibus Plan are as follows:

•

the 2011 Omnibus Plan pursuant to which 3 restricted stock unit awards (with 126,402 RSUs under grant) are outstanding, representing 0.04% of the issued and outstanding common shares of RBI as of March 31, 2022 (0.03% on a fully exchanged basis);

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Appendix C

•

the 2012 Omnibus Plan pursuant to which 16 option awards (with 103,848 options under grant) and 3 restricted stock unit awards (with 50,681 RSUs under grant) are outstanding, representing 0.03% and 0.02% of the issued and outstanding common shares of RBI as of March 31, 2022 (0.02% and 0.01% on a fully exchanged basis); and

•

the 2014 Omnibus Plan pursuant to which 413 option awards (with 5,966,631 options under grant) and 2,10 restricted stock unit awards (with 2,991,540 RSUs under grant) and 137 performance shares awards (with 3,786,272 performance share units under grant) are outstanding, representing 1.9%, 1.0% and 1.2% of the issued and outstanding common shares of RBI as of March 31, 2022 (1.3%, 0.7% and 0.8% on a fully exchanged basis).

About the 2014 Omnibus Plan

A summary of the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) is set out below. The purpose of the 2014 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our shareholders and, in general, to further the best interests of RBI and our shareholders.

As of March 31, 2022, 21,717,743 common shares are authorized and issuable under the 2014 Omnibus Plan. This maximum number of common shares can be increased to include any common shares not used to settle awards issued under our prior plans.

Awards Granted

Participants	• Any director, employee or consultant of RBI, its subsidiaries or any of its affiliates is eligible to participate in the 2014 Omnibus Plan

Plan administration	• The Compensation Committee of RBI (the “Committee”) administers the 2014 Omnibus Plan

Stock options

•  The holder receives common shares when options are exercised upon payment of the exercise price

•  Except under certain circumstances described in the 2014 Omnibus Plan, the term of each option will not exceed 10 years

•  The Committee fixes the vesting conditions it deems appropriate when granting options

•  The exercise price per share under an option is determined by the Committee at the time of original grant, however the exercise price will not be less than fair market value of a common share on the date the option is granted

•  To the extent vested and exercisable, options may be exercised in whole or in part at any time during the term, by providing notice and payment in full of the purchase price, which can be paid as follows: (i) in cash or by check, bank draft or money order payable to RBI; (ii) as permitted by law and the Committee, through a payment by the participant’s broker; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having RBI withhold common shares issuable upon exercise of the option, or by payment in full or in part in the form of common shares owned by the participant, based on the Fair market value of the common shares on the payment date as determined by the Committee).

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Appendix C

Awards Granted

Stock appreciation rights (SARs)

•  The Committee may grant stock appreciation rights (“SARs”) under the 2014 Omnibus Plan

•  SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2014 Omnibus Plan (“tandem”)

•  Except under certain circumstances described in the 2014 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years

•  Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value of the share on the date of grant

•  In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option.

Restricted Stock/Restricted Stock Units (RSUs)

•  Shares of restricted stock and restricted stock units (“RSUs”) will be subject to any restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock or the right to receive any dividend or dividend equivalent

Deferred Stock

•  Deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee

•  In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock

Performance awards	• The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals

Other awards

•  The Committee may grant other awards that may be that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares

•  The Committee is also permitted to grant cash-based awards to participants and determine any conditions or terms of such awards

•  The Committee is also permitted to grant equity interests in any entity with respect to which RBI holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership, or other entity. a performance award to a participant payable upon the attainment of specific performance goals

Issue limits

•  The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding common shares at any time or within a one-year period

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or SAR, the number of common shares available for issue under the 2014 Omnibus Plan will be reduced by the same number of shares issued in settlement

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Appendix C

Awards Granted

Value of awards

•  Fair market value of common shares on any relevant grant date means the closing price of our common shares on the TSX (for Canadian participants) or the NYSE (for non-Canadian participants) on the trading day immediately prior to the relevant grant date

Clawback and forfeiture

•  Any award granted after January 1, 2017 is subject to mandatory repayment or forfeiture by the participant to RBI, as applicable, if required pursuant to the terms of the RBI clawback policy or any law rule or regulation which imposes mandatory recoupment under the circumstances

•  The Committee also reserves the right in an award agreement to cause the forfeiture of the gain realized by a participant with respect to an award on account of actions taken, or failed to be taken, by such participant in breach of their obligations under applicable company agreements, obligations or policies

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the 2014 Omnibus Plan

Termination of employment

•  The 2014 Omnibus Plan provides the Committee with discretion to provide in any award agreement, or in an individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement or the end of a performance period

Change in control

•  Unless otherwise provided in an award agreement, in the event of a change in control a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

•  awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

•  the Committee, in its sole discretion, may provide for the purchase of any awards by RBI or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

•  if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines

Financial Assistance	• The 2014 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the exercise of options

Making changes to the 2014 Omnibus Plan

•  The board of directors of RBI may amend, suspend, or terminate the 2014 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2014 Omnibus Plan require the prior approval of the shareholders and must comply with the rules of the TSX

•  The following changes require approval by our Board and our shareholders:

•  an increase in the maximum number of common shares that may be made the subject of awards under the 2014 Omnibus Plan

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Appendix C

Awards Granted

•  making a change or adjustment (other than for a stock dividend, recapitalization, or other transaction where an adjustment is permitted or required under the terms of the plan) that reduces or would have the effect of reducing the exercise price of an option or SAR granted under the plan, whether through amendment, cancellation or replacement grants, or other means

•  increasing the limits on awards that can be made to participants

•  extending the term of an outstanding option or SAR beyond its expiration date, except as specified for awards that expire outside of an established trading window

•  making a change that would permit options granted under the plan to be transferred or assigned other than to settle an estate

•  changing the plan’s amendment provisions that is not either for “housekeeping” purposes or to maintain compliance with applicable laws or regulations

•  Examples of changes the Committee can make without shareholder approval:

•  ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations

•  minor changes of a “housekeeping” nature

•  changing the vesting provision of the 2014 Omnibus Plan or any Award, subject to certain limitations

•  waiving any conditions or rights under any award, subject to certain limitations

•  changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof

•  adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the Plan reserve, and any amendment to a cashless exercise provision

•  adding a form of financial assistance and any amendment to a financial assistance provision which is adopted

•  changing the process by which a participant who wishes to exercise his or her award can do so

•  delegating any and all of the powers of the Committee to administer the 2014 Omnibus Plan to officers of RBI

Transferability

•  Awards are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee or, in limited circumstances, by the holder’s legal representative

•  No awards under the 2014 Omnibus Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner other than by will or the law of descent

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Appendix C

About the 2012 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) is based on the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2012 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2012 Omnibus Plan and no employee, director or other individual are permitted to commence participation in the 2012 Omnibus Plan. As of March 31, 2022, a maximum of 154,529 common shares are authorized and issuable under the 2012 Omnibus Plan. The terms of the 2012 Omnibus Plan are substantially equivalent to the 2014 Omnibus Plan described above.

About the 2011 Omnibus Incentive Plan

The Restaurant Brands International Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) is based on the Burger King Worldwide Holdings, Inc. 2011 Omnibus Plan. All stock options and restricted stock units under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by Burger King Worldwide, Inc. and converted into stock options to acquire common stock and restricted stock units of Burger King Worldwide, Inc., and Burger King Worldwide, Inc. assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. The 2011 Omnibus Plan was amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2011 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2011 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2011 Omnibus Plan and no employee, director or other individual is permitted to commence participation in the 2011 Omnibus Plan. As of March 31, 2022, a maximum of 126,402 common shares are authorized and issuable under the 2011 Omnibus Plan.

Awards Granted

Participants	• Employees, directors, and consultants were eligible to participate in the 2011 Omnibus Plan

Stock options

•  The holder receives common shares when the options are exercised upon payment of the purchase price

•  The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

•  The purchase price per share under an option was determined by the Committee at the time of original grant and was not less than the fair market value of a share on the date of grant.

Restricted Share Units	• The holder has a contractual right to receive one share or the value of one share pursuant to the terms and conditions in the applicable award agreement.

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or restricted share unit, the number of common shares available for issue under the 2011 Omnibus Plan will be reduced by the same number of shares issued in settlement

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Appendix C

Awards Granted

Value of awards

•  Fair market value of common shares on any relevant date means the closing price of our common shares on the NYSE on the date in question (or the preceding date trading day just before the relevant date if there was no trading on the date in question). Prior to the predecessor of BKW becoming public, fair market value was determined by the Committee at the time, acting in good faith

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2011 Omnibus Plan

Plan administration	• The Committee administers the 2011 Omnibus Plan

Termination of employment

•  The 2011 Omnibus Plan provided the Committee with discretion to provide in any award agreement the circumstances in which a stock option or restricted share unit shall be exercised, vested, paid, or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement

Financial Assistance	• The 2011 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the purchase of securities or exercise of awards

Making changes to the 2011 Omnibus Incentive Plan

•  The 2011 Omnibus Plan provides the board of directors of RBI with broad powers to amend the Plan without shareholder approval unless such shareholder approval is required pursuant to TSX or NYSE rules or applicable law

•  The 2011 Omnibus Plan provides the Committee with certain powers, including:

•  make amendments to achieve the stated purposes of the 2011 Omnibus Plan in a tax-efficient manner and to comply with foreign law

•  amend outstanding awards provided that the rights of a participant are not adversely affected (unless changes are made to continue to comply with applicable laws or exchange requirements) and the amendment does not have the effect of reducing the exercise price of the award

•  adjust awards in recognition of certain corporate events where appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2011 Omnibus Plan

Transferability	• Options and restricted share units are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

C-7

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com Security Class Holder Account Number Fold Form of Proxy - Annual General Meeting to be held on June 15, 2022 This Form of Proxy is solicited by and on behalf of Management of Restaurant Brands International Inc. Fold Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management and the Board of Directors. 9. If the meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened meeting. Proxies submitted must be received by 11:59 p.m. (Eastern Time) on June 13, 2022. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free To Receive Documents To Virtually Attend To Vote Using the Internet Electronically the Meeting Go to the following web You can enroll to receive future securityholder You can attend the meeting virtually by site: www.investorvote.com communications electronically by visiting visiting the URL provided on the back of Smartphone? www.investorcentre.com. this proxy. Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 01TGMA

Appointment of Proxyholder I/We, being holder(s) of Restaurant Brands International Inc. common shares hereby appoint: Jill Granat, or failing this person, Jose E. Cil Print the name of the person you are appointing if this person is someone other OR than the Management Nominees listed herein. Note: If completing the appointment box above and you or your appointee intend on attending online YOU MUST go to http://www.computershare.com/RBI and provide Computershare with the name and email address of the person you are appointing. Computershare will use this information ONLY to provide the appointee with a user name to gain entry to the online meeting. If the appointee is attending the meeting in person, this step is NOT required. as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following directions (or if no directions have been given, as the proxyholder sees it) on all proposals set forth below and all other matters that may properly come before the Annual General Meeting of shareholders of Restaurant Brands International Inc. to be held in person at the offices of Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1 and via live webcast online at: https://web.lumiagm.com/463171999 on June 15, 2022 at 8:00 a.m. (Eastern Time) and at any adjournment or postponement thereof. The Board of Directors recommends a vote “FOR” proposals 1, 2, 3 and recommends a vote “AGAINST” proposal 4. 1. Election of Directors For Withhold For Withhold For Withhold Fold 01. Alexandre Behring 02. João M. Castro-Neves 03. Maximilien de Limburg Stirum 04. Paul J. Fribourg 05. Neil Golden 06. Ali Hedayat 07. Golnar Khosrowshahi 08. Marc Lemann 09. Jason Melbourne 10. Giovanni (John) Prato 11. Daniel S. Schwartz 12. Thecla Sweeney For Against Withhold 2. Say-On-Pay Approval, on a non-binding advisory basis, of the compensation paid to named executive officers. For Withhold 3. Appointment of Auditors Appoint KPMG LLP as our auditors to serve until the close of the 2023 Annual General Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration. For Against Withhold 4. Shareholder Proposal Consider a shareholder proposal to report on business strategy in the face of labour market pressure including information on franchisee human capital management. Fold Signature(s) Date Authorized Signature(s) – This section must be completed for your instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are MM / DD / YY indicated above, this Proxy will be voted as recommended by the Board of Directors. TIHQ 334496 AR0 01TGND